   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1997

                                                    REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                                ---------------
                           NOVASTAR FINANCIAL, INC.
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)
                        1900 WEST 47TH PLACE, SUITE 205
                              WESTWOOD, KS 66205
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                               SCOTT F. HARTMAN
         CHAIRMAN OF THE BOARD, SECRETARY AND CHIEF EXECUTIVE OFFICER
                           NOVASTAR FINANCIAL, INC.
                        1900 WEST 47TH PLACE, SUITE 205
                              WESTWOOD, KS 66205
                                (913) 362-1090
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                                  COPIES TO:
           W. LANCE ANDERSON                  PHILLIP R. POLLOCK, ESQ.
 PRESIDENT AND CHIEF OPERATING OFFICER              TOBIN & TOBIN
       NOVASTAR FINANCIAL, INC.           ONE MONTGOMERY STREET, 15TH FLOOR
    1900 WEST 47TH PLACE, SUITE 205            SAN FRANCISCO, CA 94104
          WESTWOOD, KS 66205                       (415) 433-1400
            (913) 362-1090
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At any time and from time to time after the effective date of this Registration Statement.
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check box: [X]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                           PROPOSED       PROPOSED
                                           MAXIMUM        MAXIMUM      AMOUNT OF
  TITLE OF SECURITIES    AMOUNT BEING   OFFERING PRICE   AGGREGATE    REGISTRATION
   BEING REGISTERED       REGISTERED       PER UNIT    OFFERING PRICE     FEE
----------------------------------------------------------------------------------
Common Stock, $0.01 par
 value, For
 Sale by Current
 Stockholders..........   3,549,999         $18.00(1)  $63,899,982.00  $18,855.00
----------------------------------------------------------------------------------
Stock Purchase Warrants
 For Sale by
 Current Stockholders..   3,649,999                                       (2)
----------------------------------------------------------------------------------
Common Stock, $0.01 par
 value, For
 Issuance by the
 Company Pursuant
 to the Exercise of
 Warrants..............   3,649,999(3)      $15.00     $54,749,985.00  $16,155.00
----------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of calculating the registration fee.
(2) No registration fee is payable pursuant to Rule 457(g).
(3) Such number of shares of Common Stock which may be issued by the Company pursuant to the exercise of Warrants.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD OR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY SALE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION DATED DECEMBER 30, 1997

                         7,199,998 SHARES COMMON STOCK
                                                                            LOGO

                       3,649,999 STOCK PURCHASE WARRANTS
                            NOVASTAR FINANCIAL, INC.

  NovaStar Financial, Inc. ("NovaStar" or "the Company"), organized in 1996, is a self-advised and self-managed specialty finance company which: (i) acquires single family residential subprime mortgage loans; (ii) leverages its assets using warehouse facilities, including repurchase agreements; (iii) issues collateralized debt obligations to finance its subprime mortgage loans in the long-term; (iv) purchases mortgage securities in the secondary mortgage market; and (v) manages the resulting combined portfolio of mortgage assets (the "Mortgage Assets") in a tax-advantaged real estate investment trust ("REIT") structure. The Company expects that a primary source of wholesale mortgage loans will be loans originated by NovaStar Mortgage, Inc. ("NovaStar Mortgage"), a taxable affiliate of the Company. Certain directors and officers of the Company also serve as directors and officers of NovaStar Mortgage. Under a separate agreement, NovaStar Mortgage also services mortgage loans owned by the Company.

This Prospectus relates to (i) 3,549,999 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), being offered by the Selling Securityholders ("Selling Securityholders") herein ("Offered Common Stock"),
(ii) 3,649,999 Stock Purchase Warrants ("Warrants"), each Warrant exercisable for one share of the Company's Common Stock, and (iii) 3,649,999 shares of Common Stock issuable upon the exercise of Warrants ("Underlying Common Stock")
                                                           (continued next page)

                               -----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY. THESE RISK FACTORS INCLUDE:
 . The Company's limited        . The lack of loan
  operating history and net      performance data on the
  losses incurred.               Company's loan portfolio
 . The possible forgiveness of    and the expectation of
  incentive notes receivable     increasing delinquency,
  from the Company's             foreclosure and loss rates
  founders, which may            as the portfolio becomes
  materially adversely affect    more seasoned.
  results of operations and    . The Company's inability to
  dividends paid for the         hedge against potential
  affected period.               interest rate changes.
 . Dependence on key            . The potential inability of
  personnel.                     the Company to acquire
 . The possibility of failure     Mortgage Assets in the
  to maintain REIT status,       secondary market at
  which would subject the        favorable yields.
  Company to tax as a regular  . Restrictions on ownership
  corporation.                   of capital stock in the
 . The potential effects of       charter, which may inhibit
  unexpected or rapid changes    market activity in the
  in interest rates, which       Common Stock and discourage
  would negatively impact the    takeover attempts.
  results of operations from
  the subprime mortgage
  lending business.
 . The generally higher risk
  of delinquency and
  foreclosure on Company's
  subprime mortgage loans
  which may result in higher
  levels of realized losses.

                               -----------------

 THESE  SECURITIES HAVE  NOT BEEN  APPROVED OR DISAPPROVED  BY THE  SECURITIES
   AND EXCHANGE  COMMISSION NOR HAS  THE SECURITIES AND  EXCHANGE COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         PRICE TO    UNDERWRITING  PROCEEDS TO
                                          PUBLIC       DISCOUNT     COMPANY(1)
--------------------------------------------------------------------------------
Per exercised Warrant...............      $15.00        $0.00         $15.00
--------------------------------------------------------------------------------
Total...............................  $54,749,985.00    $0.00     $54,749,985.00

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Before deducting expenses payable by the Company, estimated to be $150,000.

                               -----------------

              THE DATE OF THIS PROSPECTUS IS DECEMBER [  ], 1997.

(the "Offering"). The Warrants are exercisable until the third anniversary of the date of this Prospectus at an exercise price of $15.00 per Warrant, and are subject to certain anti-dilution protections. See "Description of Warrants." For purposes of this Prospectus, the Offered Common Stock, the Warrants and the Underlying Common Stock issuable upon the exercise of Warrants are referred to hereinafter as the "Securities" unless the context requires otherwise.

  The Offered Common Stock, the Warrants and the Underlying Common Stock subsequently acquired by the Selling Securityholders pursuant to the exercise of Warrants, may be offered for sale from time to time by the Selling Securityholders named herein, or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Under certain circumstances, the Selling Securityholders and any broker-dealers that act in connection with the sales of such Common Stock or Warrants may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts and other compensation paid to such persons may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Company will not receive any proceeds from the sale of Offered Common Stock or Warrants by the Selling Securityholders. The Company will receive the proceeds from the issuance and sale of the Underlying Common Stock pursuant to the exercise of the Warrants. The Company will bear the costs relating to the registration of the Common Stock or Warrants being offered hereby, estimated to be approximately $150,000.

  The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "NFI." On December 29, 1997, the last reported sale price for the Common Stock on the NYSE was $15.38 per share. The Company has applied to list the Warrants on the NYSE. See "Market Prices and Dividend Date."

  The Company began operations in December 1996 following the closing of a private placement of units (the "Private Placement"), each consisting of one share of the former Class A Convertible Preferred Stock (the "Preferred Stock") and one Warrant exercisable for a share of Common Stock at $15.00 regardless of any prevailing market price (together, a "Unit"). In the Private Placement, the Company's two founders each acquired Units paid for by delivering to the Company promissory notes, each in the amount of $1,624,995, bearing interest at eight percent per annum and secured by the Units acquired. The principal amount of the notes was divided into three equal tranches. Principal due on each tranche will be forgiven by the Company if the return to Private Placement investors meets certain benchmarks and the Company will then recognize a non-cash charge against earnings. Such charges against earnings could have a material adverse effect on the Company's results of operations and dividends paid to stockholders for the affected period. See "Risk Factors" and "Management-Executive Compensation."

                           -------------------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SHARES OF COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS AND PURCHASES IN THE OPEN MARKET, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN COMMON STOCK ON THE NEW YORK STOCK EXCHANGE IN ACCORDANCE WITH RULE 10-B6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.........................................................    4
 The Company...............................................................    4
 Summary Risk Factors......................................................    6
 Business Strategies and Advantages........................................    8
 Mortgage Lending Strategies...............................................    8
 Portfolio Management Strategies...........................................    9
 Competitive Advantages....................................................   10
 Structural Benefits.......................................................   10
 Dividend Policy, Distributions and Reinvestment...........................   12
 The Offering..............................................................   12
 Recent Developments.......................................................   14
 Summary Financial and Other Data..........................................   14
RISK FACTORS...............................................................   15
 Overall Enterprise of the Company.........................................   15
 Limited Operating History of the Company and..............................   15
 Net Losses Incurred.......................................................   15
 Forgivable Notes May Adversely Affect Results of Operations...............   15
 Dependence on Key Personnel for Successful Operations.....................   16
 Limited Experience of Management in Starting-up New Business..............   16
 Need for Additional Equity Financing to Support Future Growth.............   16
 Consequences of Failure to Maintain REIT Status:
 Company Subject to Tax as a Regular Corporation...........................   16
 Lack of Voting Control of Taxable Affiliates..............................   16
 Consequences of Failure to Qualify for Investment Company Act Exemption...   17
 Future Revisions in Policies and Strategies at the Discretion of Board of
  Directors................................................................   17
Subprime Mortgage Lending Operation........................................   17
 Changes in Interest Rates May Adversely Affect Results
  of Operations............................................................   17
 Intense Competition in the Subprime Mortgage Industry.....................   17
 High Loan-to-Value Products...............................................   18
 Higher Delinquency and Loss Rates with Subprime Mortgage Borrowers........   18
 Availability of Funding Sources...........................................   18
 Dependence Upon Independent Brokers and Correspondents....................   18
 Legislation and Regulation................................................   19
 Elimination of Lender Payments to Brokers.................................   20
 Environmental Liabilities.................................................   20
 Acquisition and Management of a Portfolio of Mortgage Assets..............   20
 General Economic and Financial Conditions May Affect Results of
  Operations...............................................................   20
 Decrease in Net Interest Income Due to Interest Rate Fluctuations.........   21
 Interest Rate Indices on Company Borrowings Differ from Indexes on Related
  Mortgage Assets..........................................................   21
 Changes in Anticipated Prepayment Rates May Adversely Affect Net Interest
  Income...................................................................   22
 Failure to Hedge Effectively Against Interest Rate Change May Adversely
  Affect Results of Operations.............................................   23
 Limitations on Effective Hedging..........................................   23
 Potential Adverse Effect of the Use of Financial Instruments in Hedging...   24
 Loss Exposure on Single Family Mortgage Assets............................   24

 Increased Loss Exposure on Subprime Mortgage Loans........................   25
 Market Factors May Limit the Company's Ability to Acquire Mortgage Assets
  at Yields Which Are Favorable Relative to Borrowing Costs................   25
 Substantial Leverage and Potential Net Interest and Operating Losses in
  Connection with Borrowings...............................................   26
 Failure to Refinance Outstanding Borrowings on Favorable Terms May Affect
  Results of Operations....................................................   26
 Impact of Decline in Market Value of Mortgage Assets: Margin Calls........   27
 Dependence on Securitization Market.......................................   27
 Lack of Loan Performance Data.............................................   28
 Illiquidity of Investments................................................   28
 Lack of Geographic Diversification........................................   28
 Investment in Common Stock in the Offering................................   28
 Restrictions on Ownership of Capital Stock: Anti-takeover Effect..........   28
 Effect on Stockholders of Potential Future Offerings......................   29
 No Assurance of Active Public Trading Market..............................   30
 Possible Volatility of Stock Price........................................   30
 Securities Eligible for Future Sale.......................................   30
THE COMPANY................................................................   31
USE OF PROCEEDS............................................................   31
DIVIDEND POLICY AND DISTRIBUTIONS..........................................   32
DIVIDEND REINVESTMENT PLAN.................................................   32
CAPITALIZATION.............................................................   33
MARKET PRICES AND DIVIDEND DATA............................................   33
SELECTED FINANCIAL AND OTHER DATA..........................................   34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............................   35
 Overview..................................................................   35
 Forgivable Notes Receivable from Founders.................................   36
 Financial Condition as of September 30, 1997..............................   36
 Results of Operations--Nine Months Ended September 30, 1997...............   38
 Liquidity and Capital Resources...........................................   48
 Inflation.................................................................   49
 Impact of Recently Issued Accounting Pronouncements.......................   49
BUSINESS...................................................................   50
 Mortgage Lending Operation Portfolio Management...........................   50
MANAGEMENT.................................................................   68
 Directors and Executive Officers..........................................   68
 Terms of Directors and Officers...........................................   70
 Committees of the Board...................................................   70
 Compensation of Directors.................................................   71
 Compensation Committee Interlocks.........................................   71
 Executive Compensation....................................................   71
 Stock Option Grants.......................................................   72
PRINCIPAL SECURITYHOLDERS..................................................   77
CERTAIN TRANSACTIONS.......................................................   79
FEDERAL INCOME TAX CONSIDERATIONS..........................................   86
DESCRIPTION OF CAPITAL STOCK...............................................   95
DESCRIPTION OF WARRANTS....................................................  100
LEGAL MATTERS..............................................................  102
EXPERTS....................................................................  103
AVAILABLE INFORMATION......................................................  103
GLOSSARY...................................................................  104
FINANCIAL STATEMENTS.......................................................  F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing in this Prospectus. Certain capitalized and other terms used herein shall have the meanings assigned to them in the Glossary beginning at page 104. The Company's current taxable affiliates include NFI Holding Corporation ("Holding"), which owns NovaStar Mortgage, Inc. ("NovaStar Mortgage"). The Company owns 100 percent of the preferred stock of Holding, for which it receives 99 percent of the dividends paid by Holding. Holding wholly-owns NovaStar Mortgage. The Company and its taxable affiliates share common management. The Company's founders serve as the sole directors of Holding and Mortgage. See "Prospectus Summary--Organization Structure" and "Management." NovaStar Mortgage serves as a vehicle for loan origination--a primary source of Mortgage Assets for the Company. NovaStar Mortgage also services loans for the Company. The Company also has two wholly-owned, REIT-qualifying subsidiaries, NovaStar Assets Corporation ("NAC") and NovaStar Certificates Financing Corporation ("NCFC"), both Delaware corporations.

                                  THE COMPANY

GENERAL

  NovaStar Financial, Inc. ("NovaStar" or "the Company") is a specialty finance company which:

    (i) acquires single family residential subprime mortgage loans;

    (ii) leverages its assets using warehouse facilities, including repurchase agreements;

    (iii) issues collateralized debt obligations to finance its subprime mortgage loans in the long-term;

    (iv) purchases mortgage securities in the secondary mortgage market; and

    (v) manages the resulting combined portfolio of Mortgage Assets in a tax-advantaged REIT structure.

  The Company was incorporated and initially capitalized on September 13, 1996. As a result of the Private Placement offering on December 9, 1996, the Company received net proceeds of $47 million. The Company completed its initial public offering of 4,059,500 shares of Common Stock (the "IPO" or the "Initial Public Offering") on December 1, 1997, receiving net proceeds (i.e., less the underwriting discount but prior to deducting the expenses of the IPO) of $68 million. Upon closing of the IPO, each share of Preferred Stock automatically converted into a share of Common Stock and the Warrants detached and became separately transferable.

  NovaStar Mortgage originates subprime residential mortgage loans through a nationwide network of unaffiliated wholesale loan brokers and correspondents. For the nine months ended September 30, 1997, NovaStar Mortgage originated $227 million in subprime mortgage loans, including $51.3 million in the month of September. The Company expects that its primary source of wholesale loan acquisitions will be from the purchase of loans from NovaStar Mortgage. Through September 30, 1997, the Company has acquired all loans originated by NovaStar Mortgage. In addition, the Company has purchased bulk pools of loans from independent entities.

  Based on industry sources, the estimated size of the subprime mortgage loan market in 1997 was approximately $85 to $150 billion in annual originations. Historically, the subprime mortgage loan market has been a highly fragmented niche market dominated by local brokers with direct ties to investors who owned and serviced this relatively higher margin, riskier product. Although there have recently been several new entrants into the subprime mortgage loan business, the Company believes the subprime mortgage market is still highly fragmented, with no single competitor having more than a six percent market share. The growth and profitability of its subprime mortgage loan market, the demise of numerous financial institutions in the late 1980s which had served this market, and reduced profits and mortgage loan volume at traditional financial institutions have together drawn new participants and capital to the subprime mortgage loan market. See "Business--Mortgage Lending Operation--Market Overview."

  The Company's borrowers generally have substantial equity in the property securing the loan, but are considered "subprime" borrowers because they have impaired or limited credit profiles or higher debt-to-income ratios than traditional mortgage lenders allow. See "Business--Mortgage Lending Operation-- Underwriting and Quality Control Strategy." The Company's borrowers also include individuals who, due to self-employment or other circumstances, have difficulty verifying their income. These types of borrowers are generally willing to pay higher mortgage loan origination fees and interest rates than those charged by conventional lending sources. Because these borrowers typically use the proceeds of the loans to consolidate and refinance debt and to finance home improvements, education and other consumer needs, loan volume is expected to be less dependent on general levels of interest rates or home sales and therefore less cyclical than conventional mortgage lending. Although the Company's underwriting guidelines include five levels of risk classification, 72 percent of the principal balance of the loans originated and purchased by the Company in 1997 were to borrowers within the Company's two highest credit grades (A and A-). See "Business--Mortgage Lending Operation-- Underwriting and Quality Control Strategy." One important consideration in underwriting subprime loans is the nature and value of the collateral securing the loans. The Company believes that the amount of equity present in the real estate securing its loans mitigates the risks inherent in subprime lending. In that regard, approximately 91 percent of the loans originated and purchased in 1997 were secured by borrowers' primary residences. The maximum loan-to-value ratio allowed for first mortgage borrowers in the Company's highest credit grade is 90 percent. However, the average loan-to-value ratio on loans originated by NovaStar Mortgage and purchased by the Company in 1997 was approximately 78 percent. Substantially all of the loans purchased by the Company during 1997 were secured by first mortgages.

  The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the Company is generally not subject to federal income tax to the extent that it distributes its earnings to stockholders and maintains its qualification as a REIT. See "Federal Income Tax Considerations." The Company has elected REIT status primarily for the tax advantages associated with that structure. Management believes the REIT structure is the most desirable for owning Mortgage Assets due to the elimination of corporate-level income taxation. In addition, because the Company is not structured as a traditional financial institution which accepts deposits, it is subject to substantially less regulatory oversight and expects to incur lower compliance expenses compared to banks, thrifts and many other originators or holders of Mortgage Assets. The Company is self-advised and self-managed.

MANAGEMENT

  Messrs. Hartman and Anderson and other members of senior management have generally worked exclusively for established business organizations during their careers and have limited or no experience in starting up a new business entity such as the Company. In addition, the members of management of the Company do not have experience working together as a management team.

  Executive Officers. Scott F. Hartman, Chairman and Chief Executive Officer, is a former executive officer of Dynex Capital, Inc., formerly Resource Mortgage Capital, Inc. ("Dynex"), a New York Stock Exchange REIT. From February 1995 to May 1996, Mr. Hartman managed Dynex's mortgage investment portfolio and loan securitization program. Mr. Hartman also serves as a Director and Vice-Chairman of NovaStar Mortgage.

  W. Lance Anderson, President and Chief Operating Officer, is also a former executive officer of Dynex. From February 1994 to May 1996, Mr. Anderson served as president of Dynex's single family mortgage loan affiliate, Saxon Mortgage, Inc. ("Saxon"). Prior to becoming President of Saxon, Mr. Anderson served as Executive Vice President in charge of sales, marketing, underwriting and operations. Mr. Anderson also serves as Chairman of the Board of Directors, President and Chief Executive Officer of NovaStar Mortgage.

  Mark J. Kohlrus, Senior Vice President, Treasurer and Chief Financial Officer (for the Company and NovaStar Mortgage), was previously in the Financial Services practice of KPMG Peat Marwick LLP.

  Other Senior Officers. James H. Anderson, Senior Vice President and National Sales Manager for NovaStar Mortgage, was most recently President of his own marketing consulting firm. Prior to that, he was Regional Vice President of Marketing for Saxon Mortgage.

  Manuel X. Palazzo, Senior Vice President and Chief Credit Officer (for the Company and NovaStar Mortgage), was most recently Senior Vice President of Credit and Administration for Long Beach Mortgage Company. Mr. Palazzo has been involved in the consumer finance industry since 1972.

  Christopher S. Miller, Senior Vice President and Servicing Manager of NovaStar Mortgage, previously managed the collection operations of Option One Mortgage Corporation.

  See "Management" for further information regarding management of the Company.

                              SUMMARY RISK FACTORS

  Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the factors set forth in "Risk Factors." These risk factors include:

  . Limited Operating History of the Company and Net Losses Incurred. The
    Company has not yet developed an extensive earnings history or experienced a wide variety of interest rate or market conditions. Historical operating performance may be of limited relevance in predicting future performance. For the period since inception to December 31, 1996 and for the nine months ended September 30, 1997, the Company has incurred net losses.

  . Forgivable Notes May Adversely Affect Results of Operations. In the
    Company's Private Placement, Messrs. Hartman and Anderson each acquired Units paid for by delivering to the Company promissory notes. Principal due on the notes will be forgiven by the Company if the return to Private Placement investors meets certain benchmarks. The non-cash charge against earnings resulting from forgiveness of the notes could have a material adverse effect on the Company's results of operations and dividends paid to stockholders during periods forgiven. See "Management."

  . Dependence on Key Personnel for Successful Operations. Operations of the
    Company and NovaStar Mortgage depend heavily upon the contributions of Scott Hartman and Lance Anderson, both of whom would be difficult to replace. The loss of either of these individuals could have a material adverse effect upon those Companies' businesses and results of operations. The Company has entered into employment agreements with these individuals which provide for initial terms through December 31, 2001. The employment agreements contain compensation arrangements including base salaries, incentive bonuses and severance arrangements. Each employment agreement also provides that if the employee terminates his employment without "good reason" prior to expiration of the term of the agreement, certain incentive and severance benefits will be forfeited and a restriction against competing with the Company will become effective. Although the Company believes these forfeiture and non-compete provisions would generally be enforceable, there can be no assurance that the employee will not elect to terminate the agreement early despite these provisions and no longer remain in the Company's employ. See "Management--Executive Compensation."

  . Limited Experience of Management in Starting-up New Business. Messrs.
    Hartman and Anderson and other members of senior management have generally worked exclusively for established business organizations during their careers and have limited or no experience in starting up a new business entity such as the Company. In addition, the members of management of the Company do not have experience working together as a management team.

  . Consequence of Failure to Maintain REIT Status: Company Subject to Tax as a Regular Corporation. If the Company fails to maintain its qualification as a REIT, the Company will be subject to federal income tax as a regular corporation. The Company intends to conduct its business at all times in a manner consistent with the REIT provisions of the Code.

  . Changes in Interest Rates May Adversely Affect Results of Operation. The
    Company's results of operations are likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect the ability of the Company to acquire mortgage loans in expected volumes necessary to support fixed overhead expense levels.

  . Intense Competition in the Subprime Mortgage Industry. The Company and
    NovaStar Mortgage will face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and certain other mortgage REITs. The increasing level of capital resources being devoted to subprime mortgage lending may increase the competition among lenders to originate or purchase subprime mortgage loans and result in either reduced interest income on such mortgage loans compared to present levels or revised underwriting standards permitting higher loan-to-value ratios on properties securing subprime mortgage loans.

  . Higher Delinquency and Loss Rates with Subprime Mortgage Borrowers.
    Lenders in the subprime mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. Loans made to subprime mortgage borrowers generally entail a higher risk of delinquency and foreclosure than loans made to borrowers with better credit and may result in higher levels of realized losses. The failure of the Company to adequately address the risks of subprime lending would have a material adverse impact on the Company's results of operations, financial condition and business prospects.

  . Lack of Loan Performance Data. The mortgage loans purchased by the Company have been outstanding for a relatively short period of time. Consequently, the delinquency, foreclosure and loss experience of these loans to date may not be indicative of future results. It is unlikely that the Company will be able to sustain delinquency, foreclosure and loan loss rates at their present levels as the portfolio becomes more seasoned.

  . Availability of Funding Sources. The Company and NovaStar Mortgage are currently dependent upon a few lenders to provide the primary credit facilities for its funding of mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements could have a material adverse effect on the Company's lending operations.

  . Decrease in Net Interest Income Due to Interest Rate Fluctuations.
    Interest rate fluctuations may affect the Company's earnings as a result of potential changes in the spread between the interest rates on its borrowings and the interest rates on its Mortgage Assets. In addition, mortgage prepayment rates vary depending on such factors as mortgage interest rates and market conditions. Changes in anticipated prepayment rates may adversely affect the Company's earnings.

  . Failure to Effectively Hedge Against Interest Rate Changes May Adversely
    Affect Results of Operations. Asset/liability management hedging strategies involve risk and may not be effective in reducing the Company's exposure to interest rate changes. Moreover, compliance with the REIT provisions of the Code may prevent the Company from effectively implementing the strategies that the Company determines, absent such compliance, would best insulate the Company from the risks associated with changing interest rates.

  . Loss Exposure on Single Family Mortgage Assets. A substantial portion of the Mortgage Assets of the Company consists of (i) single family mortgage loans or (ii) pass-through certificates and CMOs ("Mortgage Securities") evidencing interests in single family mortgage loans. The Company will be subject to the risk of loss on such Mortgage Assets arising from borrower defaults to the extent not covered by third-party credit enhancement.

  . Market Factors May Limit the Company's Ability to Acquire Mortgage Assets at Yields Which are Favorable Relative to Borrowing Costs. Despite management's experience in the acquisition of Mortgage Assets and its relationships with various mortgage suppliers, there can be no assurance that the Company will be able to acquire sufficient Mortgage Assets from mortgage suppliers at spreads above the Company's cost of funds.

  . Restrictions on Ownership of Capital Stock: Anti-takeover Effect. In order for the Company to meet the requirements for qualification as a REIT, the Charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of Common Stock in excess of 9.8 percent of the outstanding shares. This restriction may inhibit market activity and the resulting opportunity for the holders of the Company's Common Stock to receive a premium for their stock that might otherwise exist in the absence of such restrictions. See "Risk Factors-- Restrictions on Ownership of Capital Stock: Anti-takeover Effect."

                       BUSINESS STRATEGIES AND ADVANTAGES

  There are two general aspects to the business of the Company: (i) mortgage lending through the Company's taxable affiliate--NovaStar Mortgage, primarily in the subprime market; and (ii) management of a portfolio of Mortgage Assets, including Mortgage Assets acquired from NovaStar Mortgage and through secondary market purchases.

MORTGAGE LENDING STRATEGIES

  A primary source of Mortgage Assets for the Company are Subprime Mortgage loans originated by NovaStar Mortgage. NovaStar Mortgage is a taxable affiliate of and shares common management with the Company. Following are strategies followed by NovaStar Mortgage in its mortgage lending operations and the impact of those strategies on the loan portfolio of the Company as of and for the nine months ended September 30, 1997.

  . NovaStar Mortgage uses its sales force to establish a nationwide network of unaffiliated loan brokers and correspondents and competes for their origination volume by offering subprime mortgage products at competitive prices delivered with responsive customer service. Management believes that this network allows for the Company to acquire mortgage assets at more attractive prices than are available through secondary market purchases. As of September 30, 1997, the mortgage lending operation of NovaStar Mortgage had a staff of 72, including 29 account executives organized in three regions throughout the United States.

  . Focus is placed on originating mortgage loans that have adjustable rates in order to mitigate interest rate risk. For the nine months ended September 30, 1997, 90 percent of NovaStar Mortgage's wholesale mortgage loan originations had adjustable rates. As of September 30, 1997, 80 percent of the Company's mortgage loan portfolio had adjustable rates.

  . Prepayment penalties, generally through a loan's first two years, are emphasized in mortgage loan originations to protect the Company from the impact of early prepayments on loans purchased at a premium. For the nine months ended September 30, 1997, 73 percent of NovaStar Mortgage's wholesale mortgage loan originations had prepayment penalties. As of September 30, 1997, 66 percent of the Company's mortgage loan portfolio had prepayment penalties.

  . Centralized loan underwriting, appraisal evaluation, loan funding and loan pricing are used to assist in maintaining control over risks and expenses.

  . Emphasis is placed on the use of early intervention, aggressive collection and loss mitigation techniques in the servicing process designed to manage and reduce delinquencies and minimize losses in its mortgage loans portfolio. NovaStar Mortgage has put in place an experienced management team and staff to service its mortgage loans.

  Since inception, NovaStar Mortgage has concentrated on obtaining experienced professionals and developing the infrastructure for its wholesale mortgage loan origination operation. NovaStar Mortgage opened its wholesale origination operation in late January 1997 and originated its first mortgage loan in February 1997. Loan production has increased during 1997 as shown below. All loans originated by NovaStar Mortgage through September 30, 1997 were acquired upon funding by the Company.

                                                    WHOLESALE MORTGAGE LOAN
                                                          ORIGINATIONS
                                                --------------------------------
                                                NUMBER OF LOANS PRINCIPAL AMOUNT
                                                --------------- ----------------
                                                                 (IN THOUSANDS)
      1996:....................................       --            $   --
      1997:
        January................................       --                --
        February...............................         17             2,941
        March..................................         51             9,747
        April..................................        132            19,219
        May....................................        173            29,964
        June...................................        204            28,509
        July...................................        271            35,228
        August.................................        365            50,073
        September..............................        389            51,280
                                                     -----          --------
          Total................................      1,602          $226,961
                                                     =====          ========

  During the nine months ended September 30, 1997, the Company also acquired Mortgage Assets through the acquisition of bulk pools of mortgage loans and agency-issued Mortgage Securities with aggregate principal amounts of $207.2 million and $370.6 million, respectively.

PORTFOLIO MANAGEMENT STRATEGIES

  In its portfolio management, the Company:

  . acquires mortgage securities and mortgage loans which satisfy the Company's requirements for its overall asset/liability strategy;

  . borrows funds under repurchase agreements and other warehouse facilities to finance subprime mortgage loan acquisitions and mortgage securities acquisitions.

  . will issue debt obligations securitized by mortgage loans to provide long-term non-recourse financing;

  . monitors interest rate sensitivity through progressive analytical techniques and seeks to mitigate interest rate risk by using various hedging techniques to match the cost and terms of funding sources with that of the yield and terms of Mortgage Assets; and

  . adheres to its Capital Allocation Guidelines ("CAG") in the application of equity and debt financing to acquire Mortgage Assets.

  The Company uses a combination of equity and borrowings to finance its acquisition of Mortgage Assets. All investments are evaluated in the context of the CAG and investment policy, both of which have been approved by the Board of Directors. The Company will use leverage to enhance the return to stockholders. The CAG detail the borrowing limits to be used given the composition of Mortgage Assets. Management focuses on the CAG to determine the appropriate amount of equity and borrowings to balance the risks and returns associated with potential investments and the existing portfolio. Until the Company is fully leveraged, the Company will not reach its full earnings potential. During the nine month period ended September 30, 1997, the Company has operated at substantially below a fully leveraged position based upon the CAG.

COMPETITIVE ADVANTAGES

  Principal competition in the business of originating, acquiring and servicing subprime mortgage loans are financial institutions such as banks, thrifts and other independent wholesale mortgage lenders, and certain other mortgage acquisition companies structured as REITs. The Company's principal competition in the business of holding mortgage loans and Mortgage Securities are life insurance companies, institutional investors such as mutual funds and pension funds, other well-capitalized publicly-owned mortgage lenders and certain other mortgage acquisition companies structured as REITs. The Company anticipates that it will be able to effectively compete due to its:

    (i) experienced management team;

    (ii) tax advantaged status as a REIT;

    (iii) vertical integration through its relationship with NovaStar Mortgage, which originates and services mortgage loans;

    (iv) freedom from certain regulatory-related administrative and oversight costs;

    (v) direct access to capital markets to securitize its assets; and

    (vi) cost-efficient operations.

STRUCTURAL BENEFITS

  The REIT tax status is a primary distinction between the Company and its competitors. The Company will attempt to maximize its after-tax return advantage over non-REIT financial companies by holding Mortgage Assets and earning REIT-qualifying income over time through the Company.

  Generally, the Company does not intend to sell its mortgage loans in order to realize gain on sale for financial accounting or tax reporting purposes. Rather, the Company intends to finance its mortgages through structured debt vehicles where the emphasis is on earning net interest income and not taking gain on the sale of assets. The Company's strategy is to build and hold a portfolio of Mortgage Assets for investment that generates a net interest margin over time and allows the Company to take full advantage of its REIT status. While selling mortgage loans presents greater earnings and taxable income during the period of production (assuming constant portfolio assumptions) due to the current income recognition of the present value of future cash flows, management believes that over the long term the Company will produce a tax-advantaged stream of income and a more stable dividend flow to stockholders because its earnings will be dependent on the size of the Company's portfolio of Mortgage Assets, rather than on its quarterly mortgage loan production level. The accounting for gain on sale presents, as current income, the present value of expected future cash flows from the mortgage loans sold. Future performance expectations are subject to revision should actual losses, interest rates and prepayment experience differ from the assumed levels. Holding the mortgage loans as investments allows the Company to record income as interest is earned. While management intends to aggressively manage costs in all production cycles, holding the mortgage loans and recording income as interest is earned provides management the flexibility to reduce its mortgage loan production rate during periods in which management believes the market conditions for subprime mortgage loans are unattractive without necessarily experiencing an immediate decline in net income. Companies utilizing gain on sale accounting will typically experience a decline in net income during periods of declining mortgage loan origination volume.

  The Company believes it has an advantage over other mortgage REITs through its infrastructure that allows the Company to acquire wholesale loan production through its taxable affiliate, NovaStar Mortgage at a total cost lower than purchasing those mortgage loans in the secondary market. Moreover, the Company's relationship with NovaStar Mortgage results in a vertically integrated organization which is self-advised and self-managed. Because of this integration, there are no potential conflicts between the interests of the mortgage lending operation and the portfolio management operation. Such conflicts can arise in REITs where the incentives and interest of management are dependent on asset size rather than return on equity or stockholder returns. Conflict may arise in entities which have external management contracts or situations where management's compensation is not directly related with the company's performance or return to stockholders. The Company's primary management incentive programs are dependent on return on equity (the annual bonus plan, of which half is paid in stock) and stock price appreciation (forgivable loans to founders and stock option plan). See "Management--Executive Compensation."

  The Company files its own income tax return, while Holding files consolidated income tax returns that include NovaStar Mortgage. This structure is designed to legally separate the mortgage loan origination operations from the REIT entity, and allows for certain activities and transactions to be entered into by NovaStar Mortgage, Inc., while preserving the REIT status of The Company. These activities include such items as the sale of assets, certain hedging techniques and certain forms of indebtedness. Holding was formed in order to provide an efficient means of adding additional taxable affiliates to the organization.

  Scott Hartman and Lance Anderson own 100 percent of the voting common stock of Holding. Holding was capitalized through the purchase of common stock by Scott Hartman and Lance Anderson in the amount of $20,000, and the purchase of non-voting preferred stock by the Company in the amount of $1,980,000. Mr. Hartman and Mr. Anderson receive one percent of the economic benefits derived from dividends and distributions of Holding as a result of their common stock ownership. The Company receives 99 percent of the dividends of Holding as a result of its preferred stock ownership. Accordingly, the Company indirectly receives 99 percent of the dividends of NovaStar Mortgage by virtue of its ownership interest in Holding. In addition, Mr. Hartman and Mr. Anderson serve as the sole Directors of both Holding and NovaStar Mortgage.

  In contracts with the Company, NovaStar Mortgage has agreed to (i) sell subprime mortgage loans it originates to the Company, (ii) service subprime mortgage loans for the Company and (iii) provide certain administrative services to the Company. Without voting control of NovaStar Mortgage, there can be no assurance that these contracts, which are subject to renewal, will continue indefinitely. In addition, while Messrs. Hartman and Anderson have entered into an agreement of shareholders which contains certain management and control provisions and restrictions on transfer of Holding common stock, there can be no assurance that the agreement will be enforced in a timely manner against the individuals, their heirs or representatives. See "Risk Factors-- Lack of Voting Control of Taxable Affiliates" and "Certain Transactions-- Transactions with Management."

                                      LOGO

                DIVIDEND POLICY, DISTRIBUTIONS AND REINVESTMENT

  The Company generally intends to distribute to stockholders each year substantially all of its net taxable income (which does not ordinarily equal net income as determined in accordance with generally accepted accounting principles) to qualify for the tax benefits accorded to REITs under the Code. The Company has declared dividends of $0.05 per share for each of the first and second quarters and $0.08 per share for the third quarter of 1997. All these dividends were declared on Preferred Stock. Following the closing of the IPO, the Company intends to declare quarterly dividends on its Common Stock. The first such dividend, for the fourth quarter of 1997, was declared for $0.10 per share of Common Stock.

  The Company intends to distribute any taxable income remaining after the distribution of the regular quarterly dividends annually in a special dividend on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the taxable income and financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors deems relevant.

  The Company expects to adopt a dividend reinvestment plan ("DRP") for stockholders who wish to reinvest their quarterly dividends in additional shares of Common Stock. Generally, under a DRP, dividends paid with respect to shares of Capital Stock are automatically invested in additional shares of Common Stock at a discount to the then current market price.

  Stockholders who own more than a specified number of shares of Common Stock will be eligible to participate in the DRP following the effectiveness of the registration of securities issuable thereunder. This Offering is not related to the proposed DRP, nor has the Company prepared or filed a registration statement with the SEC registering the shares to be issued under the DRP. Prior to buying shares through the DRP, participants will be provided with a DRP prospectus which will constitute a part of such DRP registration statement. The Company's transfer agent will act as the trustee and administrator of the DRP (the "Agent").

  Stockholders will not be automatically enrolled in the DRP. Each stockholder desiring to participate in the DRP must complete and deliver to the Agent an enrollment form, which will be sent to each eligible stockholder following the effectiveness of the registration of the shares to be issued under the DRP. Participation in the DRP will commence with all dividends and distributions payable after receipt of a participant's authorization, provided that the authorization must be received by the Agent at least two business days prior to the record date for any dividends in order for any stockholder to be eligible for reinvestment of such dividends.

                                  THE OFFERING

SECURITIES OFFERED

  This Prospectus covers (a) offerings by Selling Securityholders of up to 3,549,999 shares of issued and outstanding Offered Common Stock and 3,649,999 Warrants that are owned by the Selling Securityholders at the date of this Prospectus and up to 3,649,999 shares of Underlying Common Stock that may be subsequently acquired by the Selling Securityholders upon the exercise of Warrants, and (b) offerings by the Company of up to 3,649,999 shares of Underlying Common Stock that may be issued pursuant to the exercise of Warrants.

USE OF PROCEEDS

  There will be no proceeds to the Company from the sale of the Offered Common Stock or Warrants by the Selling Securityholders. The Company will use the proceeds from the issuance of the Underlying Common Stock pursuant to the exercise of the Warrants to fund the acquisition of the wholesale loan production of NovaStar Mortgage and the acquisition of Mortgage Securities as described herein and, pending such use, to reduce borrowings.

                              RECENT DEVELOPMENTS

ISSUANCE OF COLLATERALIZED MORTGAGE OBLIGATIONS

  On December 1, 1997, Company completed its Initial Public Offering of Common Stock through the closing of the underwriters' over-allotment option. The over-allotment was exercised to the extent of 309,500 additional shares of common stock, which provided the Company with additional net proceeds of approximately $5 million.

ISSUANCE OF COLLATERALIZED MORTGAGE OBLIGATIONS

  On December 11, 1997, the Company completed its second securitization of mortgage loans in a public transaction. Mortgage loans with a face amount of approximately $223 million serve as collateral for CMO debt of approximately $212 million.

FOURTH QUARTER DIVIDEND

  On December 18, 1997, the Company's Board of Directors declared a dividend of $0.10 per share on its outstanding common stock, which includes the shares sold in the Company's recent IPO and the shares being registered in this Offering. The dividend will be paid on January 27, 1998 to stockholders of record as of December 31, 1997.

                        SUMMARY FINANCIAL AND OTHER DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          FOR THE NINE MONTHS FOR THE SIX MONTHS
                                 ENDED              ENDED        FOR THE PERIOD ENDED
                          SEPTEMBER 30, 1997    JUNE 30, 1997    DECEMBER 31, 1996(1)
                          ------------------- ------------------ --------------------
STATEMENT OF OPERATIONS
 DATA
 Interest income........        $21,545              $9,320               $155
 Interest expense.......         16,224               6,438                --
 Net interest income....          5,321               2,882                155
 Provision for credit
  losses................          1,444                 718                --
 Net interest income
  after provision for
  credit losses.........          3,877               2,164                155
 Equity in loss of NFI
  Holding Corporation...           (141)               (432)               --
 General and
  administrative
  expenses..............          4,764               2,679                457
 Net loss...............           (702)               (879)              (302)
 Pro forma net loss per
  share(2)..............          (0.16)              (0.21)             (0.07)
                          AS OF SEPTEMBER 30,   AS OF JUNE 30,    AS OF DECEMBER 31,
                                 1997                1997                1996
                          ------------------- ------------------ --------------------
BALANCE SHEET DATA
 Mortgage assets:
 Mortgage securities....       $267,835            $284,348            $13,239
 Mortgage loans.........        418,897             303,732                --
 Total assets...........        699,133             601,865             59,796
 Repurchase agreements..        644,195             540,040                --
 Stockholders' equity...         47,036              46,337             46,365
                           AS OF OR FOR THE    AS OF OR FOR THE    AS OF OR FOR THE
                           NINE MONTHS ENDED   SIX MONTHS ENDED      PERIOD ENDED
                          SEPTEMBER 30, 1997    JUNE 30, 1997    DECEMBER 31, 1996(1)
                          ------------------- ------------------ --------------------
OTHER DATA
 Acquisition of
  wholesale loan
  production of NovaStar
  Mortgage:
 Principal at funding...       $226,961             $90,380                --
 Average principal
  balance per loan......           $142                $157                --
 Weighted average
  interest rate:
  Adjustable-rate
   mortgage loans.......           10.0%               10.0%               --
  Fixed rate mortgage
   loans................           10.6%               10.6%               --
 Loans with prepayment
  penalties.............             73%                 82%               --
 Weighted average
  prepayment penalty
  period (in years).....            2.7                 2.7                --
 Loans purchased in
  bulk:
 Principal at purchase..       $207,240            $207,240                --
 Average principal
  balance per loan......           $106                $106                --
 Weighted average
  interest rate:
  Adjustable-rate
   mortgage loans.......            9.6%                9.6%               --
  Fixed rate mortgage
   loans................           10.5%               10.5%               --
 Loans with prepayment
  penalties.............             54%                 54%               --
 Weighted average
  prepayment penalty
  period (in years).....            3.0                 3.0                --
 Net interest spread....           1.73%               1.77%               --
 Net yield..............           2.02%               2.51%               --
 Return on assets.......          (0.13)%             (0.29)%            (1.69)%
 Return on equity.......          (1.99)%             (3.79)%            (2.18)%
 Taxable income (loss)..           $871                $365              $(173)
 Taxable income (loss)
  per preferred share...          $0.23               $0.10             $(0.05)
 Dividends per preferred
  share(3)..............          $0.18               $0.10                --
 Number of account
  executives............             29                  17                --

--------
(1) The Company was formed on September 13, 1996. Operations began in substance after the Private Placement which closed on December 9, 1996.

(2) Pro forma net loss per share is based on the weighted average shares of Common Stock and Preferred Stock outstanding, and includes the effect of warrants and options using the treasury stock method.

(3) The level of quarterly dividends is determined by the Board of Directors based upon its consideration of a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters, or of income calculated in accordance with GAAP. See "Dividend Policy and Distributions."

                                  RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing any of the Securities offered hereby. This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within this Prospectus generally. Actual results could differ materially from those described in the forward-looking statements as a result of the risks and uncertainties set forth below and within this Prospectus generally. The Company cautions the reader, however, that this discussion of risk factors may not be exhaustive.

OVERALL ENTERPRISE OF THE COMPANY

 Limited Operating History of the Company and Net Losses Incurred

  The Company began operations in December 1996 following the closing of the Private Placement. The mortgage lending operation of NovaStar Mortgage began in late January 1997 and NovaStar Mortgage began servicing loans on July 15, 1997. Accordingly, extensive earnings history have not been developed nor has the Company experienced a wide variety of interest rate or market conditions and, as such, historical operating performance may be of limited relevance in predicting future performance. Although the Company has grown its assets dramatically since the beginning of operations, there can be no assurances that it will be able to continue to successfully operate its business as described in this Prospectus. In addition, management of the Company does not have extensive experience working together as a management team. The Company has incurred net losses of $302,000 and $702,000 for the period since inception to December 31, 1996 and for the nine months ended September 30, 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Forgivable Notes May Adversely Affect Results of Operations

  In the Company's Private Placement, Messrs. Hartman and Anderson each acquired 108,333 Units at the price of $15.00 per Unit. Payment for the Units was made by delivering to the Company promissory notes, each in the amount of $1,624,995, bearing interest at eight percent per annum and secured by the Units acquired. The principal amount of the notes was divided into three equal tranches. Principal due will be forgiven by the Company if the return to Private Placement investors meets certain benchmarks as follows: one tranche will be forgiven if the Company generates a total return to the Private Placement investors equal to or greater than 15 percent in any one fiscal year and all tranches will be forgiven if the total cumulative return to Private Placement investors reaches 100 percent prior to December 31, 2001. Return to investors includes dividends paid as well as any appreciation in the average price per share of the Common Stock and the related Warrant during the period. If one tranche is forgiven, the Company will recognize a non-cash charge against earnings of $1,083,330 for the related accounting period. If the entire amount of the notes is forgiven, the Company will recognize a non-cash charge against earnings of $3,249,990. Such charges resulting from forgiveness of the notes could have a material adverse effect on the Company's results of operations and dividends paid to shareholders during periods forgiven-- including investors in this Offering. See "Management--Executive Compensation."

 Dependence on Key Personnel for Successful Operations

  Operations of the Company and NovaStar Mortgage depend heavily upon the contributions of Scott Hartman and Lance Anderson, both of whom would be difficult to replace. Although Mr. Hartman and Mr. Anderson have both signed employment agreements, there can be no assurance that these individuals will remain employees of the Company. The loss of either of these individuals could have a material adverse effect upon the Company's business and results of operations. The Company has entered into employment agreements with these individuals which provide for initial terms through December 31, 2001. The employment agreements contain compensation arrangements including base salaries, incentive bonuses and severance arrangements. Each employment agreement also provides that if the employee terminates his employment without "good reason" prior to expiration of the term of the agreement, certain incentive and severance benefits will be forfeited and a restriction against competing with the Company will become effective. Although the Company believes these forfeiture and non-compete provisions would generally be enforceable, there can be no assurance that the employee will not elect to terminate the agreement early despite these provisions and no longer remain in the Company's employ. See "Management--Executive Compensation."

 Limited Experience of Management in Starting-up New Business

  Messrs. Hartman and Anderson and other members of senior management have generally worked exclusively for established business organizations during their careers and have limited or no experience in starting up a new business entity such as the Company. In addition, the members of management of the Company do not have experience working together as a management team.

 Need for Additional Equity Financing to Support Future Growth

  To implement fully the Company's strategy to continue rapid growth in its portfolio of Mortgage Assets, the Company will be required to raise additional capital periodically. Accordingly, the Company expects to undertake future equity offerings, in addition to long-term securitized debt offerings. There can be no assurance that the Company will successfully and economically raise the capital it will require through such offerings. See "Risk Factors--Effect on Stockholders of Potential Future Offerings."

 Consequences of Failure to Maintain REIT Status: Company Subject to Tax as a Regular Corporation

  The Company intends, at all times, to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain its qualification as a REIT for federal income tax purposes, the Company must satisfy certain tests with respect to the sources of its income, the nature and diversification of its assets, the amount of its distributions to stockholders and the ownership of its stock. If the Company fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, the Company would be subject to federal income tax as a regular, domestic corporation, and its stockholders would be subject to tax in the same manner as stockholders of such corporation. Distributions to stockholders in any year in which the Company fails to qualify as a REIT would not be deductible by the Company in computing its taxable income. As a result, the Company could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available for distribution to its stockholders. Further, the Company could also be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

  No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the federal income tax consequences of such qualification, which changes may reduce or eliminate the Company's competitive advantage over non-REIT competitors. See "Federal Income Tax Considerations--Qualification as a REIT" and "--Taxation of the Company."

 Lack of Voting Control of Taxable Affiliates

  Holding was formed to serve as a holding company for the Company's taxable affiliates in order to legally separate certain lines of business, such as the mortgage loan origination operation, from the REIT entity, for regulatory, tax, risk management and other reasons. Scott Hartman and Lance Anderson own 100 percent of the voting common stock of Holding while the Company owns 100 percent of its nonvoting preferred stock. The common stock is entitled to one percent of the dividend distributions of Holding and the preferred stock is entitled to 99 percent of such distributions. Holding wholly owns NovaStar Mortgage, and the REIT thus owns a beneficial interest in 99 percent of any future dividend distributions from NovaStar Mortgage. In contracts with the Company, NovaStar Mortgage has agreed to (i) sell subprime mortgage loans it originates to the Company, (ii) service subprime mortgage loans for the Company and (iii) provide certain administrative services to the

Company. Without voting control of NovaStar Mortgage, there can be no assurance that these contracts between the Company and NovaStar Mortgage, which are subject to renewal, will continue indefinitely. In addition, while Messrs. Hartman and Anderson have entered into an agreement of shareholders which contains certain management and control provisions and restrictions on transfer of the common stock, there can be no assurance that the agreement will be enforced in a timely manner against the individuals, their heirs or representatives. See "Certain Transactions--Transactions with Management."

 Consequences of Failure to Qualify for Investment Company Act Exemption

  The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." If the Company fails to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption could have a material adverse effect on the Company.

 Future Revisions in Policies and Strategies at the Discretion of Board of Directors

  Management has established the operating policies and strategies set forth in this Prospectus as the operating policies and strategies of the Company. However, these policies and strategies may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the Independent Directors, without stockholder approval. The ultimate effect of these changes may be positive or negative.

SUBPRIME MORTGAGE LENDING OPERATION

 Changes in Interest Rates May Adversely Affect Results of Operations

  The results of operations of the Company are likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect the ability of the Company to acquire subprime mortgage loans in expected volumes necessary to support fixed overhead expense levels. Decreases in interest rates cause loans in the portfolio to prepay more quickly. This could result in the Company amortizing more of the premium it paid for the mortgage loans and, therefore, decreasing net interest income.

 Intense Competition in the Subprime Mortgage Industry

  The Company and NovaStar Mortgage will face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and certain other mortgage REITs. As NovaStar Mortgage expands into the national market and particular geographic markets, it will face competition from lenders with established positions in these locations. Competition can take place on various levels, including convenience in obtaining a loan, service, marketing, origination channels and pricing.

  The subprime market is currently undergoing substantial changes. There are new entrants into the market creating a changing competitive environment. Furthermore, certain large national finance companies and prime mortgage originators have begun to implement plans to adapt their prime mortgage origination programs and allocate resources to the origination of subprime mortgage loans. Certain of these larger mortgage companies and commercial banks have begun to offer products similar to those which are offered by NovaStar Mortgage and to target customers similar to those targeted by NovaStar Mortgage. In the future, NovaStar Mortgage may also face competition from government-sponsored entities, such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). For example, the FHLMC has recently issued securities collateralized by subprime mortgage loans originated by a financial institution.

  The entrance of these competitors into NovaStar Mortgage's market could have a material adverse effect upon the Company's results of operations and financial condition. In particular, the increasing level of capital resources being devoted to subprime mortgage lending may increase the competition among lenders to originate or purchase subprime loans and result in either reduced net interest income on such mortgage loans compared to present levels or revised underwriting standards permitting higher loan-to-value ratios on properties securing subprime mortgage loans. Increased competition may also increase the demand for NovaStar Mortgage's experienced personnel and the potential that such personnel will leave NovaStar Mortgage for its competitors. There can be no assurance that NovaStar Mortgage will be able to compete successfully in this market environment and any failure in this regard could have a material adverse effect on the Company's results of operations and financial condition. Fluctuations in interest rates and general and localized economic conditions may also affect the competition NovaStar Mortgage faces. Competitors with lower costs of capital have a competitive advantage over the Company. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans. In addition, during periods of economic slowdown or recession, the Company's borrowers may face financial difficulties and be more receptive to the offers of the Company's competitors to refinance their loans.

 High Loan-to-Value Products

  The Company's current underwriting guidelines allow for the acquisition of originated loans with up to a 90 percent loan-to-value ratio. See "Mortgage Lending Operation--Underwriting and Quality Control Strategy." The higher the loan-to-value ratio, the greater the risk that the Company may be unable to recover full amounts due on its mortgage loans in the event the borrower defaults and the Company forecloses and sells the underlying collateral. As of September 30, 1997, the average loan-to-value ratio of the Company's mortgage loan portfolio was 75 percent. The failure of the Company to adequately address the risk of high loan-to-value products would have a material adverse effect on the Company's results of operations and financial condition.

 Higher Delinquency and Loss Rates with Subprime Mortgage Borrowers

  Lenders in the subprime mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. Loans made to subprime mortgage borrowers generally entail a higher risk of delinquency and foreclosure than loans made to borrowers with better credit and may result in higher levels of realized loss. Most of the Company's loans are made to borrowers who do not qualify for loans from conventional mortgage lenders and, as of September 30, 1997, approximately seven percent and three percent of the Company's mortgage loan portfolio was comprised of loans made to borrowers graded "C" or "D," respectively, the Company's two lowest credit grade classifications. See "Business--Mortgage Lending--Underwriting and Quality Control Strategy." No assurances can given that the Company's underwriting criteria or methods will afford adequate protection against the higher risks associated with loans made to subprime mortgage borrowers. The failure of the Company to adequately address the risk of subprime lending would have a material adverse impact on the Company's results of operations, financial condition and business prospects.

 Availability of Funding Sources

  The Company finances substantially all of the mortgage loans through interim financing facilities including its bank warehouse credit line and repurchase agreements, and with equity. These borrowings have been, and will going forward be, repaid with the proceeds received by the Company from financing mortgage loans through securitization. The Company is currently dependent upon a few lenders to provide the primary credit facilities for its mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements could have a material adverse effect on the Company's lending operations.

 Dependence Upon Independent Brokers and Correspondents

  The Company and NovaStar Mortgage depend upon independent mortgage loan brokers and mortgage lenders for their originations and purchases of new mortgage loans. The Company's competitors also seek to establish relationships with brokers and correspondents. The Company's future results may become more exposed to fluctuations in the volume and cost of acquiring its mortgage loans resulting from competition from other prospective purchasers of such mortgage loans.

 Legislation and Regulation

  Members of Congress and government officials from time to time have suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of mortgage loan or principal amount. Because many of the Company's mortgage loans will be made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans offered by the Company.

  The businesses of the Company and NovaStar Mortgage are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and will be subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Regulated matters include, without limitation, mortgage loan origination marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, certain rights of rescission on mortgage loans, closing and servicing mortgage loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Mortgage loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Activities as a lender are also subject to various federal laws. The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder, as both are amended from time to time, contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel certain credit transactions. TILA also imposes disclosure, underwriting and documentation requirements on mortgage loans, known as "Section 32 loans," with (i) total points and fees upon origination in excess of eight percent of the mortgage loan amount or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities. The Company is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970, as amended, requires the lender to supply the applicant with a name and address of the reporting agency. The Company will also be subject to the Real Estate Settlement Procedures Act ("RESPA") and the Debt Collection Practices Act and will be required to file an annual report with the Department of Housing and Urban Development ("HUD") pursuant to the Home Mortgage Disclosure Act ("HMDA"). The Company will also be subject to the rules and regulations of, and examinations by, the Government National Mortgage Association ("GNMA"), HUD and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans. There can be no assurance that the Company will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for the Company. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions, any of which could cause a material adverse effect on the Company's profitability.

  The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and certain of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which the Company is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to the Company's compliance with the applicable laws and regulations. As a mortgage lender, NovaStar Mortgage will be subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

 Elimination of Lender Payments to Brokers

  Class-action lawsuits have been filed against a number of mortgage lenders alleging that such lenders have violated RESPA by making certain payments to independent mortgage brokers. These lawsuits have generally been filed on behalf of a purported nationwide class of borrowers and allege that payments made by a lender to a broker in addition to payments made by the borrower to a broker are prohibited by RESPA, and are therefore illegal. If these cases are resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. Broker compensation programs permit such payments. Future regulatory interpretations or judicial decisions may require the Company to change its broker compensation programs or subject it to material monetary judgments or other penalties. Any such changes or penalties may have a material adverse effect on the Company's results of operations, financial condition and business prospects. See "Risk Factors-- Legislation and Regulation." HUD recently proposed regulations that would provide a safe harbor for payment of broker compensation so long as certain conditions with respect to disclosure and other factors are satisfied. The proposed rule is currently subject to a sixty-day comment period. At this time, it is not possible to determine whether the proposed rule will be adopted, or, if adopted, in what form, or to assess the impact of any final rule on the Company's business.

 Environmental Liabilities

  Certain properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that the Company is forced to foreclose on a defaulted mortgage loan on that property, the Company may be subject to environmental liabilities regardless of whether the Company was responsible for the contamination. While the Company intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Company's ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property, the Company may be required to remove those substances or sources and clean up the property. The Company may also be liable to tenants and other users of neighboring properties. Such clean-up costs and liabilities may be extensive and may materially and adversely affect the Company's profitability. In addition, the Company may find it difficult or impossible to sell the property prior to or following any such clean up.

ACQUISITION AND MANAGEMENT OF A PORTFOLIO OF MORTGAGE ASSETS

 General Economic and Financial Conditions May Affect Results of Operations

  Although the Company hedges its interest rate risk, the results of the Company's Mortgage Assets portfolio operation are affected by various factors, many of which are beyond the control of the Company. The performance of the Company's Mortgage Assets portfolio depends on, among other things, the level of net interest income generated by the Company's Mortgage Assets, the market value of such Mortgage Assets and the supply of and demand for such Mortgage Assets. The Company's net interest income varies primarily as a result of changes in short-term interest rates, borrowing costs and prepayment rates, the behavior of which involve various risks and uncertainties as set forth below. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the Mortgage Assets, the geographic location of the properties securing the mortgage loans included in or underlying the Mortgage Assets, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's activities, the operating results of the Company depend, in large part, upon the ability of the Company effectively to manage its interest rate and prepayment risks while maintaining its status as a REIT. Prolonged failure to manage such risks would adversely affect the Company's profitability. See "Risk Factors--Risks of Failing to Hedge Effectively Against Interest Rate Changes May Adversely Affect Results of Operations."

 Decrease in Net Interest Income Due to Interest Rate Fluctuations

  The Company's adjustable-rate Mortgage Assets bear adjustable interest or pass-through rates based on short-term interest rates, and substantially all of the Company's borrowings bear interest at short-term rates and have maturities of less than one year. Consequently, changes in short-term interest rates may significantly influence the Company's net interest income. While rising short-term interest rates generally increase the yields on the Company's adjustable-rate Mortgage Assets, rising short-term rates also increase the costs of borrowings by the Company which are utilized to fund the Mortgage Assets and, to the extent such costs escalate more rapidly than the yields, the Company's net interest income may be reduced or a net loss may result. Conversely, falling short-term interest rates may decrease the interest cost on the Company's borrowings more rapidly than the yields on the Mortgage Assets and hence may increase the Company's net interest income. No assurance can be given as to the amount or timing of changes in interest rates or their effect on the Company's Mortgage Assets or net interest income.

  As of September 30, 1997, all Mortgage Securities owned by the Company had adjustable rates based on the one-year Constant Maturity Treasury (CMT) index. The following table presents the adjustable rate characteristics of the Company's mortgage loans as of September 30, 1997 (dollars in thousands).

                                                            PERCENT OF MONTHS TO
                                                  PRINCIPAL   TOTAL      RESET
                                                  --------- ---------- ---------
      Adjustable rate loans:
        One Year CMT............................. $ 22,629      5.6%       10
        Two year fixed/six month LIBOR...........  205,159     50.7        21
        Three year fixed/six month LIBOR.........   10,929      2.7        31
        Six month LIBOR..........................   86,460     21.4         4
                                                  --------    -----
                                                   325,177     80.4
      Fixed Rate loans...........................   79,471     19.6
                                                  --------    -----
                                                  $404,648    100.0%
                                                  ========    =====

  Adjustable-rate mortgage loans are inherently riskier than fixed rate mortgage loans. These loans have interest rates that may rise, resulting in higher mortgage payments for the borrower. Adjustable rate loans are usually underwritten at a higher interest rate, to ensure that the borrower has the ability to make mortgage payments as the rate on the mortgage loan increases. An increasing interest rate environment will force the borrower to make higher mortgage payments, which could result in higher delinquencies, foreclosures and losses.

 Interest Rate Indices on Company Borrowings Differ from Indexes on Related Mortgage Assets

  A substantial portion of all mortgage loans owned by the Company have adjustable terms today or are fixed today, but will adjust at some point in the future. For instance, the Company's portfolio includes a high percentage of mortgage loans with fixed rates for two years, at which time it becomes an adjustable-rate mortgage (an "ARM"). As of September 30, 1997, all of the Company's Mortgage Securities were backed by ARMs. Interest rates on the Company's borrowings are and generally will be based on short-term indices. To the extent any of the Company's Mortgage Assets are financed with borrowings bearing interest based on or varying with an index different from that used for the related Mortgage Assets, so-called "basis" interest rate risk will arise. In such event, if the index used for the Mortgage Assets is a "lagging" index (such as the 11th District Cost of Funds) that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, the Company's net interest income will be adversely affected in periods of increasing market interest rates. Additionally, the Company's adjustable-rate Mortgage Assets will be subject to periodic rate adjustments which may be more or less frequent than the increases or decreases in rates borne by the borrowings or financings utilized by the Company. Accordingly, in a period of increasing interest rates, the Company could experience a decrease in net interest income or a net loss because the interest rates on borrowings could adjust faster than the interest rates on the Company's ARMs or Mortgage Assets backed by ARMs. Moreover, ARMs are typically subject to periodic and lifetime interest rate caps that limit the amount an ARM interest rate can change during any given period. The Company's borrowings will not be subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, the Company could also experience a decrease in net interest income or a net loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation while the interest rates on the Company's ARMs and Mortgage Assets backed by ARMs would be limited by caps. Further, some ARMs may be subject to periodic payment caps that result in some portion of the interest accruing on the ARM being deferred and added to the principal outstanding. This could result in receipt by the Company of less cash income on its ARMs than is required to pay interest on the related borrowings, which will not have such payment caps.

  As of September 30, 1997, 88 percent of the Company's Mortgage Assets bear adjustable rates. All mortgage securities adjust based on the one-year CMT rate. The Company's adjustable-rate mortgage loans adjust with either six month LIBOR or the one-year CMT rate. All of the Company's borrowings bear variable rates of interest. Rates on the Company's repurchase agreements are variable based on the terms to maturity of individual agreements. As of September 30, 1997, these agreements were tied primarily to one-month LIBOR. The rate on the Company's warehouse line of credit adjusts based upon the Federal Funds rate.

 Changes in Anticipated Prepayment Rates May Adversely Affect Net Interest
Income

  Prepayment rates vary from time to time and may cause changes in the amount of the Company's net interest income. Prepayments of ARMs and Mortgage Assets backed by ARMs usually can be expected to increase when mortgage interest rates fall below the then-current interest rates on such ARMs and decrease when mortgage interest rates exceed the then-current interest rate on the ARMs, although such effects are not predictable. Prepayment experience also may be affected by the geographic location of the property securing the mortgage loans, the assumability of the mortgage loans, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on ARMs are affected by the ability of the borrower to convert an ARM to a fixed-rate loan and by conditions in the fixed-rate mortgage market. If the interest rates on ARMs increase at a rate greater than the interest rates on fixed-rate mortgage loans, prepayments on ARMs may tend to increase. In periods of fluctuating interest rates, interest rates on ARMs may exceed interest rates on fixed-rate mortgage loans, which may tend to cause prepayments on ARMs to increase at a rate greater than anticipated. Mortgage Securities backed by single family mortgage loans are often structured so that certain classes are provided protection from prepayments for a period of time. However, in a period of extremely rapid prepayments, during which earlier-paying classes may be retired faster than expected, the protected classes may receive unscheduled payments of principal earlier than expected and would have average lives that, while longer than the average lives of the earlier-paying classes, would be shorter than originally expected. The Company will seek to minimize prepayment risk through a variety of means, which may include (to the extent capable of being implemented at reasonable cost at various points in time) structuring a diversified portfolio with a variety of prepayment characteristics, investing in Mortgage Assets with prepayment prohibitions and penalties, investing in certain Mortgage Security structures which have prepayment protection, and balancing assets purchased at a premium with assets purchased at a discount. In addition, the Company may in the future purchase interest-only strips to a limited extent. The basis risk that will exist between an interest-only strip and the other assets in the portfolio could increase the Company's risk in interest rate environments where the interest-only strip would amortize quickly. No strategy can completely insulate the Company from prepayment risks arising from the effects of interest rate changes. There is also probably more uncertainty about prepayment rates on subprime mortgage loans since there is less information and historical data than exists for prime mortgage loans. Certain Mortgage Assets may consist of mortgage loans that are, and Mortgage Securities evidencing interests in, ARMs convertible to fixed-rate loans. Because converted mortgage loans are required to be repurchased by the applicable Agency or servicer, the conversion of a mortgage loan results, in effect, in the prepayment of such mortgage loan.

  Changes in anticipated prepayment rates of Mortgage Assets could affect the Company in several adverse ways. Faster than anticipated prepayment of any Mortgage Asset that had been purchased at a premium by the Company would generally result in a faster than anticipated write-off of any remaining capitalized premium amount and consequent reduction of the Company's net interest income by such amount. A portion of the adjustable-rate single family mortgage loans which may be acquired by the Company (either directly as mortgage loans or through Mortgage Securities backed by ARMs) will have been recently originated and will still bear initial interest rates which are lower than their "fully-indexed" rates (the applicable index plus margin). In the event that such an ARM is prepaid faster than anticipated prior to or soon after the time of adjustment to a fully-indexed rate, the Company will have experienced an adverse effect on its net interest income during the time it held such ARM compared with holding a fully-indexed ARM and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the ARM. These effects may be mitigated to the extent such ARMs were acquired at a discount.

  Subprime borrowers are frequently in a unique position to receive economic gain from refinancing due to improving their mortgage and consumer credit profiles through timely payments on outstanding loans. As a result, a subprime borrower may be able to lower the rate on their home loan without a change in interest rates.

 Failure to Hedge Effectively Against Interest Rate Changes May Adversely Affect Results of Operations

  The Company's operating strategy subjects it to interest rate risks as described under "--Decrease in Net Interest Income Due to Interest Rate Fluctuations" above. The Company follows an asset/liability management program intended to protect against interest rate changes and prepayments. See "Business--Portfolio of Mortgage Assets--Interest Rate Risk Management." Nevertheless, developing an effective asset/liability management strategy is complex and no strategy can completely insulate the Company from risks associated with interest rate changes and prepayments. In addition, there can be no assurance that the Company's hedging activities will have the desired beneficial impact on the Company's results of operations or financial condition. Hedging typically involves costs, including transaction costs, which increase dramatically as the period covered by the hedge increases and which also increase during periods of rising and volatile interest rates. The Company may increase its hedging activity, and thus increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased. Moreover, federal tax laws applicable to REITs may substantially limit the Company's ability to engage in asset/liability management transactions. Such federal tax laws may prevent the Company from effectively implementing hedging strategies that the Company determines, absent such restrictions, would best insulate the Company from the risks associated with changing interest rates and prepayments. See "Federal Income Tax Considerations--Qualification as a REIT--Sources of Income."

 Limitations on Effective Hedging

  The Company has purchased interest rate caps and interest rate swaps to attempt to mitigate the risk of variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising interest rates. In this way, the Company intends generally to hedge as much of the interest rate risk as management determines is in the best interests of the Company given the cost of such hedging transactions and the need to maintain the Company's status as a REIT. In this regard, the amount of income the Company may earn from its interest rate swaps and caps is subject to substantial limitations under the REIT provisions of the Code. The Company may hedge the risk of its borrowing costs on its variable rate liabilities increasing faster than its income, due to the effect of the periodic and lifetime caps on its Mortgage Assets, through the acquisition of (a) Qualified REIT Assets, such as interest-only REMIC regular interests, that function in a manner similar to hedging instruments, (b) Qualified Hedges, the income from which qualifies for the 95 percent income test, but not the 75 percent income test for REIT qualification purposes, and (c) other hedging instruments, whose income qualifies for neither the 95 percent income test nor the 75 percent income test. See "Federal Income Tax Considerations-- Qualification as a REIT--Sources of Income." The latter form of hedging may be accomplished through a taxable affiliate of the Company. See "Business-- Interest Rate Risk Management" and "Federal Income Tax Considerations-- Qualification as a REIT--Sources of Income." This determination may result in management electing to have the Company bear a level of interest rate risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing such risk is advisable.

 Potential Adverse Effect of the Use of Financial Instruments in Hedging

  In the event that the Company purchases interest rate caps or other interest rate agreements to hedge against lifetime and periodic rate or payment caps, and the provider of interest rate agreements becomes financially unsound or insolvent, the Company may be forced to unwind its interest rate agreements with such provider and may take a loss on such interest rate agreements. Although the Company intends to purchase interest rate agreements only from financially sound institutions and to monitor the financial strength of such institutions on a periodic basis, no assurance can be given that the Company can avoid such third-party risks.

  The Company accepts legal risk in entering into interest rate swap and cap agreements. Although the Company takes precautions to assure the legality of each interest rate swap and cap agreement, no assurance can be given as to the enforceability of these agreements. An agreement that is not enforceable may subject the Company to unexpected interest rate risk and have a material adverse affect on results of operations.

  The Company also accepts basis risk in entering into interest rate swap and cap agreements. Basis risk occurs as the performance of hedged financing sources vary from expectations and differ from the performance of the hedging instrument. For instance, the Company hedges its borrowing to mitigate interest rate risk of Mortgage Assets that are fixed or reprice at different times or based on different indices. Although the hedging item may reduce interest rate risk, borrowers may prepay at speeds which vary from initial expectation. Absent proper monitoring, the Company could have a hedging instrument in place without an underlying financing source. The consequence of which may be a material adverse effect on results of operations. Although the Company's Board of Directors has approved an investment policy and Capital Allocation Guidelines to mitigate basis risk related to hedging instruments, no assurance can be given that the policy will be effective in mitigating risk.

  The Company is not regulated in regards to its hedging activities. However, in order to maintain its exemption from the registration requirements of the Commodities Exchange Act, the Company is limited with respect to investments in futures contracts, options on futures contracts and options on commodities.

 Loss Exposure on Single Family Mortgage Assets

  A substantial portion of the investment portfolio of the Company consists of single family mortgage loans or Mortgage Assets evidencing interests in single family mortgage loans. The Company will bear the risk of loss on any such Mortgage Assets it purchases in the secondary mortgage market or through its mortgage lending business. In particular, the Mortgage Securities that the Company retains from its securitizations are subordinated Mortgage Securities, are not supported by credit enhancements, are not rated and have limited liquidity. With respect to the Mortgage Securities the Company acquires in the secondary market, if such securities are either Agency Certificates or are generally structured with one or more types of credit enhancement, the credit risk to the Company will be reduced or eliminated. To the extent third parties have been contracted to provide the credit enhancement, the Company is dependent in part upon the creditworthiness and claims-paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited in amount and losses in excess of the limitation would be borne by the Company.

  Prior to securitization, the Company generally does not intend to obtain credit enhancements such as mortgage pool or special hazard insurance for its single family mortgage loans, other than FHA insurance, VA guarantees and private mortgage insurance, in each case relating only to individual mortgage loans. Accordingly, during the time it holds such mortgage loans for which third party insurance is not obtained, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any single family mortgage loan held by the Company, including, without limitation, resulting from higher default levels as a result of declining property values and worsening economic conditions, among other factors, the Company would bear the risk of loss of principal to the extent of any deficiency between the value of the related real property, plus any payments from an insurer or guarantor, and the amount owing on the mortgage loan. Defaulted mortgage loans would also cease to be eligible collateral for borrowings and would have to be financed by the Company out of other funds until ultimately liquidated, resulting in increased financing costs and reduced net income or a net loss.

  The Company may pool and finance or sell through securitizations a substantial portion of the single family mortgage loans it acquires. In securitizations, the Company continues to bear risk of loss on the underlying mortgage loans.

 Increased Loss Exposure on Subprime Mortgage Loans

  Credit risks associated with non-conforming mortgage loans, especially subprime mortgage loans, may be greater than those associated with prime mortgage loans that conform to FNMA and FHLMC guidelines. The principal difference between non-conforming subprime mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the borrowers, the documentation required for approval of the borrowers, the types of properties securing the mortgage loans, loan sizes and the borrowers occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on non-conforming mortgage loans are often higher than those charged for conforming mortgage loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for non-conforming as compared to conforming mortgage loans and could have an adverse effect on the Company to the extent that the Company invests in such mortgage loans or securities secured by such mortgage loans.

  Many of the risks of holding subprime mortgage loans and retaining, after securitization, credit risk derived therefrom reflect the risks of investing directly in the real estate securing the underlying mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of subprime mortgage loans. In the event of a default on the underlying mortgage loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the lender takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition (including environmental considerations) may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related Mortgage Securities. Foreclosure laws in various states may protract the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Certain borrowers on underlying mortgages may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be materially adversely affected.

 Market Factors May Limit the Company's Ability to Acquire Mortgage Assets at Yields Which Are Favorable Relative to Borrowing Costs

  The Company's net income depends, in large part, on the Company's ability to acquire Mortgage Assets at favorable spreads over the Company's borrowing costs. In acquiring Mortgage Assets, the Company competes with other REITs, securities dealers, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, GNMA, FNMA, FHLMC and other entities purchasing Mortgage Assets. In addition, there are several mortgage REITs similar to the Company, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of Mortgage Assets suitable for purchase by the Company.

  In addition, in fluctuating interest rate environments, the spread between ARM interest rates and interest rates on fixed-rate mortgage loans may decrease, cease to exist or become negative. Under such conditions, mortgagors tend to favor fixed-rate mortgage loans, thereby decreasing the supply of ARMs available to the Company for purchase. The relative availability of ARMs may also be diminished by a number of other market and regulatory considerations.

  Despite management's experience in the acquisition of Mortgage Assets and its relationships with various mortgage suppliers, there can be no assurance that the Company will be able to acquire sufficient Mortgage Assets from mortgage suppliers at spreads above the Company's cost of funds. The Company will also face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny the Company access to sufficient funds to carry out its business strategy and/or to increase the cost of funds to the Company.

 Substantial Leverage and Potential Net Interest and Operating Losses in Connection with Borrowings

  The Company employs a financing strategy to increase the size of its Mortgage Assets portfolio by borrowing a substantial portion (which may vary depending upon the mix of the Mortgage Assets in the Company's portfolio and the application of the Company's policies with respect to such mix of Mortgage Assets) of the market value of its Mortgage Assets. If the returns on the Mortgage Assets purchased with borrowed funds fail to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses. In addition, due to increases in haircuts (i.e., the discount from face value applied by a lender or purchaser with respect to the Company's Mortgage Securities), decreases in the market value of the Company's Mortgage Assets, increases in interest rate volatility, availability of financing in the market, circumstances then applicable in the lending market and other factors, the Company may not be able to achieve the degree of leverage it believes to be optimal, which may cause the Company to be less profitable than it might be otherwise. The Company uses its Capital Allocation Guidelines (CAG) to manage the amount of debt incurred and leverage employed in its balance sheet. These CAG have been approved by the Board of Directors, who also have the ability to change the CAG. See "Business--Portfolio Management--Capital and Leverage Policies." At September 30, 1997, the Company's equity represented 6.7% of assets.

 Failure to Refinance Outstanding Borrowings on Favorable Terms May Affect Results of Operations

  Additionally, the ability of the Company to achieve its investment objectives depends not only on its ability to borrow money in sufficient amounts and on favorable terms but also on the Company's ability to renew or replace on a continuous basis its maturing short-term borrowings. The Company's business strategy relies on short-term reverse repurchase agreements to fund Mortgage Asset originations and purchases. The Company has not at the present time entered into any commitment agreements under which a lender would be required to enter into new borrowing agreements during a specified period of time; however, the Company may enter into one or more of such commitment agreements in the future if deemed favorable to the Company. In the event the Company is not able to renew or replace maturing borrowings, the Company could be required to sell Mortgage Assets under adverse market conditions and could incur losses as a result. In addition, in such event, the Company may be required to terminate hedge positions, which could result in further costs to the Company. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of Mortgage Assets in which the Company's portfolio is concentrated will reduce the market value of the Mortgage Assets, which would likely cause lenders to require additional collateral. At the same time, the market value of the assets in which the Company's liquidity capital is invested may have decreased. A number of such factors in combination may cause difficulties for the Company, including a possible liquidation of a major portion of the Company's Mortgage Assets at disadvantageous prices with consequent losses, which could have a materially adverse effect on the Company's profitability and its solvency.

  A majority of the Company's borrowings are collateralized borrowings, primarily in the form of reverse repurchase agreements and similar borrowings, the availability of which are based on the market value of the Mortgage Assets pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of borrowings under reverse repurchase agreements generally corresponds to LIBOR or the Federal Funds rate plus or minus a spread, although most of such agreements do not expressly incorporate an index. The cost of borrowings under other sources of funding which the Company may use may refer or correspond to other short-term indices, plus or minus a margin. The margins on such borrowings over or under LIBOR, the Federal Funds rate or such other short-term indices vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the actual cash flow characteristics are other than as expected, the Company may experience reduced net interest income.

 Impact of Decline in Market Value of Mortgage Assets: Margin Calls

  A decline in the market value of the Company's portfolio of Mortgage Assets may limit the Company's ability to borrow or result in lenders initiating margin calls (i.e., requiring a pledge of cash or additional Mortgage Assets to re-establish the ratio of the amount of the borrowing to the value of the collateral). This remains true despite effective hedging against such fluctuations as the hedging instruments may not be part of the collateral securing the collateralized borrowings. Additionally, it may be difficult to realize the full value of the hedging instrument when desired for liquidity purposes due to the applicable REIT provisions of the Code. The Company could be required to sell Mortgage Assets under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it to be necessary in order to preserve the capital base of the Company. If these sales were made at prices lower than the amortized cost of the Mortgage Assets, the Company would experience losses. A default by the Company under its collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. Additionally, in the event of a bankruptcy of the Company, certain reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under such agreements without delay. Conversely, in the event of the bankruptcy of a party with whom the Company had a reverse repurchase agreement, the Company might experience difficulty recovering the collateral subject to such agreement if the agreement were to be repudiated and the Company's claim against the bankrupt lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and recoveries, if and when received, may be substantially less than the damages actually suffered by the Company. Although the Company has entered, and intends to continue to enter, into reverse repurchase agreements with several different parties and has developed policies to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third-party risks.

  To the extent the Company is compelled to liquidate Mortgage Assets that are Qualified REIT Assets to repay borrowings, the Company may be unable to comply with the REIT provisions of the Code regarding assets and sources of income requirements, ultimately jeopardizing the Company's status as a REIT. The Code does not provide for any mitigating provisions with respect to the 30 percent of income limit (which has been repealed effective December 31, 1997). Accordingly, if the Company failed to meet the 30 percent of income limit for 1997, its status as a REIT would terminate automatically. Failure to maintain REIT status would eliminate the Company's competitive advantage over non-REIT competitors and subject the Company to federal taxation. See "Risk Factors-- Consequences of Failure to Maintain REIT Status: Company Subject to Tax as a Regular Corporation" and "Federal Income Tax Considerations--Qualification as a REIT--The 30 percent Limit."

 Dependence on Securitization Market

  Adverse changes in the securitization market could impair the Company's ability to acquire and finance mortgage loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's results of operations and financial condition. In addition, in order to gain access to the securitization market, the Company generally expects to rely upon credit enhancements provided by one or more monoline insurance carriers. Any substantial reductions in the size or availability of the securitization market for the Company's loans, or the unwillingness of insurance companies to provide credit enhancement for the Company's Mortgage Securities could have a material adverse effect upon the Company's results of operations and financial condition.

 Lack of Loan Performance Data

  The loans purchased by the Company have been outstanding for a relatively short period of time. Consequently, the delinquency, foreclosure and loss experience of these loans to date may not be indicative of future results. It is unlikely that the Company will be able to sustain delinquency, foreclosure and loan loss rates, at their present levels as the portfolio becomes more seasoned.

 Illiquidity of Investments

  A substantial portion of the Company's portfolio may be invested in Mortgage Securities for which the secondary trading market is not as well developed as the market for certain other Mortgage Securities (or which are otherwise considered less marketable or illiquid). In addition, the Company may invest in Mortgage Securities which have been sold in private placements and have not been registered under the Securities Act. Unregistered Mortgage Securities may be subject to restrictions on resale which may limit the ability of the Company to sell them when it might be most desirable to do so. Although the Company expects that most of its investments will be in Mortgage Securities for which a resale market exists, certain of the Company's investments may lack a regular trading market and may be illiquid. In addition, during turbulent market conditions, the liquidity of all of the Company's Mortgage Assets may be adversely impacted. There is no limit in the percentage of the Company's investments that may be invested in illiquid Mortgage Assets.

 Lack of Geographic Diversification

  The Company seeks geographic diversification of the properties underlying its Mortgage Assets and has established a diversification policy. See "Business-- Mortgage Lending Operation--Underwriting and Quality Control Strategy." Nevertheless, properties underlying such Mortgage Assets may be located in the same or a limited number of geographical regions. For example, as of September 30, 1997, 31 percent of the Company's mortgage loan portfolio was comprised of loans secured by California real estate. See "Business--Mortgage Lending Operation--Underwriting and Quality Control Strategy--Geographic Diversification." To the extent that properties underlying such Mortgage Assets are located in the same geographical region, such Mortgage Assets may be subject to a greater risk of default than other comparable Mortgage Assets in the event of adverse economic, political or business developments and natural hazard risks that may affect such region and, ultimately, the ability of property owners to make payments of principal and interest on the underlying mortgages.

INVESTMENT IN THE COMMON STOCK IN THE OFFERING

 Restrictions on Ownership of Capital Stock: Anti-takeover Effect

  The Company's Charter authorizes the Board of Directors to reclassify any of the unissued shares of authorized capital stock into a class or classes of preferred stock. The issuance of preferred stock could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, could have a preference on dividend payments over the Common Stock which could affect the ability of the Company to make dividend distributions to the holders of Common Stock.

  In order that the Company may meet the requirements for qualification as a REIT at all times, the Charter prohibits any person from acquiring or holding, directly or indirectly, shares of Capital Stock in excess of 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock or in excess of 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common

Stock of the Company. For this purpose, the term "ownership" is defined in accordance with REIT provisions of the Code and the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. Under such rules, for example, certain types of entities such as widely-held corporations may hold in excess of the 9.8 percent limit because shares held by such entities are attributed to such entities' stockholders. Conversely, shares of Capital Stock owned or deemed to be owned by a person who individually owns less than 9.8 percent of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in the Charter if, under certain circumstances, shares owned by others (such as family members or partners) are attributed to such individual. See "Federal Income Tax Considerations-- Qualification as a REIT--Ownership of Stock." The Charter further prohibits (1) any person from beneficially or constructively owning shares of Capital Stock that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, and (2) any person from transferring shares of Capital Stock if such transfer would result in shares of Capital Stock being owned by fewer than 100 persons. If any transfer of shares of Capital Stock occurs which, if effective, would result in any person beneficially or constructively owning shares of Capital Stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of Capital Stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole shares) shall be automatically transferred to a trustee (the "Trustee") as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the intended transferee shall not acquire any rights in such shares. See "Description of Capital Stock--Repurchase of Shares and Restriction on Transfer."

  Every owner of more than 5 percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the ownership limitations.

  Subject to certain limitations, the Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with the REIT provisions of the Code, the Board of Directors may waive the ownership limitations for and at the request of individual investors.

  The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Capital Stock and Warrants to receive a premium for their Securities that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8 percent of the outstanding shares of Capital Stock.

  In addition, certain provisions of the Maryland General Corporation Law (the "Maryland GCL") relating to "business combinations" and a "control share acquisition" and of the Charter and Bylaws (e.g., staggered terms for directors) may also have the effect of delaying, deterring or preventing a takeover attempt or other change in control of the Company which would be beneficial to shareholders and might otherwise result in a premium over then prevailing market prices. See "Management" and "Description of Capital Stock."

 Effect on Stockholders of Potential Future Offerings

  The Company expects in the future to increase its capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, Common Stock, commercial paper, medium-term notes, mortgage-backed obligations and senior or subordinated debt. All debt securities and classes of preferred stock will be senior to the Common Stock in the event of a liquidation of the Company. Additional equity offerings may dilute the equity of stockholders of the Company or reduce the price of shares of the Company's Common Stock, or both. The Company is unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

 No Assurance of Active Public Trading Market

  Although the Common Stock is listed on the New York Stock Exchange, there can be no assurance that an active public trading market for the Common Stock will be sustained.

 Possible Volatility of Stock Price

  In the active trading market for the Common Stock, the market price of the Common Stock may experience fluctuations unrelated to the operating performance of the Company. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the specialty finance industry such as interest rate movements and credit quality trends.

  It is likely that the market price of the Common Stock will be influenced by any variation between the net yield on the Company's Mortgage Assets and prevailing market interest rates and by the markets perception of the Company's ability to achieve earnings growth. The Company's earnings will be derived primarily from any positive spread between the yield on the Company's Mortgage Assets and the cost of the Company's borrowings. During the period immediately following the receipt by the Company of new proceeds from an offering or other source, prior to the time the Company has fully implemented its financing strategy to employ those proceeds, the Company's earnings and levels of dividend distributions may be lower than if the financing strategy were fully implemented, which may affect the market value of the Common Stock. In addition, the positive spread between the yield on the Company's Mortgage Assets and the cost of borrowings will not necessarily be larger in high interest rate environments than in low interest rate environments regardless of the Company's business strategy to achieve such result. Accordingly, in periods of high interest rates, the net income of the Company and, therefore, the dividend yield on the Common Stock may be less attractive compared with alternative investments, which could negatively impact the price of the Common Stock. If the anticipated or actual net yield on the Company's Mortgage Assets declines or if prevailing market interest rates rise, thereby decreasing the positive spread between the net yield on the Mortgage Assets and the cost of the Company's borrowings, the market price of the Common Stock may be materially adversely affected. In addition, if the market price of other REIT stocks decline for any reason, or there is a broad-based decline in real estate values or in the value of the Company's portfolio of Mortgage Assets, the market price of the Common Stock may be adversely affected. During any period when the market price of the Common Stock has been adversely affected due to any of the foregoing reasons, the liquidity of the Common Stock may be negatively impacted and stockholders who may desire or be required to sell their Common Stock may experience losses.

 Securities Eligible for Future Sale

  At December 1, 1997, the Company had outstanding 7,516,665 shares of Common Stock and 3,649,999 Warrants, of which 3,549,999 shares of Common Stock, together with the Warrants (and a like number of shares of Underlying Common Stock issuable upon exercise of those Warrants) are covered by the Shelf Registration Statement of which this Prospectus is a part (the "Shelf Registration Statement"). The Securities offered hereby may be sold without restriction upon effectiveness of the Shelf Registration Statement (subject to a 90-day "lock-up" period following the closing of this Offering), subject to certain restrictions. An additional 216,666 shares of Common Stock not being offered in this Offering are "restricted securities" within the meaning of Rule 144 ("Rule 144") under the Securities Act. Such restricted securities will be available for resale pursuant to Rule 144 following a holding period ending one year from the date of issuance, subject to the volume limitations imposed by Rule 144 and, unless held by affiliates of the Company, will become unrestricted two years from the date of issuance. Future sales of restricted securities could have an adverse effect on the market price of the Common Stock. The holders of the remaining restricted shares of Common Stock have certain registration rights with respect to such shares. See "Description of Capital Stock--Registration Rights."

  Options to purchase 549,972 shares of Common Stock were outstanding under the Company's Stock Option Plan, which will vest on various dates extending through November 4, 2007. The Company will file a Form S-8 registration statement to permit shares issued pursuant to the exercise of options to be sold.

                                  THE COMPANY

  The Company was founded by Scott Hartman and Lance Anderson, the founders, and incorporated in the State of Maryland on September 13, 1996 and has elected to be a REIT for federal income tax purposes. As a result of its REIT status, the Company will be permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. See "Federal Income Tax Considerations--Taxation of the Company."

  Holding was incorporated in the State of Delaware on February 6, 1997. One hundred percent of the voting common stock of Holding is owned equally by the Company's founders. See "Management." The Company owns one hundred percent of the preferred stock of Holding, for which it receives 99 percent of dividends paid by Holding. As currently structured, Holding exists solely for the purpose of owning NovaStar Mortgage. NovaStar Mortgage was incorporated in the State of Virginia on May 16, 1996 and is a wholly-owned subsidiary of Holding. Although NovaStar Mortgage was formed in 1996, substantial operations did not commence until January 1997. On October 1, 1997, NAC, a wholly-owned, REIT-qualifying subsidiary, was founded by the Company in conjunction with its first issuance of a CMO, and on December 3, 1997, NCFC, a second wholly-owned REIT-qualifying subsidiary, was founded by the Company.

  The basic function of the Company is to manage its Mortgage Assets. NovaStar Mortgage serves as a source for loan origination--a primary source of Mortgage Assets for the Company. In addition, NovaStar Mortgage will service loans owned by the Company. Through September 30, 1997, all loans originated by NovaStar Mortgage were sold to the Company and the Company has the contractual right to continue to acquire the same. See "Certain Transactions."

  The Company is self-advised and self-managed. Management oversees the day-to-day operations of the Company, subject to supervision by the Company's Board of Directors. The management team of the Company has considerable expertise in the origination, acquisition and management of mortgage loans and Mortgage Assets and asset/liability management. See "Management." The principal executive offices of the Company are at 1900 W. 47th Place, Suite 205, Westwood, Kansas 66205, telephone (913) 362-1090. Principal offices for the Company's mortgage lending operations are in Irvine, California.

                                USE OF PROCEEDS

  The Company will receive no proceeds from the sale of Common Stock or Warrants by the Selling Securityholders, but it will receive the net proceeds from the sale of Underlying Common Stock. The Company anticipates using approximately 90 percent of the net proceeds from the Underlying Common Stock to fund the acquisition of the wholesale loan production of NovaStar Mortgage and the acquisition of Mortgage Securities, in accordance with its business strategies. The remaining 10 percent of the net proceeds will be used for working capital and general corporate purposes. Pending these uses, the net proceeds may be temporarily invested to the extent consistent with the REIT provisions of the Code, or alternatively, may be used to temporarily pay down warehouse borrowing facilities. The Company anticipates that it will fully invest its net proceeds of this Offering in Mortgage Assets as soon as reasonably practicable upon receipt of such proceeds. The Company has not specifically identified any Mortgage Assets in which to invest its net proceeds of this Offering.

                       DIVIDEND POLICY AND DISTRIBUTIONS

  The Company generally intends to distribute substantially all of its taxable income each year (which does not ordinarily equal net income as calculated in accordance with GAAP) to its stockholders so as to comply with the REIT provisions of the Code. The Company intends to make dividend distributions quarterly. The Company intends to distribute any taxable income remaining after the distribution of the final regular quarterly dividend each year together with the first regular quarterly dividend payment of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the taxable income of the Company, the financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations-- Qualification as a REIT--Distributions."

  Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of such distributions may be designated by the Company as capital gain or may constitute a tax-free return of capital. The Company generally does not intend to declare dividends that would result in a return of capital. The Company will annually furnish to each of its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains, or return of capital. For a discussion of the federal income tax treatment of distributions by the Company, see "Federal Income Tax Considerations--Taxation of the Company's Stockholders."

                           DIVIDEND REINVESTMENT PLAN

  The Company expects to adopt a dividend reinvestment plan ("DRP") for stockholders who wish to reinvest all or part their distributions in additional shares of Common Stock. Generally, under a DRP dividends paid with respect to shares of Capital Stock are automatically invested in additional shares of Common Stock at a discount to the then current market price.

  Stockholders who own more than a specified number of shares of Common Stock will be eligible to participate in the DRP following the effectiveness of the registration of securities issuable thereunder. This Offering is not related to the proposed DRP, nor has the Company prepared or filed a registration statement with the SEC registering the shares to be issued under the DRP. Prior to buying shares through the DRP, participants will be provided with a DRP prospectus which will constitute a part of such DRP registration statement. The Company's transfer agent will act as the trustee and administrator of the DRP (the "Agent").

  Stockholders will not be automatically enrolled in the DRP. Each stockholder desiring to participate in the DRP must complete and deliver to the Agent an enrollment form, which will be sent to each eligible stockholder following the effectiveness of the registration of the shares to be issued under the DRP. Participation in the DRP will commence with all dividends and distributions payable after receipt of a participant's authorization, provided that the authorization must be received by the Agent at least two business days prior to the record date for any dividends in order for any stockholder to be eligible for reinvestment of such dividends.

                                CAPITALIZATION

  The table below sets forth the capitalization of the Company as of September 30, 1997 and as adjusted to give effect to the sale by the Company of 4,059,500 shares of Common Stock sold in the IPO, the conversion of all outstanding Preferred Stock into Common Stock and the exercise of all Warrants.

                                                     AS OF SEPTEMBER 30, 1997
                                                     --------------------------
                                                     ACTUAL   AS ADJUSTED(1)(2)
                                                     -------  -----------------
                                                          (IN THOUSANDS)
STOCKHOLDERS' EQUITY:
  Capital stock, $0.01 par value, 50,000,000 shares
   authorized:
    Convertible preferred stock; 3,549,999 (actual)
     and 0 (as adjusted) shares issued and
     outstanding.................................... $    36      $    --
    Common Stock; 216,666 (actual) and 11,476,164
     (as adjusted) shares issued and outstanding....       2           115
  Additional paid-in capital........................  49,862       171,658
  Accumulated deficit...............................  (1,643)       (1,643)
  Net unrealized gain on available-for-sale
   securities.......................................   2,239         2,239
  Forgivable notes receivable from founders.........  (3,460)       (3,460)
                                                     -------      --------
      Total......................................... $47,036      $168,909
                                                     =======      ========

--------
(1) Does not include 334,332 shares of Common Stock options granted under Company's Stock Option Plan, of which 309,332 have been granted to executive officers and directors of the Company. See "Management-- Executive Compensation."
(2) Assumes that offering expenses and underwriting discounts on the IPO and this Offering total $5,947,970.

                        MARKET PRICES AND DIVIDEND DATA

  The Common Stock of the Company is traded on the NYSE under the symbol "NFI. The Company has applied to list the Warrants on the NYSE. The following table sets forth, for the periods indicated, the high and low sales prices per share of Common Stock on the NYSE and the cash dividends paid or payable per share of Capital Stock.

         COMMON STOCK PRICES                         CASH DIVIDENDS



                           HIGH   LOW
                          ------ ------
10/31/97 to 12/29/97(1).. 22 3/8 15 1/4

                    DATE   DATE PAID   AMOUNT
     CLASS        DECLARED OR PAYABLE PER SHARE
     -----        -------- ---------- ---------
Preferred Stock.   3/13/97   4/30/97    $0.05
                   6/18/97   7/30/97    $0.05
                   9/18/97  10/20/97    $0.08
Common Stock....  12/19/97   1/27/98    $0.10

--------
(1) The Company's Common Stock began trading on October 31, 1997. There has not yet been a full quarter of trading information which may be reported.

  On December 29, 1997, the last reported sales price for the Common Stock was $15.38 per share. As of December 26, 1997, the Company's 7,516,665 shares of Common Stock were held by over 2,000 stockholders.

  The Company intends to pay quarterly dividends. The Company intends to make distributions to its stockholders of all or substantially all of its taxable income in each year (subject to certain adjustments) so as to qualify for the tax benefits accorded to a REIT under the Code. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the earnings of the Company, financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors may deem relevant from time to time. See "Dividend Policy and Distributions."

                       SELECTED FINANCIAL AND OTHER DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following selected financial data are derived from the financial statements of the Company for the periods presented and should be read in conjunction with the more detailed information therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

                          FOR THE NINE MONTHS ENDED FOR THE SIX MONTHS ENDED FOR THE PERIOD ENDED
                             SEPTEMBER 30, 1997          JUNE 30, 1997       DECEMBER 31, 1996(1)
                          ------------------------- ------------------------ --------------------
STATEMENT OF OPERATIONS
 DATA
 Interest income........          $ 21,545                  $  9,320               $   155
 Interest expense.......            16,224                     6,438                   --
 Net interest income....             5,321                     2,882                   155
 Provision for credit
  losses................             1,444                       718                   --
 Net interest income
  after provision for
  credit losses.........             3,877                     2,164                   155
 Equity in loss of NFI
  Holding Corporation...              (141)                     (432)                  --
 General and
  administrative
  expenses..............             4,764                     2,679                   457
 Net loss...............              (702)                     (879)                 (302)
 Pro forma net loss per
  share(2)..............             (0.16)                    (0.21)                (0.07)
                                                                                    AS OF
                          AS OF SEPTEMBER 30, 1997    AS OF JUNE 30, 1997     DECEMBER 31, 1996
                          ------------------------- ------------------------ --------------------
BALANCE SHEET DATA
 Mortgage assets:
 Mortgage securities....          $267,835                  $284,348               $13,239
 Mortgage loans.........           418,897                   303,732
 Total assets...........           699,133                   601,865                59,796
 Repurchase agreements..           644,195                   540,040                   --
 Stockholders' equity...            47,036                    46,337                46,365
                            AS OF OR FOR THE NINE     AS OF OR FOR THE SIX     AS OF OR FOR THE
                                MONTHS ENDED              MONTHS ENDED           PERIOD ENDED
                             SEPTEMBER 30, 1997          JUNE 30, 1997       DECEMBER 31, 1996(1)
                          ------------------------- ------------------------ --------------------
OTHER DATA
 Acquisition of
  wholesale loan
  production of NovaStar
  Mortgage:
 Principal at funding...          $226,961                  $ 90,380                   --
 Average principal
  balance per loan......          $    142                  $    157                   --
 Weighted average
  interest rate:
  Adjustable-rate
   mortgage loans.......              10.0%                     10.0%                  --
  Fixed rate mortgage
   loans................              10.6%                     10.6%                  --
 Loans with prepayment
  penalties.............                73%                       82%                  --
 Weighted average
  prepayment penalty
  period (in years).....               2.7                       2.7                   --
 Loans purchased in
  bulk:
 Principal at purchase..          $207,240                  $207,240                   --
 Average principal
  balance per loan......          $    106                  $    106                   --
 Weighted average
  interest rate:
  Adjustable-rate
   mortgage loans.......               9.6%                      9.6%                  --
  Fixed rate mortgage
   loans................              10.5%                     10.5%                  --
 Loans with prepayment
  penalties.............                54%                       54%                  --
 Weighted average
  prepayment penalty
  period (in years).....               3.0                       3.0                   --
 Net interest spread....              1.73%                     1.77%                  --
 Net yield..............              2.02%                     2.51%                  --
 Return on assets.......             (0.13)%                   (0.29)%               (1.69)%
 Return on equity.......             (1.99)%                   (3.79)%               (2.18)%
 Taxable income (loss)..          $    871                  $    365               $  (173)
 Taxable income (loss)
  per preferred share...          $   0.23                  $   0.10               $ (0.05)
 Dividends per preferred
  share(3)..............          $   0.18                  $   0.10                   --
 Number of account
  executives............                29                        17                   --

--------
(1) The Company was formed on September 13, 1996. Operations began in substance after the Private Placement which closed on December 9, 1996.
(2) Pro forma net loss per share is based on the weighted average shares of Common Stock and Preferred Stock outstanding, and includes the effect of warrants and options using the treasury stock method.
(3) The level of quarterly dividends is determined by the Board of Directors based upon its consideration of a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters, or of income calculated in accordance with GAAP. See "Dividend Policy and Distributions."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the preceding Selected Financial and Other Data and the Company's Financial Statements and the Notes thereto, included elsewhere in this Prospectus.

SAFE HARBOR STATEMENT

  "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this discussion regarding NovaStar Financial, Inc. (the Company) and its business which are not historical facts are "forward-looking statements" that involve risk and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" commencing on page 15.

OVERVIEW

  The Company is a specialty finance company engaged in the business of acquiring primarily single family residential subprime mortgage loans. The Company was incorporated on September 13, 1996. Through a private placement, the Company raised $47 million in December 1996, allowing it to commence operations. Investments earned $155,000, while general and administrative costs were $457,000, resulting in a net loss of $302,000 during the period from inception to December 31, 1996. Those operating results are not meaningful to the on-going operations of the Company. The asset size of the Company has grown since the initial capitalization to $699 million as of September 30, 1997. The operating results and financial condition of the Company reflect this growth and should be interpreted accordingly.

  The Company owns 100 percent of the non-voting preferred stock of NFI Holding Corporation (Holding) for which it receives 99 percent of any dividends paid by Holding. The founders of the Company own the voting common stock of Holding. NovaStar Mortgage is a wholly owned subsidiary of Holding. Certain key officers of the Company serve as officers of Holding and NovaStar Mortgage and the founders are the only members of the Board of Directors of Holding and NovaStar Mortgage. The Company accounts for its investment in Holding using the equity method.

  The Company generates income principally from the earnings on its Mortgage Assets. The Company uses a combination of equity and borrowings to finance the acquisition of its Mortgage Assets. The Board of Directors has established Capital Allocation Guidelines ("CAG") which assist management in assessing the appropriate combination of equity and debt. The CAG are intended to keep the Company properly leveraged by (i) matching the amount of leverage allowed to the riskiness (return and liquidity) of an asset and (ii) monitoring the credit and prepayment performance of each investment to adjust the required capital. Until the Company is fully leveraged, it will not reach its full earnings potential. Since inception, the Company has used less debt financing than the maximum allowed under the CAG as it has reserved the use of equity funding for future loan acquisitions.

  A significant portion of the Company's Mortgage Assets earn adjustable interest rates based on short-term interest rates. All of the Company's borrowings bear short-term rates of interest. As a result, net interest income depends on prevailing market rates, as well as the volume of interest-earning assets and interest-bearing liabilities. Increases in short-term interest rates will generally increase the yield on Mortgage Assets and the cost of related borrowings. However, to the extent that borrowing costs adjust at different times or amounts relative to the yield on Mortgage Assets, the Company is subject to interest rate risk. When the cost of borrowings increases more rapidly than the yield on assets, net interest income may be reduced. Conversely, decreases in short-term rates may decrease the interest cost on the Company's borrowings more rapidly than the yield on assets causing an increase in net interest income. Management monitors and aggressively manages interest rate risk. However, the Company's Mortgage Asset portfolio cannot be completely hedged against changing interest rates.

  A major component of the operations of the Company is the equity in earnings
(loss) of NFI Holding Corporation, which includes the results of NovaStar Mortgage. Many costs of NovaStar Mortgage are directly related to the infrastructure necessary to support current period wholesale loan production, which has grown from a monthly total of $2.9 million in February 1997 to $51.3 million in September 1997. Revenue, on the other hand, is dependent on the size and composition of the Company's Mortgage Asset portfolio. As a result, during the first nine months of 1997, the Company's operating results reflect the substantial costs related to building the mortgage lending and servicing infrastructure and have exceeded the income from the Company's portfolio of Mortgage Assets. Management believes that infrastructure will allow NovaStar Mortgage to originate Mortgage Assets at favorable prices compared to those which could be acquired in the secondary market.

  The Company's borrowers generally have substantial equity in the property securing the loan, but have impaired or limited credit profiles or higher debt-to-income ratios than traditional mortgage lenders allow. The Company's borrowers also include individuals who, due to self-employment or other circumstances, have difficulty verifying their income, as well as individuals who prefer the prompt and personalized service provided by the Company. Because these borrowers typically use the proceeds of the loan to consolidate and refinance debt, and to finance home improvements, education and other consumer needs, it is expected that the volume of loans originated by NovaStar Mortgage will be less dependent on the general level of interest rates or home sales and therefore less cyclical than conventional mortgage lending.

  Principally through the mortgage lending operation of NovaStar Mortgage, the Company will continue adding interest-earning assets to its balance sheet. Prior to the initial public offering, the Company reached the maximum level of interest-earning assets for the debt/equity mix allowed under its CAG. Securing additional capital allows the Company to further develop and grow its balance sheet. The initial public offering increased the Company's capital base by issuing shares of Common Stock. Capital will, in the short term, be used to retire certain borrowings. In the long term, proceeds would be used primarily to acquire additional Mortgage Assets. The Company expects to be able to continue adding interest-earning assets to more effectively utilize the Company's human and other resources.

FORGIVABLE NOTES RECEIVABLE FROM FOUNDERS

  The Company's founders received 216,666 units upon closing of the 1996 private placement. A unit consisted of one share of convertible preferred stock and one common stock warrant. Payment for these units was made by the founders delivering forgivable promissory notes. Principal on these notes will be forgiven if certain incentive performance targets are achieved. The incentive tests relate to the total return generated to investors in the private placement. Total return includes the appreciation of the Company's stock price, the value of the warrant, and dividends paid. One tranche will be forgiven for each fiscal period that the Company generates a total return of 15 percent to investors in the private placement. All tranches will be forgiven if the Company generates a 100 percent return. As of September 30, 1997, the aggregate amount receivable from founders was $3.4 million, including $210,000 of accrued interest.

  Investors in the 1996 private placement offering paid $15 for each unit acquired. Warrants issued in connection with the private placement were assigned a value of $1.50. During October 1997, the Company completed an initial public offering of its common stock at a price of $18 per share. Accordingly, it is likely the Company will achieve a 15% return to private placement investors during 1997, resulting in the forgiveness of one tranche of the forgivable notes. This will result in the recognition of $1.1 million non-cash charge to earnings during the 1997 fourth quarter.

FINANCIAL CONDITION AS OF SEPTEMBER 30, 1997

  During the first five months of 1997, the Company added over $200 million in mortgage loans to its balance sheet through the purchase of bulk pools of loans originated by other mortgage lenders. After that time, the Company has not purchased any bulk pools of loans. During February 1997, NovaStar Mortgage originated its first wholesale production loans. From that time through September 30, 1997, NovaStar Mortgage has originated

1,602 wholesale production loans with an aggregate principal amount of $227 million. The Company has purchased all loans originated by NovaStar Mortgage during 1997. Table I is a summary of wholesale loan originations and bulk acquisitions by month.

                                    TABLE I
                WHOLESALE LOAN ORIGINATIONS(1) AND ACQUISITIONS
          NINE MONTHS ENDED SEPTEMBER 30, 1997 (DOLLARS IN THOUSANDS)

                           WHOLESALE
                        ORIGINATIONS(1)   BULK ACQUISITIONS        TOTAL
                       ------------------ ------------------ ------------------
                        NUMBER  PRINCIPAL  NUMBER  PRINCIPAL  NUMBER  PRINCIPAL
                       OF LOANS  AMOUNT   OF LOANS  AMOUNT   OF LOANS  AMOUNT
                       -------- --------- -------- --------- -------- ---------
January...............    --    $    --      851   $ 94,710     851   $ 94,710
February..............     17      2,941     376     41,784     393     44,725
March.................     51      9,747     195     20,938     246     30,685
April.................    132     19,219     427     39,753     559     58,972
May...................    173     29,964     103     10,055     276     40,019
June..................    204     28,509     --         --      204     28,509
July..................    271     35,228     --         --      271     35,228
August................    365     50,073     --         --      365     50,073
September.............    389     51,280     --         --      389     51,280
                        -----   --------   -----   --------   -----   --------
    Total.............  1,602   $226,961   1,952   $207,240   3,554   $434,201
                        =====   ========   =====   ========   =====   ========

--------
(1) Loans originated by NovaStar Mortgage and purchased by the Company.

  Further details regarding mortgage loans outstanding as of September 30, 1997 are given in various sections of "Business".

  The Company has been an active investor in mortgage securities issued by Government-sponsored entities. During the nine months ended September 30, 1997, the Company acquired securities with an aggregate cost of $380.8 million and sold securities with an aggregate carrying value, at the time of sale, of $99.8 million. As of September 30, 1997, mortgage securities totaled $267.8 million.

  Loans originated through the lending operations of NovaStar Mortgage have typically been funded through NovaStar Mortgage's $50 million mortgage loan warehouse agreement with First Union National Bank. The Company has a $300 million master repurchase line with Merrill Lynch Mortgage Capital, Inc. and Merrill Lynch Credit Corporation to fund acquisitions of Mortgage loans. During the third quarter, the line was temporarily increased to $400 million while the Company was preparing for the private placement of its CMO. During the first nine months of 1997, funds borrowed under this agreement were used to acquire some of the largest pools of mortgage loans acquired by the Company. Funds borrowed against the master repurchase agreement are also used to buy loans from NovaStar Mortgage, which in turn pays down advances under its warehouse line of credit to free its use for further wholesale production. Management expects to continue using this method for the short-term financing of its mortgage lending operation.

  Acquisitions of agency-issued mortgage securities have been financed by using individual assets as collateral for repurchase agreements. These agreements have been executed with a number of reputable securities dealers. Management expects to continue using this method to finance its acquisition of mortgage securities.

  Under the terms of all financing arrangements, lending institutions require "over-collateralization" from the Company. The value of the collateral generally must exceed the allowable borrowing by two to five percent. As a result, the Company must have resources available to cover this "haircut." Proceeds from the private placement have been used for such purpose. Management expects to use proceeds from future capital issuances in this manner.

  Amounts outstanding under borrowing arrangements aggregated $644.2 million as of September 30, 1997.

  The Company expects to make a regular practice of aggregating substantially all of its outstanding mortgage loans to serve as collateral for the issuance of its own collateralized mortgage obligations ("CMO"). Proceeds from these issuances will be used to repay amounts borrowed under its repurchase and other short-term financing agreements. This will free those facilities for further asset acquisitions.

  The Company issued its first CMO during October 1997 in a private transaction in which approximately $276 million in mortgage loans serve as collateral of debt issued with a face amount of $264 million. The debt issuance has an estimated life of 2.0 years and bears interest based on one month LIBOR plus 25 basis points, which resets monthly. Proceeds from the issuance of this CMO were used to repay amounts borrowed under the Company's master repurchase agreement.

RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 1997

 Net Interest Income

  Interest Income. The Company had average interest-earning assets of $351.6 million during the nine months ended September 30, 1997, including $135.4 million of mortgage securities, and $216.2 million of mortgage loans. During the nine month period, mortgage securities earned $6.8 million, or a yield of
6.7 percent, while mortgage loans earned $14.7 million, or a yield of 9.1 percent. In total, assets earned $21.5 million, or an 8.2 percent yield.

  A substantial portion of the mortgage loans owned by the Company have interest rates that fluctuate with short-term market interest rates. However, many of these mortgage loans have initial coupons lower than current market rates ("teaser" rates). As a result, during the first nine months of 1997 these assets, collectively, have not adjusted upward to their full potential coupon rate. This results in a temporarily lower rate and lower interest yield to the Company. As these assets "season," they should increase to their higher rates and result in higher yields to the Company.

  The Company acquires substantially all of its mortgage loans at a premium. Such premiums are amortized as a reduction of interest income over the estimated lives of the assets. If mortgage principal repayment rates accelerate, the Company will recognize more premium amortization, thereby reducing the effective yield on the assets. Decelerating repayment rates will have the opposite effect on asset yields. To mitigate the effect of prepayments, the Company generally strives to acquire mortgage loans that have some form of prepayment penalty. Of all loans acquired from NovaStar Mortgage during the nine months ended September 30, 1997, 73 percent had prepayment penalties for at least the first two years of the loan. Fifty-four percent of the loans acquired through bulk purchases by the Company had prepayment penalties. For loans with prepayment penalties, the weighted average prepayment penalty period is 2.7 years for mortgage loans originated by the Company and
3.0 years for those acquired through bulk purchases.

  As noted above, interest income is a function of volume and rates. Management expects its Mortgage Asset portfolio to continue to increase through wholesale loan originations. Management will continue to monitor the market for mortgage securities and whole loan mortgage pools and will acquire Mortgage Assets that are appropriate for its overall asset/liability strategy. Increasing volume of assets will cause future increases in interest income, while declining balances will reduce interest income. Market interest rates will also affect future interest income.

  Interest Expense. The cost of borrowed funds for the Company was $16.2 million during the nine months ended September 30, 1997, or 6.4 percent of average borrowings. Advances under the master repurchase agreement bear interest at rates based on LIBOR, plus a spread. During the nine months ended September 30, 1997, the one month LIBOR averaged 5.6 percent. As with interest income, the Company's cost of funds in the future will largely depend on market conditions, most notably levels of short-term interest rates. Rates on other borrowings generally fluctuate with short-term market interest rates, such as LIBOR or the Federal Funds rate.

  Table II presents a summary of the average interest-earning assets, average interest-bearing liabilities, and the related yields and rates thereon for the nine months ended September 30, 1997.

                                TABLE II
     INTEREST ANALYSIS NINE MONTHS ENDED SEPTEMBER 30, 1997 (DOLLAR
                          AMOUNTS IN THOUSANDS)

                                               DAILY
                                              AVERAGE     INTEREST      ANNUAL
                                              BALANCE  INCOME/EXPENSE YIELD/RATE
                                              -------- -------------- ----------
      ASSETS
        Mortgage securities.................. $135,380    $ 6,796        6.69%
        Mortgage loans.......................  216,233     14,749        9.09
                                              --------    -------        ----
          Total interest-earning assets...... $351,613     21,545        8.17
                                              ========
      LIABILITIES
        Master repurchase agreement.......... $191,671      9,747        6.78
        Other repurchase agreements..........  127,911      5,646        5.89
        Other borrowings (1).................   16,397        831        6.76
                                              --------    -------        ----
          Total borrowings................... $355,981     16,224        6.44
                                              ========    -------
      Net interest income....................             $ 5,321
                                                          =======
      Net interest spread....................                            1.73%
                                                                         ====
      Net yield..............................                            2.02%
                                                                         ====

     --------
     (1) Represents borrowings of NovaStar Mortgage and interest paid thereon. The Company reimburses interest expenses incurred by NovaStar Mortgage under the terms of an Administrative Services Outsourcing Agreement. See Note 9 to the Company's financial statements.

  Net Interest Income and Spread. Net interest income during the first nine months of 1997 was $5.3 million, or 2.02 percent of average interest-earning assets. Net interest spread for the Company was 1.73 percent during the nine months ended September 30, 1997. Net interest income and the spread are functions of the yield of the Company's assets relative to its costs of funds. During the first half of 1997, the cost of funds was relatively low and stable. This lower cost of funds offsets, to some degree, the lower yield on "teased" assets, as discussed above. In addition, the Company has entered into interest rate agreements to mitigate the exposure to variations in interest rates on interest-earning assets that are different from the variations in interest incurred on borrowings. The volume of assets and liabilities and how well the Company manages the spread between earnings on assets and the cost of funds will dictate future net interest income.

  Impact of Interest Rate Agreements. During the nine months ended September 30, 1997, the Company entered into certain interest rate agreements designed to mitigate exposure to interest rate risk. Two of these agreements are interest rate cap agreements, with a combined notional amount of $170 million, which require the Company to pay a monthly fixed premium while allowing it to receive a rate that adjusts with LIBOR, when rates rise above a certain agreed-upon rate. The other agreements are simple fixed to floating interest rate swaps with an aggregate notional amount of $191 million. These agreements are used to, in effect, alter the interest rates on funding costs to more closely match the yield on interest-earning assets. During the nine months ended September 30, 1997, the Company incurred net interest expense on these agreements of $808,000. Net income earned from or expense incurred on these agreements is accounted for on the accrual method and is recorded as an adjustment to interest expense.

 Gains and Losses on Securities Sales

  The Company classifies its mortgage securities as available-for-sale because management may deem it appropriate to sell securities, from time to time, to reallocate the Company's capital. Since inception, the Company has not sold any mortgage loans and, as a general rule the Company does not intend to sell mortgage loans in the future. The Company's strategy is to hold and service mortgage loans in order to earn the spread over the life of the loans, rather than sell the loans and recognize the gain or loss in the current period.

 Provisions for Credit Losses

  In 1997, the Company started providing regular allowances for credit losses in connection with its initial bulk purchases of loans and wholesale originations. The Company has not experienced any credit losses to date, but management expects that losses will be incurred in the future. The Company regularly evaluates the potential for credit losses for mortgage loans held in its portfolio. Since the Company has limited actual performance history for its loan portfolio, losses have been provided for primarily based on general industry trends and on the judgement of the Company's management.

  The Company believes that loan defaults occur throughout the life of a loan or group of loans. As a result, the Company believes it is appropriate to record provisions for credit losses against income over the estimated life of the loans, rather than immediately upon acquisition of the loan. Currently, the Company provides for credit losses depending on the type and credit grade of loans comprising the portfolio. The amount of the provision as a percent of the loans will vary. During the nine months ended September 30, 1997, the Company provided $1,444,000 for credit losses.

  Table III presents a summary of delinquent loans as of September 30, 1997. The low level of delinquencies is reflective of the short amount of time loans originated or acquired by the Company have been outstanding. Management expects to experience higher rates of delinquency in the future and has established the appropriate staff and policies to monitor delinquencies.

                                   TABLE III
                               LOAN DELINQUENCIES
                            AS OF SEPTEMBER 30, 1997

                                                            PERCENT
                                                            OF TOTAL
                                                            MORTGAGE OUTSTANDING
                                                             LOANS    PRINCIPAL
                                                            -------- -----------
      Loans delinquent 60 to 90 days.......................  1.77%     $ 7,179
      Loans delinquent greater than 90 days................  1.47%       5,941
                                                             -----     -------
          Total............................................  3.24%     $13,120
                                                             =====     =======

 General and Administrative Expenses

  Table IV displays general and administrative expenses for the nine months ended September 30, 1997.

                                    TABLE IV
                      GENERAL AND ADMINISTRATIVE EXPENSES
              NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN THOUSANDS)

      Administrative services provided by NovaStar Mortgage............. $2,450
      Loan servicing....................................................    701
      Compensation and benefits.........................................    694
      Professional and outside services.................................    430
      Office administration.............................................    201
      Other.............................................................    288
                                                                         ------
      Total............................................................. $4,764
                                                                         ======

  The primary component of general and administrative expenses is the administrative service fee paid to NovaStar Mortgage. NovaStar Mortgage provides mortgage loan underwriting and funding services on behalf of the Company. During the nine months ended September 30, 1997, the fee paid for these services was $2,450,000.

  Compensation and benefits include employee base salaries, benefit costs and incentive bonus awards. The number of employees and the related compensation costs have increased throughout the first nine months of 1997 as the Company has continued to hire staff.

  Loan servicing consists of direct costs associated with the mortgage loan servicing operation, which the Company outsourced until July 15, 1997. Effective July 15, 1997, the Company engaged NovaStar Mortgage to service its mortgage loans. Management believes that by servicing its own mortgage loans (through NovaStar Mortgage), the Company will be able to more readily monitor and control delinquencies and defaults. Management believes this is particularly important in the subprime sector of the mortgage industry. In addition, management believes cost efficiencies can be gained from servicing the Company's loans "in house".

  Professional and outside services includes the cost of contract labor, as well as fees for legal and accounting services. Management has used contract labor services extensively during the development of its operations during the nine months ended September 30, 1997, particularly in the area of systems development. As permanent employees are hired, management anticipates using contract labor to a lesser extent during the remainder of 1997. Legal fees during the nine months ended September 30, 1997 relate to the execution of numerous agreements with market counterparties.

  Office administration includes such items as telephone, office supplies, postage, delivery, maintenance and repairs. Certain of these items have been necessarily high during the start up phase of the Company. Management expects many of these expenses to increase relative to production in future periods.

 Equity in Earnings of Unconsolidated Subsidiary

  The Company owns 100 percent of the preferred stock and receives 99 percent of the economic benefits of Holding, which wholly owns NovaStar Mortgage. The Company accounts for its investment in Holding on the equity method. For the nine months ended September 30, 1997, Holding incurred a loss of $143,000, of which the Company recorded its portion ($142,000). The loss generated by Holding is a result of the significant general and administrative expense incurred by NovaStar Mortgage in building its wholesale lending infrastructure. NovaStar Mortgage incurs significant general and administrative expenses in generating loan production. The Company pays NovaStar Mortgage an administrative outsourcing fee for costs associated with its loan production operation as the Company purchases these loans at the time of funding.

  During the first nine months of 1997, NovaStar Mortgage incurred significant costs in developing its infrastructure for the loan origination operation. The primary expense for NovaStar Mortgage is compensation and benefits for its sales, underwriting and supporting staffs. Substantial expenses related to professional fees were also incurred.

 Net Loss

  During the nine months ended September 30, 1997, the Company recorded a net loss of $702,000, primarily as a result of the significant costs associated with the development of its operations and NovaStar Mortgage. During the first part of 1997, the Company focused on the hiring of key employees and the development of policies and procedures. The results for the nine months ended September 30, 1997 also reflect the significant cost of developing operations. During the Company's rapid expansion in 1997, the Company's operating expenses have increased more rapidly than its revenues.

 Taxable Income (Loss)

  Income reported for financial reporting purposes as calculated in accordance with generally accepted accounting principles ("GAAP") differs from income computed for income tax purposes. This distinction is important as dividends paid to the Company's stockholders are based on taxable income. For tax purposes, the provision for credit losses is not deductible. In addition, income reported for financial reporting purposes includes the results of Holding under the equity method. Such entities are excluded in the preparation of the Company's income tax returns. Table V is a summary of the differences between the net loss reported for GAAP, as reported herein, and taxable income of NFI.

                                    TABLE V
                                 TAXABLE INCOME
              NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN THOUSANDS)

      Net loss......................................................... $ (702)
      Results of Holding and subsidiary................................    143
      Provision for credit losses......................................  1,444
      Other, net.......................................................    (14)
                                                                        ------
          Taxable income............................................... $  871
                                                                        ======

FINANCIAL CONDITION AS OF JUNE 30, 1997

  During the first half of 1997, the Company added over $200 million in mortgage loans to the balance sheet through the purchase of bulk pools of loans originated by other mortgage lenders. In addition the Company has purchased all loans originated by NovaStar Mortgage. During February 1997, NovaStar Mortgage originated its first wholesale production loans. From that time until June 30, 1997 NovaStar Mortgage has originated 577 wholesale production loans with an aggregate principal amount of $90 million. Table VI summarizes the Company's loan originations and bulk acquisitions by month.

                                    TABLE VI
                WHOLESALE LOAN ORIGINATIONS(1) AND ACQUISITIONS
             SIX MONTHS ENDED JUNE 30, 1997 (DOLLARS IN THOUSANDS)

                           WHOLESALE
                        ORIGINATIONS(1)   BULK ACQUISITIONS        TOTAL
                       ------------------ ------------------ ------------------
                        NUMBER  PRINCIPAL  NUMBER  PRINCIPAL  NUMBER  PRINCIPAL
                       OF LOANS  AMOUNT   OF LOANS  AMOUNT   OF LOANS  AMOUNT
                       -------- --------- -------- --------- -------- ---------
      January.........   --      $   --      851   $ 94,710     851   $ 94,710
      February........    17       2,941     376     41,784     393     44,725
      March...........    51       9,747     195     20,938     246     30,685
      April...........   132      19,219     427     39,753     559     58,972
      May.............   173      29,964     103     10,055     276     40,019
      June............   204      28,509     --         --      204     28,509
                         ---     -------   -----   --------   -----   --------
          Total.......   577     $90,380   1,952   $207,240   2,529   $297,620
                         ===     =======   =====   ========   =====   ========

     --------
     (1) Loans originated by NovaStar Mortgage and purchased by the Company.

  Further details regarding mortgage loans outstanding as of June 30, 1997 are given in various sections of "Business" and in Note 3 to the Company's financial statements.

  As an alternative investment while NovaStar Mortgage's wholesale production has been growing, the Company has been an active investor in Mortgage Securities issued by government-sponsored entities. During the six months ended June 30, 1997, the Company acquired securities with an aggregate cost of $378.5 million and sold securities with an aggregate carrying value, at the time of sale, of $99.8 million. Proceeds from these sales were reinvested in other Mortgage Securities issued by government-sponsored entities, deemed by the Company to be preferable under its asset liability management strategy. As of June 30, 1997, Mortgage Securities totaled $284.3 million. Details of Mortgage Securities are provided in Note 2 to the Company's financial statements.

  Loans originated through the lending operations of NovaStar Mortgage have typically been funded through NovaStar Mortgage's $50 million mortgage loan warehouse agreement with First Union National Bank. The Company has a $300 million master repurchase agreement with Merrill Lynch Mortgage Capital, Inc. and Merrill Lynch Credit Corporation to fund acquisitions of Mortgage loans. During the first half of 1997, funds borrowed under this agreement were used to acquire some of the largest pools of mortgage loans acquired by the Company. Funds borrowed against the master repurchase agreement are also used to buy loans from NovaStar Mortgage, which in turn pays down advances under its warehouse line of credit to free its use for further wholesale production. Management expects to continue using this method for the short-term financing of its mortgage lending operations.

  Acquisitions of agency-issued Mortgage Securities by the Company have been financed by using individual assets as collateral for repurchase agreements. These agreements have been executed with a number of reputable securities dealers. Management expects to continue to finance the acquisition of Mortgage Securities using this method.

  Under the terms of all financing arrangements, lending institutions require "over-collateralization" from the Company. The value of the collateral generally must exceed the allowable borrowing by two to five percent. As a result, the Company must have resources available to cover this "haircut." Proceeds from the Private Placement have been used for such purpose. Proceeds from future capital issuances, including this Offering, will also be used in this manner.

  Amounts outstanding under the Company's borrowing arrangements aggregated $540.0 million as of June 30, 1997. Details of these borrowings are included in
Note 4 to the Company's financial statements. In addition, as of June 30, 1997 the Company had $14.1 million due to NovaStar Mortgage for the purchase of mortgage loans.

  The Company expects to make a regular practice of aggregating substantially all of its outstanding mortgage loans to serve as collateral for the issuance of its own collateralized mortgage obligations ("CMOs"). Proceeds from issuing CMOs will be used to repay amounts borrowed master repurchase agreements. This will free those facilities for further asset acquisitions.

  The Company intends to structure these transactions as financing arrangements, as opposed to sales of mortgage loans. See "Business--Portfolio Management--Mortgage Loans held as Collateral for Structured Debt." As a result, the consummation of these transactions will not significantly alter the financial position of the Company. Although the Company may experience some change in its overall financing costs through issuing CMOs, management does not expect the impact to the results of operations for the Company to be significant.

  CMO offerings will be credit enhanced in two ways. CMOs will be over-collateralized in the amount of approximately two to five percent, meaning that the unpaid principal on the underlying collateral will be approximately 102 to 105 percent of the debt issued. Overcollateralization provides assurance to the debt-holders that the collateral underlying the debt securities will be sufficient to cover debt obligations. Also, the Company will buy insurance to guarantee, in the event of default, that the Company's CMO obligations will be met.

  The Company issued its first CMO during October 1997 in a private transaction in which approximately $275 million in mortgage loans serve as collateral for debt issued with a face amount of $265 million. See Note 12 to the Company's financial statements.

RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1997

 Net Interest Income

  Table VII presents a summary of the average interest-earning assets, average interest-bearing liabilities, and the related yields and rates thereon for the six months ended June 30, 1997.

  Interest Income. The Company had average interest-earning assets of $229.7 million during the six months ended June 30, 1997. Of these, $63.0 million were Mortgage Securities, and $166.6 million were mortgage loans. During the period, mortgage securities earned $2.2 million, or a yield of 7.1 percent, while mortgage loans earned $7.1 million, or a yield of 8.5 percent. In total, the Company earned $9.3 million, or a yield of 8.1 percent.

  A substantial portion of the mortgage loans owned by the Company have interest rates that fluctuate with short-term market interest rates. However, many of these mortgage loans have initial coupons lower than market rates ("teaser" rates). As a result, during the first six months of 1997, the assets, collectively, have not adjusted upward to their full potential coupon rate. The effect of this is a temporary lower rate and lower interest yield to the Company. As these assets "season," they should increase to their higher rates and result in higher yields.

  The Company acquires substantially all of its mortgage loans at a premium. Such premiums are amortized as a reduction of interest income over the estimated lives of the assets. If mortgage principal repayment rates accelerate, the Company will recognize more premium amortization, thereby reducing the effective yield on the assets. Decelerating repayment rates will have the opposite effect on asset yields. To mitigate the effect of prepayments, the Company generally strives to acquire mortgage loans that have some form of prepayment penalty. Of all the loans originated during the six months ended June 30, 1997, 82 percent had prepayment penalties for at least the first two years of the loan. Fifty-four percent of the loans acquired through bulk purchases by the Company had prepayment penalties. For loans with prepayment penalties the weighted average prepayment penalty period is 2.7 years for mortgage loans originated by NovaStar Mortgage and 3.0 years for those acquired through bulk purchases.

  As noted above, interest income is a function of volume and rates. Management expects the asset portfolio to continue to increase through its wholesale loan origination operation. Management will continue to monitor the markets for Mortgage Securities and whole loan mortgage pools and will acquire Mortgage Assets that are appropriate for its overall asset/liability strategy. Increasing volume of assets will cause future increases in interest income, while declining balances will reduce interest income. Market interest rates will also affect future interest income.

  Interest Expense. The cost of borrowed funds for the Company was $6.4 million during the six months ended June 30, 1997. Advances under the master repurchase agreement bear interest at rates based on LIBOR, plus a spread. During the six months ended June 30, 1997, one month LIBOR averaged 5.6 percent. As with interest income, the Company's cost of funds in the future will largely depend on market conditions, most notably levels of short-term interest rates. Rates on other borrowings generally fluctuate with short-term market interest rates, such as LIBOR or the Federal Funds rate.

                                   TABLE VII
                               INTEREST ANALYSIS
         SIX MONTHS ENDED JUNE 30, 1997 (DOLLARS AMOUNTS IN THOUSANDS)

                                                         DAILY   INTEREST ANNUAL
                                                        AVERAGE  INCOME/  YIELD/
                                                        BALANCE  EXPENSE   RATE
                                                        -------- -------- ------
      ASSETS
        Mortgage securities............................ $ 63,025  $2,241   7.11%
        Mortgage loans.................................  166,644   7,079   8.50
                                                        --------  ------
          Total interest-earning assets................ $229,669   9,320   8.12
                                                        ========
      LIABILITIES
        Master repurchase agreement.................... $132,937   4,359   6.56
        Other repurchase agreements....................   56,226   1,637   5.82
        Other borrowings(1)............................   13,711     442   6.44
                                                        --------  ------
          Total borrowings............................. $202,874   6,438   6.35
                                                        ========  ======
      Net interest income..............................           $2,882
                                                                  ======
      Net interest spread..............................                    1.77%
                                                                           ====
      Net yield........................................                    2.51%
                                                                           ====

--------
(1) Represents borrowings of NovaStar Mortgage and interest paid thereon. The Company reimburses interest expenses incurred by NovaStar Mortgage under the terms of an Administrative Services Outsourcing Agreement. See Note 9 to the Company's financial statements.

  Net Interest Income and Spread. Net interest income during the first six months of 1997 was $2.9 million, or 2.51 percent of average interest-earning assets. Net interest spread, the difference between the annual yield earned on interest-earning assets and the rate paid on borrowings, for the Company was
1.77 percent during the six months ended June 30, 1997. Net interest income and the spread are functions of the yield of the Company's assets relative to its costs of funds. During the first half of 1997, the cost of funds was relatively low and stable. The low cost of funds offset, to some degree, the lower yield on the assets due to their teaser rates, as discussed above. In addition, the Company has entered into interest rate agreements to mitigate the exposure to variations in interest rates on interest-earning assets that are different from the variations in interest incurred on borrowings. The volume of assets and liabilities and how well the Company manages the spread between earnings on assets and the cost of funds will dictate future net interest income.

  Impact of Interest Rate Agreements. During the six months ended June 30, 1997, the Company entered into interest rate agreements designed to mitigate exposure to interest rate risk. See "Business--Portfolio Management." Two of these agreements are interest rate cap agreements, with a combined notional amount of $75 million, which require the Company to pay a monthly fixed premium while allowing the Company to receive a rate that adjusts with LIBOR, when rates rise above a certain agreed-upon rate. The other agreements are simple fixed to floating interest rate swaps with an aggregate notional amount of $191 million. These agreements are used to, in effect, alter the interest rates on funding costs to more closely match the yield on interest-earning assets. During the six months ended June 30, 1997, the Company incurred net interest expense on these agreements of $346,000. Net income earned from or expense incurred on these agreements is accounted for on the accrual method and is recorded as an adjustment to interest expense. Further details regarding these agreements are provided in Notes 4 and 5 to the Company's financial statements.

 Gains and Losses on Sales

  The Company classifies its Mortgage Securities as available-for-sale. Management may deem it appropriate to sell securities, from time to time, to reallocate the Company's capital. Since inception, the Company has not sold mortgage loans and the Company does not intend to sell mortgage loans in the future. The strategy of the Company is to hold and service mortgage loans in order to earn the spread over the life of the loans, rather than sell the loans and recognize the gain or loss in the current period.

 Provisions for Credit Losses

  In 1997, the Company started providing regular allowances for credit losses in connection with its initial bulk purchases of loans and wholesale originations. The Company has not experienced any credit losses to date, but management expects that losses will be incurred in the future. The Company regularly evaluates the potential for credit losses for mortgage loans held in its portfolio. Since the Company has limited actual performance history for its loan portfolio, losses have been provided for primarily based on general industry trends and on the judgement of the Company's management.

  The Company believes that loan defaults occur throughout the life of a loan or group of loans. As a result, the Company believes it is appropriate to record provisions for credit losses against income over the estimated life of the loans, rather than immediately upon acquisition of the loan. Currently, the Company provides for credit losses depending on the type and credit grade of loans comprising the portfolio. The amount of the provision as a percent of the loans will vary. During the six months ended June 30, 1997, the Company provided $718,000 for credit losses.

  Table VIII presents a summary of delinquent loans as of June 30, 1997. The low level of delinquencies is reflective of the short amount of time loans originated or acquired by the Company have been outstanding. Management expects to experience higher rates of delinquency in the future and has established the appropriate staff and policies to monitor delinquencies.

                                  TABLE VIII
                              LOAN DELINQUENCIES
                              AS OF JUNE 30, 1997

                                                                      PERCENT OF
                                                                        TOTAL
                                                                       MORTGAGE
                                                                        LOANS
                                                                      ----------
      Loans delinquent 60 to 90 days.................................   0.98%
      Loans delinquent greater than 90 days..........................   0.87%

 General and Administrative Expenses

  Table IX displays general and administrative expenses for the six months ended June 30, 1997.

                                   TABLE IX
                      GENERAL AND ADMINISTRATIVE EXPENSES
                 SIX MONTHS ENDED JUNE 30, 1997 (IN THOUSANDS)

      Administrative services provided by NovaStar Mortgage.............. $1,250
      Loan servicing.....................................................    571
      Compensation and benefits..........................................    369
      Professional and outside services..................................    249
      Office administration..............................................    112
      Other..............................................................    128
                                                                          ------
          Total.......................................................... $2,679
                                                                          ======

  The primary component of general and administrative expenses is the administrative service fee paid to NovaStar Mortgage for loan origination. During the six months ended June 30, 1997, this fee was $1,250,000. See Note 9 to the Company's financial statements.

  Loan servicing consists of direct costs associated with the mortgage loan servicing operation, which the Company outsourced until July 15, 1997. Effective July 15, 1997, the Company engaged NovaStar Mortgage to service its mortgage loans. Management believes that by servicing its own mortgage loans (via its taxable affiliate), the Company will be able to more readily monitor and control delinquencies and defaults. Management believes this is particularly important in the subprime sector of the mortgage industry. In addition, management believes cost efficiencies can be gained from servicing the Company's loans "in house."

  Compensation and benefits include employee base salaries, benefit costs and incentive bonus awards. The number of employees and the related compensation costs have increased throughout the first six months of 1997 as the Company has continued to hire staff. Certain personnel costs directly related to the origination of mortgage loans are deferred and recognized as a yield adjustment on such mortgage loans, using the interest method.

  Professional and outside services includes the cost of contract labor, as well as fees for legal and accounting services. Management has used contract labor services extensively during the development of its operations during the six months ended June 30, 1997, particularly in the area of systems development. As permanent employees are hired, management anticipates using contract labor to a lesser extent during the remainder of 1997. Legal fees during the six months ended June 30, 1997 relate to the execution of numerous agreements with market counterparties.

  Office administration includes such items as telephone, office supplies, postage, delivery, maintenance and repairs. Certain of these items have been necessarily high during the start up phase of the Company. Management expects many of these expenses to increase relative to production in future periods.

 Equity in Earnings of Unconsolidated Subsidiary


  The Company owns 100 percent of the preferred stock and receives 99 percent of the economic benefits of Holding, which wholly owns NovaStar Mortgage. The Company accounts for its investment in Holding on the equity method. For the six months ended June 30, 1997, Holding incurred a loss of $436,000, of which the Company recorded its portion ($432,000). The loss generated by Holding is a result of the significant general and administrative expenses incurred by NovaStar Mortgage in building its wholesale lending infrastructure. NovaStar Mortgage incurs significant general and administrative expenses in generating loan production. The Company pays NovaStar Mortgage an administrative outsourcing fee for costs associated with its loan production operation as the Company purchases these loans at the time of funding.

  During the first six months of 1997, NovaStar Mortgage incurred significant costs in developing its infrastructure for the loan origination operation. The primary expense for NovaStar Mortgage is compensation and benefits for its sales, underwriting and supporting staffs. Substantial expenses related to professional fees were also incurred.

  The consolidated financial statements for Holding are presented beginning at page F-19.

 Net Loss

  During the six months ended June 30, 1997, the Company recorded a net loss of $879,000, primarily as a result of the significant costs associated with the development of its operations and those of NovaStar Mortgage. From the date of the closing of the Private Placement in December 1996 through June 30, 1997, the Company's and NovaStar Mortgage's focus was on the hiring of key employees and the development of policies and procedures. The Company did not generate significant income during 1996. In addition, the results for the six months ended June 30, 1997 reflect the significant cost of developing operations. During the Company's rapid expansion during 1997, the Company's operating expenses have increased more rapidly than its revenues.

 Taxable Income (Loss)

  Income reported for financial reporting purposes as calculated in accordance with generally accepted accounting principles (GAAP) differs from income computed for income tax purposes. This distinction is important as dividends paid to the Company's stockholders are based on taxable income. For tax purposes, the provision for credit losses is not deductible. In addition, the equity in the net loss of Holding is not deductible by the Company. Table X is a summary of the differences between the net loss reported for GAAP, as reported herein, and taxable income.

                                    TABLE X
                                 TAXABLE INCOME
                 SIX MONTHS ENDED JUNE 30, 1997 (IN THOUSANDS)

      Net loss........................................................... $(879)
      Results of Holding and subsidiary..................................   536
      Provision for credit losses........................................   718
      Other, net.........................................................   (10)
                                                                          -----
      Taxable income..................................................... $ 365
                                                                          =====

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity, as used herein, means the need for, access to and uses of cash. The Company's primary needs for cash include the acquisition of Mortgage Assets, principal repayment and interest on borrowings, operating expenses and dividend payments. The Company has a certain amount of cash on hand to fund operations. The Company requires access to short-term credit facilities to fund its acquisition of wholesale loan originations and mortgage securities. Also, principal, interest and fees received on Mortgage Assets will serve to support the cash needs of the Company. Major cash requirements are typically satisfied by drawing upon various borrowing arrangements.

  The Company also has available a $300 million master repurchase agreement. In addition, the Company has been approved as a borrower from other reputable securities dealers for repurchase agreements to fund the acquisition of mortgage securities. On a long term basis, the Company will pool its mortgage loans to serve as collateral for its CMOs. By doing so, the loans will be cleared as collateral for the master repurchase agreement and the warehouse line of credit, freeing those arrangements to fund further loan originations. Although it generally does not intend to do so, all mortgage securities are classified as available-for-sale and could be sold in the open market to provide additional cash for liquidity needs.

  On December 1, 1997, the Company also successfully completed its initial public offering of 4,059,500 shares of common stock at $18 per share. Net proceeds of the offering were $68 million, which approximately 90 percent of the proceeds will be used to fund the acquisition of the wholesale loan production of NovaStar Mortgage and the acquisition of mortgage securities, in accordance with its business strategies. The remaining 10 percent of the net proceeds will be used for working capital and general corporate purposes.

  The Company's business requires substantial cash to support its operating activities and growth plans. Management believes that net proceeds from the initial public offering, together with existing funds and amounts available under credit facilities, will be sufficient to fund its operations for the next twelve months, if future operations are consistent with management's expectations.

  For the nine months ended September 30, 1997, operating activities and financing activities provided cash of $3.3 million and $649.5 million, while investing activities used cash of $695.1 million.

INFLATION

  Virtually all of the Company's assets and liabilities are financial in nature. As a result, interest rates and other factors drive the Company's performance far more than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. The Company's financial statements are prepared in accordance with generally accepted accounting principles and the Company's dividends are determined by the Company's net income as calculated for tax purposes. In each case, the company's activities and balance sheet are measured with reference to historical cost or fair market value without considering inflation.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  Note 1 to the June 30, 1997 financial statements describes certain recently issued accounting pronouncements. Management believes the implementation of these pronouncements will not have a material impact on the financial statements.

                                    BUSINESS

  There are two general aspects to the business of the Company: (i) acquisition of Mortgage Assets, most notably the subprime mortgage loans originated by NovaStar Mortgage and (ii) management of a portfolio of Mortgage Assets. NovaStar Mortgage is a primary supplier of Mortgage Assets to the Company. The mortgage lending operations of NovaStar Mortgage are integral to the business of the Company.

MORTGAGE LENDING OPERATION

 Market Overview

  Over the last three years, the residential mortgage market generated annual volume in excess of $600 billion per year. The majority of these originations (approximately 80 to 90 percent) were classified as "prime" mortgages which generally means they have credit quality and documentation sufficient to qualify for guarantee by GNMA, FNMA or FHLMC. The remaining 10 to 20 percent (approximately $85 to $150 billion) of the originations were classified as "subprime."

  The Company believes there is strong national demand by borrowers for subprime mortgage loans. Across the country, many borrowers have suffered dislocation and temporary unemployment, resulting in negative entries on their credit reports. Erratic market and economic conditions and other factors have resulted in high ratios of debts to assets and high levels of credit card and other installment debt for these individuals. In addition, more borrowers are choosing to become self-employed. These are some of the circumstances which create the market for subprime mortgage loans.

  One of the significant differences between the prime and subprime mortgage loan markets has been the comparative dependence upon the overall level of interest rates. Generally, the subprime mortgage loan market's historical performance has been more consistent without regard to interest rates. This is evident by the growth in subprime originations from 1993 through 1995. While the prime market experienced a decline in originations of more than 40 percent due primarily to an increase in interest rates, loan originations in the subprime market continued to grow at an annual rate of 10 to 15 percent over the same three-year period.

  Based on industry sources, the estimated size of the subprime mortgage loan market in 1997 was approximately $85 to $150 billion in annual originations. Historically, the subprime mortgage loan market has been a highly fragmented niche market dominated by local brokers with direct ties to investors who owned and serviced this relatively higher margin, riskier product. Although there have recently been several new entrants into the subprime mortgage business, the Company believes the subprime mortgage market is still highly fragmented, with no single competitor having more than a six percent market share. The growth and profitability of the subprime mortgage loan market, the demise of numerous financial institutions in the late 1980s which had served this market, and reduced profits and loan volume at traditional financial institutions have together drawn new participants and capital to the subprime mortgage loan market. Management believes the subprime mortgage loan market requires more business judgement from underwriters in evaluating borrowers with previous credit problems. Subprime lending is also generally a lower volume/higher profit margin business rather than the generally higher volume/lower profit margin prime mortgage business to which traditional mortgage bankers have become accustomed. Subprime mortgage lending is also more capital intensive than the prime mortgage market due to the fact that the securitization function requires a higher level of credit enhancement which must be provided by the issuer in the form of over-collateralization or subordination.

  The Company believes that the subprime mortgage market will continue to grow and to generate relatively attractive risk-adjusted returns over the long term due in part to the following reasons: (i) growth in the number of existing homeowners with negative entries on their credit reports; (ii) growth in the number of immigrants with limited credit histories who are in the prime home buying ages of 25 to 34; (iii) growth in the number of self-employed individuals who have sources of income which are inconsistent and difficult to document; (iv) growth in consumer debt levels which are causing many borrowers to have higher debt/income ratios; and (v) growth in consumer bankruptcy filings which cause borrowers to be classified as subprime.

  The Company believes that more competitors may attempt to enter the market. While this may cause profit margins to narrow, the Company believes that the subprime mortgage market will be able to sustain attractive profit margins due to certain barriers to entry which include (i) the capital intensive nature of the business as issuers of securities backed by subprime mortgage loans are required to retain the credit and prepayment risks; (ii) the higher level of expertise required to underwrite the mortgage loans; (iii) the higher cost to service the mortgage loans due to the additional emphasis required on collections and loss mitigation; and (iv) the highly fragmented nature of business due to the difficulty of sourcing the mortgage loans.

  One of the Company's two principal businesses is mortgage lending, through the Company's taxable affiliate, NovaStar Mortgage. Loans originated are primarily subprime mortgage loans, generally secured by first liens on single family residential properties. Subprime mortgage lending involves lending to individuals whose borrowing needs are generally not being served by traditional financial institutions due to poor credit history and/or other factors which make it difficult for them to meet prime mortgage loan underwriting criteria. NovaStar Mortgage targets as potential customers individuals with relatively significant equity value in their homes, but who
(i) have impaired credit profiles, (ii) are self-employed, tend to experience some volatility in their income or have difficult-to-document sources of income, or (iii) are otherwise unable to qualify for traditional prime mortgage loans. Loan proceeds are used by borrowers for a variety of purposes such as to consolidate consumer credit card and other installment debt, to finance home improvements and to pay educational expenses. These borrowers are often seeking to lower their monthly payments by reducing the rate of interest they would otherwise pay or extending their debt amortization period or doing both. Customer service is emphasized by providing prompt responses and flexible terms to broker-initiated customer borrowing requests. Through this approach, NovaStar Mortgage expects to originate new loans and purchase closed loans with relatively higher interest rates than are typically charged by lenders for prime mortgage loans while having comparable or lower loan-to-value ratios. The pricing differential between typical prime non-conforming mortgage loans and subprime mortgage loans is often as much as 300 basis points. With proper management of the credit risk, most of this additional spread may become additional profit for the owner of these loans.

  Originations have primarily been made for debt consolidation purposes, with the remainder of its originations either rate/term refinances or purchase money loans. Given the borrowers needs, subprime mortgage lending tends to be less interest rate sensitive than the prime mortgage purchase market or rate/term refinance market, since borrowings secured by real estate are generally less expensive than credit card or installment debt. Subprime borrowers are also generally more willing to accept a prepayment penalty since they have fewer options for obtaining financing then the typical prime mortgage loan borrower. Through September 30, 1997, 73 percent of the mortgage loans originated by NovaStar Mortgage and acquired by the Company have included a prepayment penalty.

 Marketing and Production Strategy

  General. NovaStar Mortgage's competitive strategy is to build efficient channels of production for originating subprime mortgage loans. NovaStar Mortgage has generated mortgage product through two distinct production channels: (i) direct origination through a wholesale broker network; and (ii) bulk acquisitions from originators. NovaStar Mortgage's long-term strategy is to emphasize production through the wholesale broker network. Management believes that production channels that allow the Company to get closer to the customer and eliminate as many intermediaries as possible will generally be the most efficient over the long-term and that, by developing the direct origination channel through a mortgage broker network, the Company will be able to differentiate itself from other end investors who purchase their production in bulk from other originators. From time to time, the Company may participate in the bulk acquisition market depending on market conditions and the availability of capital.

  The Company believes that subprime mortgage loans provide a relatively attractive net earnings profile, producing higher yields without commensurately higher credit risks when compared to prime mortgage loans. With the proper focus on underwriting, appraisal, management and servicing of subprime mortgage loans, the Company believes it can be successful in developing a profitable business in this segment of the market. While many new competitors have recently entered the subprime mortgage loan market, the Company believes that the experience of its management in this industry and the infrastructure which has been established allows it to effectively compete in this segment. Moreover, there are few public companies competing in the subprime market that are operated as REITs, which the Company believes to be the most efficient structure for competing in this segment of the market. See "Risk Factors--Intense Competition in the Subprime Mortgage Industry."

  Mortgage Products. The Company's mortgage lending affiliate offers a broad menu of products in order to serve its customers. These products are comprised of both fixed rate and adjustable-rate mortgages. Since inception, the percentage of fixed rate and adjustable rate loans originated by NovaStar Mortgage is 20 percent and 80 percent, respectively. NovaStar Mortgage categorizes the loans that it originates into one of five different credit risk classifications. Loan are assigned a credit classification based on several factors consisting of such things as loan-to-value ("LTV") ratios, the credit history of the borrower, debt ratios of the borrower and other characteristics. NovaStar Mortgage provides loans up to a maximum LTV ratio of 90 percent based on the credit risk classification and the loan amount. For loans originated since inception the average LTV ratio is 78 percent and the average loan amount is $142,000.

  Wholesale Channel. NovaStar Mortgage's wholesale origination consists of a network of brokers and correspondents that offer its line of mortgage products. Management believes that its wholesale channel allows NovaStar Mortgage to originate loans at a lower cost, including the cost to originate the loan, than it could purchase the loan in the market. For example, assume the price to purchase a loan in bulk is 106 percent of the face amount. If NovaStar Mortgage can originate the same loan at 102 percent of face amount and incurs origination costs of two percent of par, the wholesale loan would be two percent less expensive than the loan purchased in bulk.

  The wholesale origination infrastructure consists of a sales force to call on mortgage loan brokers, an underwriting and processing center to underwrite, close and fund mortgage loans and systems to process data. As of November 30, 1997, the Company had a staff of 33 account executives, located in offices nationwide, whose job is to call on brokers. Supporting the sales force is a staff of 44 in Irvine, California. Management believes it can originate loans through the wholesale channel at a price 1.5 to 2.0 percent lower than the cost of acquiring mortgage loans in bulk.

  Management believes it has been, and will continue to be, successful in competing in the wholesale business for several reasons. First, the Company is vertically integrated with its wholesale originator. Management believes this approach will provide a competitive advantage over many competitors who either only originate loans or only act as end investors because of the elimination of redundancy in separating the two functions. Second, the Company believes its REIT status gives it a pricing advantage over non-REIT mortgage investors. Third, the Company believes NovaStar Mortgage assembled a mortgage loan production staff with extensive experience and contacts in the subprime mortgage loan market. Management believes that important factors influencing success or failure in the wholesale channel are offering competitive prices, consistent application of underwriting guidelines, and responsive service.

  Bulk Acquisitions. The bulk acquisition channel was the first channel developed by the Company as it requires the least infrastructure to operate and it allowed the Company to acquire Mortgage Assets very quickly. Although it generally carries a lower margin than the wholesale channel, from time to time the Company may still acquire mortgage loans through this channel. In bulk acquisitions, pools of mortgage loans ranging in size from $2 million to in excess of $25 million are acquired from large originators of mortgage loans.

  Due diligence with respect to bulk acquisitions may be performed from time to time by contract underwriters under the guidance of the Company's Chief Credit Officer. The Chief Credit Officer personally reviews the resumes of each contract underwriter prior to the performance of the due diligence process. Any exceptions to the Company's underwriting guidelines must be approved by the Chief Credit Officer. Only the Chief Credit Officer and the President can make the ultimate decision to approve a loan when the borrower has an open bankruptcy. Personnel for this channel are centralized in the mortgage operations headquarters with the only field personnel consisting of the sales force strategically located in select markets. Through this production channel, the Company is able to quickly invest its capital in pools of subprime mortgage loans.

  Retail Channel. Neither the Company or NovaStar Mortgage have yet established a retail or direct origination channel to the consumer. This is the typical finance company model with a local office in a strip center and commissioned loan originators. Retail origination is the most expensive and potentially the most profitable origination channel. The overhead cost to originate retail mortgage loans can be as high as four to six percent of the face amount of the loan. However, the gross profit on such a mortgage loan can be as high as 10 percent of the face amount of the mortgage loan and the prepayment risk is mitigated due to the loan being funded at a discount to par. Success in retail origination often times depends on the branch's ability to generate leads, access to an outlet to sell mortgage loan products which are attractive to borrowers, and flexible, common sense underwriting. This segment of the mortgage industry remains highly fragmented and dominated by local brokers. While the Company or NovaStar Mortgage do not have plans to implement a retail production channel initially, it may test a variety of direct consumer marketing strategies in the future.

  Profitability and Capital Allocation by Production Channel. In general, the Company believes that the closer it gets to the consumer in the mortgage process chain, the more profitable the production channel will be due to the elimination of unnecessary intermediaries. While over the long term the Company believes this to be true, there may be times when market conditions are such that the bulk acquisition channel (the furthest from the customer) is the most profitable. In order to properly manage the allocation of capital, the Company will measure the profitability of each channel on a stand-alone basis. Direct expenses will be tracked by channel and measured against mortgage loans originated via each channel.

  By measuring each channel independently, the Company intends to avoid supporting a channel which has been unprofitable over time. This is an important exercise to go through especially since the Company does not intend to enter transactions which would result in gains on sales. In addition, by knowing the profitability of each channel at any given point in time, as well as on average over a specified time period, the Company can make the proper decisions in deciding where to invest its capital to obtain the best return for stockholders.

 Underwriting and Quality Control Strategy

  Underwriting Guidelines. The Company purchases loans in accordance with its underwriting guidelines (the "Underwriting Guidelines") described herein. These Underwriting Guidelines were developed by the Company's senior management utilizing their experience in the industry. The Underwriting Guidelines are intended to evaluate the credit history of the potential borrower, the capacity and willingness of the borrower to repay the loan and the adequacy of the collateral securing the loan.

  NovaStar Mortgage underwrites all mortgage loans it originates through its wholesale channel. Loans acquired by the Company in bulk pools are subject to the same Underwriting Guidelines as established for NovaStar Mortgage production. NovaStar Mortgage has hired experienced underwriters who work under the supervision of the Chief Credit Officer. The underwriters hired by NovaStar Mortgage all have substantial experience in the underwriting of subprime mortgage loans and generally have a minimum of ten years experience. As of September 30, 1997, NovaStar Mortgage employed twelve underwriters with an average of ten years experience in subprime mortgage lending.

  Underwriters are given approval authority only after their work has been reviewed by the Chief Credit Officer for a period of at least two weeks. Thereafter, the Chief Credit Officer re-evaluates the authority levels of all underwriting personnel on an ongoing basis. All loans in excess of $350,000 currently require the approval of the Chief Credit Officer. In addition, the President approves all loans in excess of $750,000.

  On a case-by-case basis, exceptions to the Underwriting Guidelines are made where compensating factors exist. Compensating factors may consist of factors like length of time in residence, lowering of the borrower's monthly debt service payments, the loan to value ratio on the loan or other criteria that in the judgment of the underwriter warrants an exception. The Chief Credit Officer and the President have the authority to approve a loan when the potential borrower has an open bankruptcy.

  Each loan applicant completes an application that includes information with respect to the applicant's income, assets, liabilities and employment history. A credit report is also submitted by the broker along with the loan application which provides detailed information concerning the payment history of the borrower on all of their debts. Prior to issuing an approval on the loan, the underwriter runs an independent credit report to verify that the information submitted by the broker is still accurate and up-to-date. An appraisal is also required on all loans and in many cases a review appraisal or second appraisal may be required depending on the value of the property and the underwriters comfort with the original valuation. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and are generally on forms acceptable to FNMA and FHLMC.

  The Underwriting Guidelines include three levels of applicant documentation requirements, referred to as "Full Documentation", "Limited Documentation", and "Stated Income". Under the Full Documentation program applicants generally are required to submit two written forms of verification of stable income for at least 12 months. Under the Limited Documentation program, verification of income is not required. However, personal or business bank statements for the most recent six months are required as evidence of cash flows. Under the Stated Income Documentation program, an applicant may be qualified based on monthly income as stated in the loan application.

  The Company's categories and criteria for grading the credit history of potential and the maximum loan to value ratios allowed for each category are shown below.

                          A RISK                A-RISK                B RISK               C RISK               D RISK
                          ------                ------                ------               ------               ------
Mortgage History.  Maximum one           Maximum two           Maximum three        Maximum five          Maximum six 30-day
                   30-day late and no    30-day lates and      30-day lates and     30-day lates          lates, three
                   60-day lates within   no 60-day lates       one 60-day late      and two 60-day        60-day lates and
                   last 12 months        within last 12 months within the last      lates within the last two 90-day lates
                                                               12 months            12 months             within the last
                                                                                                          12 months. Must
                                                                                                          be current at time
                                                                                                          of origination
Other Credit.....  Limited 30-day        Limited 60-day        Limited 60-day       Limited 90-day        Discretionary--
                   lates within the last lates within the      lates within the     lates within          credit is generally
                   12 months.            last 12 months        last 12 months       the last 12 months    expected to be
                   Generally paid as                                                                      late pay
                   agreed
Bankruptcy         Chapter 13 must be    Chapter 13 must       Chapter 13 must      Chapter 13 no         Chapter 13 no
 Filings.........  discharged min-       be discharged         be discharged        seasoning required    seasoning required
                   imum of 1 year        minimum of 1          minimum of           on discharge with     on discharge with
                   with reestablished    year with re-         1 year with          evidence of           evidence of
                   credit; Chapter 7     established credit;   reestablished        satisfactory          satisfactory
                   must be discharged    Chapter 7 must        credit; Chapter 7    discharge;            discharge;
                   minimum of 2          be discharged         must be discharged   Chapter 7             Chapter 7
                   years with reestab-   minimum of            minimum of           minimum               minimum
                   lished credit         2 years with re-      2 years with         discharge of          discharge
                                         established credit    reestablished credit 2 years               of 1 year
Debt to Service    45%                   45%                   50%                  55%                   60%
 Ratio...........
Maximum Loan-to-Value Ratio:
Full               90%                   90%                   85%                  75%                   65%
 documentation...
Limited            85%                   80%                   75%                  70%                   60%
 documentation...
Stated income....  80%                   75%                   70%                  65%                   60%

  Loan Portfolio by Credit Risk Category. The following table sets forth the Company's mortgage loan portfolio by credit grade as of September 30, 1997, all of which are non-conforming.

                                                PRINCIPAL PERCENT OF   LOAN TO
                                                 BALANCE    TOTAL    VALUE RATIO
                                                --------- ---------- -----------
                                                         (IN THOUSANDS)
      A........................................ $179,715     44.4%      76.1%
      A-.......................................  112,794     27.9       77.0
      B........................................   73,369     18.1       75.2
      C........................................   28,367      7.0       69.8
      D........................................   10,403      2.5       63.8
                                                --------    -----
          Total................................ $404,648    100.0%      75.4%
                                                ========    =====

  Geographic Diversification. Close attention is paid to geographic diversification in managing the Company's credit risk. The Company believes one of the best tools for managing credit risk is to diversify the markets in which it originates and purchases mortgage loans. The Company has established a diversification policy to be followed in managing this credit risk which states that no one market can represent a percentage of total mortgage loans owned by the Company higher than twice that market's percentage of the total national market share. While there generally is some geographic concentration in mortgage loans originated through the bulk acquisition channel, over time the Company's mortgage lending operation plans to diversify its credit risk by selecting target markets through the wholesale channel. Presented below is a breakdown of the Company's current geographic diversification for both its wholesale and bulk channels combined as of September 30, 1997.

                                                              PRINCIPAL PERCENT
                                                               AMOUNT   OF TOTAL
                                                              --------- --------
                                                                (IN THOUSANDS)
      California............................................. $126,679    31.0%
      Washington.............................................   35,980     9.0
      Florida................................................   26,803     7.0
      Utah...................................................   24,733     6.0
      Texas..................................................   22,925     6.0
      Others.................................................  167,528    41.0
                                                              --------   -----
          Total.............................................. $404,648   100.0%
                                                              ========   =====

  Collateral Valuation. Collateral valuation also receives close attention in the Company's underwriting of its mortgage loans. Given that the Company primarily lends to subprime borrowers, it places great emphasis on the ability of collateral to protect against losses in the event of default by borrowers. The Company has established an appraisal policy as part of its underwriting guidelines. This policy includes requiring second and/or review appraisals on certain properties in order to verify the value of the property.

  Quality Control. Quality control reviews are conducted to ensure that all mortgage loans, whether originated or purchased, meet established quality standards. The type and extent of the reviews depend on the production channel through which the mortgage loan was obtained and the characteristics of the mortgage loan. Reviews are performed on a high percentage of mortgage loans with (i) principal balances in excess of $450,000, (ii) higher loan to value ratios (in excess of 75%), (iii) limited documentation, or (iv) made for "cash out" refinance purposes. Appraisal reviews and compliance reviews are also performed as part of the quality control process to ensure adherence to Company appraisal policies and state and federal regulations.

 Mortgage Loan Servicing Strategy

  Overview. The Company plans to acquire the large majority of mortgage loans it purchases on a servicing released basis and thereby acquire the servicing rights. Through July 14, 1997, Advanta Mortgage Corp. USA was acting as sub-servicer for the mortgage loans acquired by the Company. Effective, July 15, 1997, NovaStar

Mortgage began servicing the Company's mortgage loans. The servicing operation is located in the Westwood, Kansas office and is currently staffed with 26 employees. Servicing includes collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance, making required inspections of the property, contacting delinquent borrowers and supervising foreclosures and property disposition in the event of unremedied defaults in accordance with the Company's guidelines.

  The Company's focus for the servicing of its subprime mortgage loans is based on effective credit risk. NovaStar Mortgage intends to employ the proper resources to mitigate the losses on the mortgage loans serviced. The Company also believes it can better manage prepayment risk by servicing its mortgage loans through its affiliate. Through its servicing function, the Company intends to pre-select borrowers that have an incentive to refinance and retain those mortgage loans by soliciting the borrowers directly rather than losing them to another mortgage lender. Although it is not a primary focus, management estimates that the Company will be able to effectively service its loans at a cost less than the cost to outsource this to an unrelated company.

  Procedures. The Company has prescribed procedures for servicing its mortgage loans which are to be followed by NovaStar Mortgage. In servicing subprime mortgage loans, NovaStar Mortgage uses collection procedures that are generally more stringent than those typically employed by a servicer of prime mortgage loans consistent with applicable laws. Management believes one of the first steps in effectively servicing subprime mortgage loans is to establish contact with the borrower prior to any delinquency problems. To achieve this objective, each borrower is telephoned ten days prior to the first payment due date on the mortgage loan. This initial telephone call serves several purposes: (i) NovaStar Mortgage ensures it has the proper telephone number for the borrower,
(ii) the borrower will be aware of who is servicing the loan, where payment is to be made, and has a contact to call in the event of any questions, and (iii) NovaStar Mortgage is able to stress to the borrower the importance of making payments in a complete and timely manner.

  The first 30 days of a delinquency are, in the Company's view, the crucial period for resolving the delinquency. At a minimum, all borrowers who have not made their mortgage payment by the 10th day of the month in which it is due receive a call from a collector. Borrowers whose payment history exhibits signs that the borrower may be having financial difficulty receive more attention. For example, any borrowers who made their previous month's payment after the late charge date (generally the 15th of the month) receive a call from a collector no later than the second business day of the current month if their payment has not yet been received. This allows NovaStar Mortgage to be more aggressive with those borrowers who need the most attention and also focuses the efforts of the collection staff of NovaStar Mortgage on the higher risk borrowers.

  For accounts that have become 60 days or more delinquent, the collection follow-up is increased and a full financial analysis of the borrower is performed, a Notice of Intent to Foreclose is filed, and efforts to establish a work out plan with the borrower are instituted.

  The Company's policy allows for reasonable discretion to extend appropriate relief to borrowers who encounter hardship and who are cooperative and demonstrate proper regard for their obligation. NovaStar Mortgage is available to offer some guidance and make personal contact with delinquent borrowers as often as possible to seek to achieve a solution that will bring the mortgage loan current. However, no relief will be granted unless there is reasonable expectation that the borrower can bring the mortgage loan current within 180 days following the initial default.

  If properly managed from both an underwriting and a servicing standpoint, the Company believes it will be able to keep the level of delinquencies and losses in its mortgage loans in line with industry standards.

PORTFOLIO MANAGEMENT

  The Company builds its Mortgage Asset portfolio from two sources--loans originated in the mortgage lending operation of NovaStar Mortgage and purchases in the secondary mortgage and securities markets. Initially, the portfolio was comprised of purchased Mortgage Assets. As NovaStar Mortgage has developed its infrastructure for subprime mortgage lending, the Company has relied less on purchasing mortgage loans in bulk and more on wholesale origination. Ultimately, the Company expects a substantial portion of its portfolio to consist of retained interests in wholesale loans originated by NovaStar Mortgage collateralizing the Company's structured debt instruments.

 Types of Mortgage Assets

  The Mortgage Assets purchased by the Company in the secondary mortgage market are principally single family mortgage loans and Mortgage Securities backed by single family mortgage loans, as well as from time to time multifamily mortgage loans and Mortgage Securities backed by multifamily mortgage loans and commercial mortgage loans and Mortgage Securities backed by commercial mortgage loans. Single family mortgage loans are mortgage loans secured solely by first mortgages or deeds of trust on single family (one-to-four unit) residences. Multifamily mortgage loans are mortgage loans secured solely by first mortgages or deeds of trust on multifamily (more than four units) residential properties. Commercial mortgage loans are secured by commercial properties. Substantially all of its Mortgage Assets of the Company bear adjustable interest rates or have a fixed-rate coupon that has been paired with an interest rate swap, so that the Company has the proper matching of assets and liabilities.

  The Company has not and generally will not acquire residuals, first loss subordinated bonds rated below BBB, or mortgage securities rated below B. The Company could retain the subordinate class from mortgage loans securitized through its taxable affiliate. The Company may acquire interest-only or principal-only mortgage strips to assist in the hedging of prepayment or other risks. In addition, as discussed above the Company may create a variety of different types of assets, including the types mentioned in this paragraph, through the normal process of securitization of the Company's own Mortgage Assets. In no event will the Company (exclusive of its taxable affiliates) acquire or retain any REMIC residual interest that may give rise to excess inclusion income as defined under Section 860E of the Code. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders of the Company. See "Federal Income Tax Considerations--Taxation of Tax-Exempt Entities."

  Single Family Mortgage Loans. In future periods, the Company may acquire conforming mortgage loans-- those that comply with the requirements for inclusion in a loan guarantee program sponsored by either FHLMC or FNMA. To date, the Company has acquired only nonconforming mortgage loans. The Company also may acquire FHA Loans or VA Loans, which qualify for inclusion in a pool of mortgage loans guaranteed by GNMA. Under current regulations, the maximum principal balance allowed on conforming mortgage loans ranges from $214,600 ($321,900 for mortgage loans secured by properties located in either Alaska or Hawaii) for one-unit to $412,450 ($618,675 for mortgage loans secured by properties located in either Alaska or Hawaii) for four-unit residential loans. Nonconforming single family mortgage loans are single family mortgage loans that do not qualify in one or more respects for purchase by FNMA or FHLMC. The Company expects that a majority of the nonconforming mortgage loans it purchases will be nonconforming because they have original principal balances which exceed the requirements for FHLMC or FNMA programs or generally because they vary in certain other respects from the requirements of such programs including the requirements relating to creditworthiness of the mortgagors. A substantial portion of the Company's nonconforming mortgage loans meet the requirements for sale to national private mortgage conduit programs in the secondary mortgage market which focus upon the subprime mortgage lending market.

  Multifamily Mortgage Loans. The Company has not, to date, acquired multifamily mortgage loans. However, these types of loans may be acquired in future periods. Multifamily mortgage loans generally involve larger principal amounts per loan than single family mortgage loans and require more complex credit and property evaluation analysis. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. For example, the credit quality of a multifamily mortgage loan typically depends upon the existence and terms of underlying leases, tenant credit quality and the historical and anticipated level of vacancies and rents on the mortgaged property and on the competitive market condition of the mortgaged property relative to other competitive properties in the same region, among other factors. Multifamily mortgage loans, however, constitute "qualified mortgages" for purposes of the REMIC regulations and the favorable tax treatment associated therewith and, when securitized, certain of the resulting rated classes of multifamily Mortgage Securities qualify as "mortgage-related securities" and for the favorable treatment accorded such securities under the Secondary Mortgage Market Enhancement Act of 1984 ("SMMEA").

  Mortgage Securities. Mortgage Securities owned by the Company as of and during the period since inception and through September 30, 1997, have consisted of mortgage securities issued by corporations sponsored by the United States government, including FNMA, GNMA and FHLMC.

  Mortgage Assets purchased by the Company in the future may include Mortgage Securities as follows:

    (1) Single Family and Multifamily Privately Issued Certificates. Single family and multifamily Privately Issued Certificates are issued by originators of, investors in, and other owners of mortgage loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose "conduit" subsidiaries of such institutions. Single family and multifamily Privately Issued Certificates are generally covered by one or more forms of private (i.e., non-governmental) credit enhancements. Forms of credit enhancements include, but are not limited to, surety bonds, limited issuer guarantees, reserve funds, private mortgage guaranty pool insurance, over-collateralization and subordination.

    (2) Agency Certificates. At present, all GNMA Certificates are backed by single family mortgage loans. FNMA Certificates and FHLMC Certificates may be backed by pools of single family or multifamily mortgage loans. The interest rate paid on Agency Certificates may be fixed rate or adjustable rate.

    (3) Commercial Mortgage Securities. To the extent the Company will seek to acquire any Mortgage Assets either backed by or secured by commercial property, the Company intends to favor the acquisition of Mortgage Securities backed by commercial mortgage loans rather than direct acquisition of commercial mortgage loans. These Mortgage Securities generally have been structured as Pass-Through Certificates with private (i.e., non-governmental) credit enhancements or as CMOs. Because of the great diversity in characteristics of the commercial mortgage loans that secure or underlie these Mortgage Securities, such securities will also have diverse characteristics. Although many are backed by large pools of commercial mortgage loans with relatively small individual principal balances, these Mortgage Securities may be backed by commercial mortgage loans collateralized by only a few commercial properties or a single commercial property. Because the risk involved in single commercial property financing is highly concentrated, single commercial property Mortgage Securities to date have tended to be limited to extremely desirable commercial properties with excellent values and/or lease agreements with extremely creditworthy and reliable tenants, such as major corporations.

  Commercial Mortgage Loans. The Company will only acquire commercial mortgage loans when it believes it has the necessary expertise to evaluate and manage them and only if they are consistent with the Company's CAG. Commercial mortgage loans are secured by commercial properties, such as industrial and warehouse properties, office buildings, retail space and shopping malls, hotels and motels, hospitals, nursing homes and senior living centers. Commercial mortgage loans have certain distinct risk characteristics: commercial mortgage loans generally lack standardized terms, which may complicate their structure (although certain of the new conduits are introducing standard form documents for use in their programs); commercial mortgage loans tend to have shorter maturities than single family mortgage loans; they may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" due on maturity; and commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations. To date, the Company has not acquired commercial mortgage loans.

 Asset Acquisition Policies

  The Company acquires only those Mortgage Assets in the secondary mortgage market that it believes it has the necessary expertise to evaluate and manage and which are consistent with the Company's risk management objectives. The Company's strategy is to focus primarily on the acquisition of single family mortgage loans, Single Family mortgage securities, multifamily mortgage loans and multifamily Mortgage Securities. The Company focuses primarily on the acquisition of floating-rate and adjustable-rate assets, so that assets and liabilities remain matched. The Company's asset acquisition strategy will change over time as market conditions change and as the Company evolves.

  The Company's investment policy allows for the acquisition of Mortgage Assets and certain other liquid investments, such as federal Agency securities and commercial paper. The Company does not presently intend to invest in real estate, interests in real estate, or interests in persons primarily engaged in real estate activities.

  The Company may also purchase the stock of other mortgage REITs or similar companies when the Company believes that such purchases will yield attractive returns on capital employed. The Company may in the future acquire Mortgage Assets by offering its debt or equity securities in exchange for such Mortgage Assets. The Company does not, however, presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers.

  The Company generally intends to hold Mortgage Assets to maturity. In addition, the REIT provisions of the Code limit in certain respects the ability of the Company to sell Mortgage Assets. See "Federal Income Tax Considerations." Management may decide to sell assets from time to time, however, for a number of reasons, including, without limitation, to dispose of an asset as to which credit risk concerns have arisen, to reduce interest rate risk, to substitute one type of Mortgage Asset for another to improve yield or to maintain compliance with the 55 percent requirement under the Investment Company Act, and generally to restructure the balance sheet when management deems such action advisable. Management will select any Mortgage Assets to be sold according to the particular purpose such sale will serve. The Board of Directors has not adopted a policy that would restrict management's authority to determine the timing of sales or the selection of Mortgage Assets to be sold.

 Financing for Mortgage Lending Operations and Mortgage Security Acquisitions

  The Company finances its mortgage loan purchases through interim financing facilities such as repurchase agreements. A repurchase agreement is a borrowing device evidenced by an agreement to sell securities or other assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, the price differential constituting interest on the borrowing.

  A subprime mortgage lending operation is a capital intensive business. Depending on the type of product originated and the production channel, the amount of capital required as a percentage of the balance of mortgage loans originated may range from 6 percent to 12 percent. For illustration purposes only, based on a hypothetical monthly volume of $25 million, this will equate to a capital requirement of $1.5 to $3 million per month, and on a hypothetical volume of $50 million, this requirement doubles to $3 to $6 million per month. The Company's subprime mortgage lending operation is managed through a taxable affiliate, which provides the Company the flexibility to sell its mortgage loan production as whole loans or in the form of pass-through securities in the event it encounters restrictions in accessing the capital markets.

  To mitigate interest rate risk, the Company enters into transactions designed to hedge interest rate risk, which may include mandatory and optional forward selling of mortgage loans or Mortgage Assets, interest rate caps, floors and swaps, buying and selling of futures and options on futures, and acquisition of interest-only REMIC regular interests. The nature and quantity of these hedging transactions will be determined by the Company based on various factors, including market conditions and the expected volume of mortgage loan purchases. The Company believes its strategy of issuing long-term structured debt securities will also assist it in managing interest rate risk. See "Business-- Portfolio Management--Interest Rate Risk Management."

  Acquisitions of Mortgage Securities are generally financed using repurchase agreements.

 Mortgage Loans Held as Collateral for Structured Debt

  The Company intends to securitize the subprime mortgage loans produced by the mortgage lending operation as part of its overall asset/liability strategy. Securitization is the process of pooling mortgage loans and issuing equity securities, such as mortgage pass throughs, or debt securities, such as Collateralized Mortgage Obligations ("CMOs"). The Company intends to securitize by issuing structured debt. Under this approach, for accounting purposes the mortgage loans so securitized remain on the balance sheet as assets and the debt obligations (i.e., the CMOs) appear as liabilities. A securitization, as executed by the Company, results only in rearranging the Company's borrowings, as proceeds from the structured debt issuance are applied against preexisting borrowings (i.e., advances under the warehouse line of credit or borrowings under repurchase agreements). Issuing structured debt in this matter serves to lock in less expensive, non-recourse long-term financing that better matches the terms of the loans serving as collateral for the debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Financial Condition as of September 30, 1997."

  Proceeds from such securitizations will be available to support new mortgage loan originations. Securitizations are long-term financing and are not subject to a margin call if a rapid increase in rates would reduce the value of the underlying mortgages.

  The Company's investment in retained interests under securitizations, as discussed above, reflects the excess of the mortgage loan collateral over the related liabilities on the balance sheet. The resulting stream of expected "spread" income will be recognized over time through the tax-advantaged REIT structure. Other forms of securitizations may also be employed from time to time under which a "sale" of interests in the mortgage loans occurs and a resulting gain or loss is reflected for accounting purposes at the time of sale. Under this form, only the net retained interest in the securitized mortgage loans remains on the balance sheet. The Company anticipates such sales will generally be made through one or more of its taxable affiliates. See "Interest Rate Risk Management" below. The Company may conduct certain of its securitization activities through one or more taxable affiliates or Qualified REIT Subsidiaries formed for such purpose.

  The Company expects that its retained interests in its securitizations, regardless of the form used, will be subordinated to the classes of securities issued to investors in such securitizations with respect to losses of principal and interest on the underlying mortgage loans. Accordingly, any such losses incurred on the underlying mortgage loans will be applied first to reduce the remaining amount of the Company's retained interest, until reduced to zero. Thereafter, any further losses would be borne by the investors or, if used, the monoline insurers in such securitizations rather than the Company.

  The Company will structure its securitizations so as to avoid the attribution of any excess inclusion income to the Company's stockholders. See "Federal Income Tax Considerations--Taxation of the Company's Stockholders." The Company's management is experienced in the securitization of subprime and other single family residential mortgage loans.

  The Company plans to finance the retained interests in its securitizations through a combination of equity and secured debt financings.

 Credit Risk Management Policies

  Mortgage Loans. With respect to its mortgage loan portfolio, the Company attempts to control and mitigate credit risk through:

    (i) ensuring that established underwriting guidelines are followed;

    (ii) geographic diversification of its loan portfolio;

    (iii) the use of early intervention, aggressive collection and loss mitigation techniques in servicing its mortgage loans;

    (iv) the use of insurance and the securitization process to limit the amount of credit risk that it is exposed to on its retained interests in securitizations; and

    (v) maintenance of appropriate capital reserve levels.

  A summary of the credit quality and diversification of the Company's loan portfolio as of September 30, 1997 is presented in "Business--Mortgage Lending Operations."

  Secondary Market Acquisitions. With respect to its Mortgage Assets purchased in the secondary market, the Company reviews the credit risk associated with each investment and determines the appropriate allocation of capital to apply to such investment under its CAG. Because the risks presented by single family, multifamily and commercial Mortgage Assets are different, the Company analyzes the risk of loss associated with such Mortgage Assets separately. In addition, the Company attempts to diversify its portfolio to avoid undue geographic, issuer, industry and certain other types of concentrations. The Company attempts to obtain protection against some risks from sellers and servicers through representations and warranties and other appropriate documentation. The Board of Directors will monitor the overall portfolio risk and determine appropriate levels of provision for losses.

  With respect to its purchased Mortgage Assets, the Company is exposed to various levels of credit and special hazard risk, depending on the nature of the underlying Mortgage Assets and the nature and level of credit enhancements supporting such securities. Each of the Mortgage Assets acquired by the Company will have some degree of protection from normal credit losses. Credit loss protection for Privately Issued Certificates is achieved through the subordination of other interests in the pool to the interest held by the Company, through pool insurance or through other means. The degree of credit protection varies substantially among the Privately Issued Certificates held by the Company. While Privately Issued Certificates held by the Company will have some degree of credit enhancement, the majority of such assets are, in turn, subordinated to other interests. Thus, should such a Privately Issued Certificate experience credit losses, such losses could be greater than the Company's pro rata share of the remaining mortgage pool, but in no event could exceed the Company's investment in such Privately Issued Certificate.

  With respect to purchases of Mortgage Assets in the form of mortgage loans, the Company has developed a quality control program to monitor the quality of loan underwriting at the time of acquisition and on an ongoing basis. The Company will conduct, or cause to be conducted, a legal document review of each mortgage loan acquired to verify the accuracy and completeness of the information contained in the mortgage notes, security instruments and other pertinent documents in the file. As a condition of purchase, the Company will select a sample of mortgage loans targeted to be acquired, focusing on those mortgage loans with higher risk characteristics, and submit them to a third party, nationally recognized underwriting review firm for a compliance check of underwriting and review of income, asset and appraisal information. In addition, the Company or its agents will underwrite all multifamily and commercial mortgage loans. During the time it holds mortgage loans, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses (such as those occurring from earthquakes or floods) that are not covered by standard hazard insurance. The Company will not generally obtain credit enhancements such as mortgage pool or special hazard insurance for its mortgage loans, although individual loans may be covered by FHA insurance, VA guarantees or private mortgage insurance and, to the extent securitized into Agency Certificates, by such government sponsored entity obligations or guarantees.

 Capital and Leverage Policies

  Capital Allocation Guidelines (CAG). The Company's goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce the Company's ability to meet its obligations during adverse market conditions. The Company's CAG have been approved by the Board of Directors.
The CAG are intended to keep the Company properly leveraged by (i) matching the amount of leverage allowed to the riskiness (return and liquidity) of an asset and (ii) monitoring the credit and prepayment performance of each investment to adjust the required capital. This analysis takes into account the Company's various hedges and other risk programs discussed below. In this way, the use of balance sheet leverage will be controlled. The following table presents the Company's CAG for the following levels of capital for the types of assets it owns.

                           (A)       (B)      (C)       (D)        (E)           (F)          (G)
                         MINIMUM  ESTIMATED DURATION LIQUIDITY   (C + D)       (B X E)      (A + F)
                         LENDER     PRICE    SPREAD   SPREAD   TOTAL SPREAD EQUITY CUSHION CAG EQUITY
ASSET CATEGORY           HAIRCUT  DURATION  CUSHION   CUSHION    CUSHION      (% OF MV)     REQUIRED
--------------           -------  --------- -------- --------- ------------ -------------- ----------
Agency-issued:
 Conventional ARMs......   3.00%    3.50%      50        --         50           1.75%         4.75%
 GNMA ARMs..............   3.00     4.50       50        --         50           2.25          5.25
Mortgage loans..........   3.00     3.00      100        50        150           4.50          7.50
Hedging instruments..... 100.00       --       --        --         --             --        100.00

--------
(a) Indicates the minimum amount of equity a typical lender would require with an asset from the applicable asset category. There is some variation in haircut levels among lenders, from time to time. From the lenders perspective, this is a "cushion" to protect capital in case the borrower is unable to meet a margin call. The size of the haircut depends on the liquidity and price volatility of the asset. Agency securities are very liquid, with price volatility in line with the fixed income markets which means a lender requires a smaller haircut. On the other extreme, "B" rated securities and securities not registered with the Securities and Exchange Commission (the "Commission") are substantially less liquid, and have more price volatility than Agency securities, which results in a lender requiring a larger haircut. Particular securities that are performing below expectations would also typically require a larger haircut.
(b) Duration is the price-weighted average term to maturity of financial instruments' cash flows.
(c) Estimated cushion need to protect against investors requiring a higher return compared to Treasury securities, assuming constant interest rates.
(d) Estimated cushion required due to a potential imbalance of supply and demand resulting in a wider bid/ask spread.
(e) Sum of duration (c) and liquidity (d) spread cushions.
(f) Product of estimated price duration (b) and total spread cushion. The additional equity, as determined by management, to reasonably protect the Company from lender margin calls. The size of each cushion is based on management's experience with the price volatility and liquidity in the various asset categories. Individual assets that have exposure to substantial credit risk will be measured individually and the leverage adjusted as actual delinquencies, defaults and losses differ with management's expectations.
(g) The sum of the minimum lender haircut (a) and the Company's equity cushion
    (f).

  Implementation of the CAG--Mark to Market. Each quarter, the Company marks its assets to market. This process consists of two steps: (i) valuing the Company's Mortgage Assets acquired in the secondary market and (ii) valuing the Company's non-security investments, such as its mortgage loans. For the purchased Mortgage Assets portfolio, the Company obtains market quotes for its Mortgage Assets from traders that make markets in securities similar to those in the Company's portfolio. Market values for the Company's mortgage loan portfolio are calculated internally using assumptions for losses, prepayments and discount rates.

  The face amount of all financing used for securities and mortgage loans is subtracted from the current market value of the Company's assets (and hedges). This is the current market value of the Company's equity. This number is compared to the required capital as determined by the CAG. If the actual equity of the Company falls below the capital required by the CAG, the Company must prepare a plan to bring the actual capital above the level required by the CAG.

  Each quarter, management presents to the Board of Directors the results of the CAG compared to actual equity. Management may propose changing the capital required for a class of investments or for an individual investment based on its prepayment and credit performance relative to the market and the ability of the Company to predict or hedge the risk of the asset.

 Interest Rate Risk Management

  The Company addresses the interest rate risk to which its mortgage portfolio is subject in part through its securitization strategy, which is designed to provide long-term financing for its mortgage loan production while maintaining a consistent spread in a variety of interest rate environments. In order to address any remaining mismatch of assets and liabilities, the Company follows the hedging section of its investment policy, as approved by the Board. Specifically, the Company's interest rate risk management program will be formulated with the intent to offset the potential adverse effects resulting from rate adjustment limitations on its mortgage loans and Mortgage Assets and the differences between interest rate adjustment indices and interest rate adjustment periods of its adjustable-rate mortgage loans and related borrowings.

  The Company uses interest rate caps and interest rate swaps and may, from time to time, purchase interest-only REMIC regular interests and similar instruments to attempt to mitigate the risk of the cost of its variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising rates. In this way, the Company intends generally to hedge as much of the interest rate risk as management determines is in the best interests of the stockholders of the Company, given the cost of such hedging transactions and the need to maintain the Company's status as a REIT. See "Federal Income Tax Considerations--Qualification as a REIT--Sources of Income." This determination may result in management electing to have the Company bear a level of interest rate risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing such risk is advisable. The Company may also, to the extent consistent with its compliance with the REIT gross income tests and applicable law, utilize financial futures contracts, options and forward contracts as a hedge against future interest rate changes.

  The Company seeks to build a balance sheet and undertake an interest rate risk management program which is likely, in management's view, to enable the Company to generate positive earnings and maintain an equity liquidation value sufficient to maintain operations given a variety of potentially adverse circumstances. Accordingly, the hedging program addresses both income preservation, as discussed in the first part of this section, and capital preservation concerns.

  Interest rate cap agreement are legal contracts between the Company and a third party firm (the "counter-party"). The counter-party agrees to make payments to the Company in the future should the one or three month LIBOR interest rate rise above the "strike" rate specified in the contract. The Company makes monthly premium payments to the counterparty under the contract. Each contract has a fixed "notional face" amount, on which the interest is computed, and a set term to maturity. Should the reference LIBOR interest rate rise above the contractual strike rate, the Company will earn cap income. Payments on an annualized basis equal the contractual notional face amount times the difference between actual LIBOR and the strike rate.

  Interest rate swap agreements entered into by the Company through September 30, 1997 stipulate that the Company will pay a fixed rate of interest to the counterparty. In return, the counterparty pays the Company a variable rate of interest based on the notional amount. The agreements have fixed notional amounts, on which the interest is computed, and set terms to maturity.

  In all of its interest rate risk management transactions, the Company follows certain procedures designed to limit credit exposure to counterparties, including dealing only with counterparties whose financial strength meets the Company's requirements. See "Risk Factors--Failure to Effectively Hedge Against Interest Rate Changes; May Adversely Affect Results of Operations," "-- Limitations on Effectively Hedging" and "--Potential Adverse Effect of the Use of Financial Instruments in Hedging."

  In its assessment of the interest sensitivity and as an indication of the Company's exposure to interest rate risk, management relies on models of financial information in a variety of interest rate scenarios. Using these models, the fair value and interest rate sensitivity of each financial instrument (or groups of similar instruments) is estimated, and then aggregated to form a comprehensive picture of the risk characteristics of the balance sheet. These amounts contain estimates and assumptions regarding prepayments and future interest rates. Actual economic conditions may produce results significantly different from the results depicted below. However, management believes the interest sensitivity model used is a valuable tool to manage the Company's exposure to interest rate risk.

                           INTEREST RATE SENSITIVITY
                               SEPTEMBER 30, 1997

                                BASIS POINT INCREASE (DECREASE) IN INTEREST
                                                  RATE(A)
                                -----------------------------------------------
                                  (100)     BASE(B)      100      ELASTICITY(E)
                                ---------  ---------  ---------   -------------
                                          (DOLLARS IN THOUSANDS)
Market value of:
  Assets....................... $ 714,041  $ 706,221  $ 696,471       1.24%
  Liabilities..................  (656,603)  (654,652)  (652,720)      0.30%
  Interest rate agreements.....    (3,158)       427      5,372       1.18%
                                ---------  ---------  ---------
Net market value............... $  54,280  $  51,996  $  49,123
                                =========  =========  =========
Cumulative change in value(B).. $   2,284         --  $  (2,873)
                                =========  =========  =========
Percent change from base
 assets(C).....................      0.32%        --      (0.41)%     0.41%
                                =========  =========  =========       =====
Percent change of capital(D)...      4.86%        --      (6.11)%     6.30%
                                =========  =========  =========       =====

--------
(A) Value of asset, liability or interest rate agreement in a parallel shift in the yield curve, up and down one percent.
(B) Total change in estimated market value, in dollars, from "base." "Base" is the estimated market value at September 30, 1997.
(C) Total change in estimated market value, as a percent, from base.
(D) Total change in estimated market value as a percent of total stockholders' equity at September 30, 1997.
(E) Elasticity is the average percentage change in estimated market value from base over a range of up and down interest rate scenarios.

  Interest Rate Sensitivity Analysis. The above sensitivity table is a tool used by management in assessing the impact of changing interest rates on the Company's assets, liabilities and interest rate agreements. The values under the heading "Base" are management's estimates of market values of the Company's assets, liabilities and interest rate agreements on September 30, 1997. The values under the headings "100" and "(100)" are management's estimates of the market value of those same assets, liabilities and interest rate agreements assuming that interest rates were 100 basis points (1 percent) higher and lower. The cumulative change in value represents the change in value of assets from base, net of the change in value of liabilities and interest rate agreements from base.

  The interest sensitivity analysis is prepared regularly (at least monthly). If the analysis demonstrates that a 100 basis point shift (up or down) in interest rates would result in 10 percent or more cumulative change in value from base, management will modify the Company's portfolio by adding or removing interest rate cap or swap agreements.

  Assumption Used in Interest Rate Sensitivity Analysis. Management uses estimates in determining the market (or fair) value of assets, liabilities and interest rate agreements. The estimation process is dependent upon a variety of assumptions, especially in determining the fair value of its subprime mortgage loan holdings. The following paragraphs discuss the nature of the process used in estimating the market value of its assets, liabilities and interest rate agreements that are used in the above analysis. The estimates and assumptions have a significant impact on the results of the interest rate sensitivity analysis, the results of which are shown as of September 30, 1997.

  For the above analysis, market quotations are used in estimating the fair value of the Mortgage Securities. The fair value of all other financial instruments is estimated by discounting projected future cash flows, including projected prepayments for mortgage loans, at prevailing market rates. The fair value of cash, cash equivalents, accrued interest receivable and payable and other assets and liabilities approximates its carrying value.

  The Company's analysis for assessing interest rate sensitivity on its subprime mortgage loans relies significantly on estimates for prepayment speeds. A prepayment model has been internally developed based upon four main factors:

  . Refinancing incentives (the interest rate of the mortgage compared with the current mortgage rates available to the borrower)

  . Borrower credit grades (a higher letter means a higher grade)

  . Loan-to-value ratios

  . Prepayment penalties, if any

  These factors are weighted based on management's experience and an evaluation of the important trends observed in the subprime mortgage origination industry. The following table is designed to display the impact of a change in each of the factors on prepayment speeds within the Company's model.

 PREPAYMENT FACTOR       INCREASE PREPAYMENTS           DECREASE PREPAYMENTS
 -----------------       --------------------           --------------------
Refinancing          Lower Mortgage Rates          Higher Mortgage Rates
 Incentives/Current
 Mortgage rates
Credit Grade         Better Credit                 Worse Credit
Loan-to-value        Lower Loan-to-value           Higher loan-to-value
Prepayment Penalty   Lower Prepayment Penalty Cost Higher Prepayment Penalty Cost

  The refinancing incentive measures the gain the borrower realizes from refinancing at current mortgage rates. The greater the incentive to refinance (interest rates lower than when the mortgage was originated), the higher the prepayment speeds. Conversely, if interest rates rise, the borrower is less likely to payoff their loan.

  A borrower's credit grade impacts projected prepayment due to the availability of refinancing options. "A" credit borrowers have more lenders willing to make mortgage loans to them than do "D" credit borrowers. The Company's prepayment model takes this fact into account over a continuum of credit grades.

  The loan-to-value ratio is another important factor in the Company's prepayment model. Loans with a low loan-to-value ratio have more equity in their property and are more likely to take equity out of the homes through a cash-out refinancing. Borrowers with high loan-to-value ratios have fewer options and little equity to be taken out of the property, presumably resulting in lower prepayment speeds.

  The length and amounts of the prepayment penalty is another factor that drives the level of projected mortgage prepayments. A borrower with a significant prepayment penalty effectively increases the current mortgage rate, which reduces the refinancing incentive. Conversely, a borrower without a prepayment penalty has fewer financial barriers to realize the gains from refinancing an existing mortgage into a lower rate mortgage loan.

  The prepayment projections have limits on how fast or how slow a pool of loans prepay. If interest rates rise, some borrowers still prepay their mortgages due to factors such as relocation or the purchase of a new home. If interest rates fall, some borrowers will not refinance their mortgage, regardless of their economic incentives to do so.

  The Company attempts to model the interrelation of these factors. The prepayment projections are estimates intended to provide management an indication of the change in cash flow in different interest rate scenarios. These estimates are used in preparing interest sensitivity analyses used by the Company's management in portfolio management. ACTUAL RESULTS MAY DIFFER FROM THE ESTIMATES AND ASSUMPTIONS USED IN THE COMPANY'S MODEL AND THE PROJECTED RESULTS AS SHOWN IN THE ABOVE TABLE.

  The Company's investment policy sets the following general goals:

    (1) Maintain the net interest margin between assets and liabilities, and

    (2) Diminish the effect of changes in interest rate levels on the market value of the Company's assets.

  The above interest sensitivity analysis displays an estimate of the market value of the Company's assets, liabilities and interest rate agreements as of September 30, 1997. The analysis also shows the estimated changes in the fair value of financial instruments should interest rates increase or decrease one percent (100 basis points).

Management uses this information to determine the impact on stockholders' equity of changing interest rates and to monitor the effectiveness of the interest rate risk management techniques discussed above. Although management evaluates the portfolio using interest rate increases and decrease greater than one percent, management focuses on the one percent increase as any further increase in interest rates would require action to adjust the portfolio to adapt to changing rates. The Company's investment policy allows for no more than a ten percent change in the net fair value of assets when interest rates rise or fall by one percent.

  Sensitivity as of September 30, 1997. The Company's equity is more sensitive to falling interest rates than rising interest rates. As shown in the table above, if interest rates fall one percent (-100 basis points), the value of the Company's capital would increase by 4.86 percent. If interest rates rise by one percent (+100 basis points), the value of the Company's capital would decrease by 6.30 percent.

  Another measure of interest risk is elasticity, a refinement of duration. Duration is the price-weighted average term to maturity of financial instruments' cash flows. Elasticity is the change, expressed as a percent, in market value of a financial instrument, given a 100 basis point change in interest rates. Financial companies with relatively long duration assets financed by shorter duration liabilities generally experience market value losses when rates increase and market value gains when rates decrease. This pattern is complicated because many mortgages have prepayment options which result in shorter mortgage durations as these prepayment options are exercised in falling rate environment. Management's dynamic hedging strategies allow the Company to match the elasticity of its assets with the elasticity of its liabilities.

 Prepayment Risk Management

  The Company seeks to minimize the effects of faster or slower than anticipated prepayment rates in its Mortgage Assets portfolio by acquiring mortgage loans with prepayment penalties, utilizing various financial instruments and the production of new mortgage loans as a hedge against prepayment risk, and capturing through its servicing of the mortgage loans a large portion of those loans which are refinanced. Under certain state laws, prepayment charges may not be imposed or may be limited as to amount or period of time they can be imposed. Prepayment risk is monitored by management and through periodic review of the impact of a variety of prepayment scenarios on the Company's revenues, net earnings, dividends, cash flow and net balance sheet market value.

  Although the Company believes it has developed a cost-effective asset/liability management program to provide a level of protection against interest rate and prepayment risks, no strategy can completely insulate the Company from the effects of interest rate changes, prepayments and defaults by counterparties. Further, certain of the federal income tax requirements that the Company must satisfy to qualify as a REIT limit the Company's ability to fully hedge its interest rate and prepayment risks. See "Federal Income Tax Considerations--Qualification as a REIT--Sources of Income."

 Taxable Affiliates

  The Company has implemented, and will continue to implement, portions of its business strategy from time to time through one of its taxable affiliates. Other taxable affiliates may be used to implement future business strategies. For a REIT, a taxable affiliate refers to a corporation that is a consolidated subsidiary for purposes of financial reporting under GAAP because the REIT is entitled to up to 99 percent of dividends distributed by such corporation. The voting common stock of such corporation, however, is owned by persons other than the REIT due to the provisions of the Code limiting ownership by REITs of the voting stock of non-REIT qualifying entities. See "Federal Income Tax Considerations--Qualification as a REIT--Nature of Assets." In the Company's case, the voting common stock of Holding, its taxable affiliate holding company, is held by Messrs. Hartman and Anderson. See "Certain Transactions." Such common stock will at all times have at least one percent of the dividends and liquidation rights of Holding. The Company holds a class of preferred stock of the taxable affiliate holding company, which preferred stock is entitled to substantially all (up to 99 percent) of the dividends and liquidation proceeds distributable from Holding.

  Taxable affiliates are not Qualified REIT Subsidiaries and would be subject to federal and state income taxes. In order to comply with the nature of asset tests applicable to the Company as a REIT, as of the last day of each calendar quarter, the value of the securities of any such affiliate held by the Company must be limited to less than five percent of the value of the Company's total assets and no more than ten percent of the voting securities of any such affiliate may be owned by the Company. See "Federal Income Tax Considerations-- Qualification as a REIT--Nature of Assets." Taxable affiliates have not elected REIT status and distribute any net profit after taxes to the Company and its other stockholders. Any dividend income received by the Company from any such taxable affiliate (combined with all other income generated from the Company's assets, other than Qualified REIT Assets) must not exceed 25 percent of the gross income of the Company. See "Federal Income Tax Considerations-- Qualification as a REIT--Sources of Income." Before the Company forms any additional taxable affiliate corporations, the Company will obtain an opinion of counsel to the effect that the formation and contemplated method of operation of such corporation will not cause the Company to fail to satisfy the nature of assets and sources of income tests applicable to it as a REIT.

 Properties

  The Company's executive and administrative offices are located in Westwood, Kansas, and consist of approximately 7,000 square feet. The lease on the premises expires February 2000. The current annual rent for these offices is approximately $101,000.

  NovaStar Mortgage leases space for its mortgage lending operations in Irvine, California. As of September 30, 1997, these offices consisted of approximately 5,000 square feet. The lease on the premises expires November 2001, and the current annual rent is approximately $84,000.

 Legal Proceedings

  The Company occasionally becomes involved in litigation arising in the normal course of business. Management believes that any liability with respect to such legal actions, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company and their positions are as follows:

                 NAME                             POSITION
                 ----                             --------
      Scott F. Hartman(1)....... Chairman of the Board, Secretary and Chief
                                  Executive Officer
      W. Lance Anderson(1)...... Director, President and Chief Operating
                                  Officer
      Mark J. Kohlrus........... Senior Vice President, Treasurer and Chief
                                  Financial Officer
      Edward W. Mehrer(2)(3)(4). Director
      Gregory T. Barmore(2)(4).. Director
      Jenne K. Britell(2)(3).... Director

--------
(1) Founder of the Company.
(2) Independent Director.
(3) Member of the Audit Committee.
(4) Member of the Compensation Committee.

  Information regarding the background and experience of the Company's directors and officers follows:

 Directors and Executive Officers

  SCOTT F. HARTMAN, age 38, is Chairman of the Board of Directors and Chief Executive Officer. His main responsibilities are to manage the Company's portfolio of investments, interact with the capital markets and oversee the securitization of the Company's mortgage loan production. Mr. Hartman most recently served as Executive Vice President of Dynex Capital, Inc., (Dynex) formerly Resource Mortgage Capital, Inc., a New York Stock Exchange listed REIT. His responsibilities while at Dynex included managing the investment portfolio, overseeing the securitization of mortgage loans originated through Dynex's mortgage operation and the administration of the securities issued by Dynex. Mr. Hartman left Dynex in June 1996 to pursue this opportunity. Prior to joining Dynex in February 1995, Mr. Hartman served as a consultant to Dynex for three years during which time he was involved in designing and overseeing the development of Dynex's analytical and securities structuring system. Mr. Hartman also serves as a Director and Vice Chairman of NovaStar Mortgage.

  W. LANCE ANDERSON, age 37, is President and Chief Operating Officer of the Company and is a member of the Board of Directors. His main responsibility is to manage the Company's mortgage origination and servicing operations. Mr. Anderson most recently served as Executive Vice President of Dynex. In addition, Mr. Anderson was President and Chief Executive Officer of Dynex's Single Family mortgage operation, Saxon Mortgage. In this role he was responsible for the origination, underwriting, servicing, quality control and pricing functions for Saxon. He served in this capacity for two years prior to which he was Executive Vice President in charge of production for the Single Family operation. Mr. Anderson served from October 1989 at Dynex where he was responsible for the start up of the Single Family operation. Mr. Anderson was also responsible for re-focusing the conduit on the subprime mortgage market in late 1993. Mr. Anderson also serves as Chairman of the Board of Directors, President and Chief Executive Officer of NovaStar Mortgage.

  MARK J. KOHLRUS, age 38, is Senior Vice President, Treasurer and Chief Financial Officer (the Company and NovaStar Mortgage). In that role, Mr. Kohlrus is responsible for all accounting and finance functions, including external reporting and compliance with REIT regulations. Prior to his joining the Company, Mr. Kohlrus was employed by the public accounting firm of KPMG Peat Marwick LLP (KPMG) in Kansas City, Missouri for nearly 15 years. During his tenure with KPMG, Mr. Kohlrus worked extensively in the firm's Financial Services practice and was involved in several public stock and debt offerings.

  EDWARD W. MEHRER, age 58, is Chief Financial Officer of Cydex, a pharmaceutical company based in Overland Park, Kansas. Mr. Mehrer was previously associated with Hoechst Marion Roussel (Marion), formerly Marion Merrell Dow, Inc., an international pharmaceutical company, for approximately ten years until his retirement in December 1995. From December 1991, he served as Executive Vice President, Chief Financial Officer and a Director of Marion. Prior to that position, he served in a number of financial and administrative positions. Prior to joining Marion, Mr. Mehrer was a partner with the public accounting firm of Peat Marwick Mitchell & Co. in Kansas City, Missouri.

  GREGORY T. BARMORE, age 56, was most recently Chairman of the Board of GE Capital Mortgage Corporation (GECMC) headquartered in Raleigh, North Carolina. He was responsible for overseeing the strategic development of GECMC's residential real estate-affiliated financial businesses, including mortgage insurance, mortgage services and mortgage funding. Prior to joining GECMC in 1986, Mr. Barmore was Chief Financial Officer of Employers Reinsurance Corporation (ERC), one of the nation's largest property and casualty reinsurance companies and also a subsidiary of GE Capital. Prior to his appointment at ERC, he held a number of financial and general management positions within GE. Mr. Barmore was selected to serve on the Company's Board as an Independent Director without regard to the GE Capital investment and accordingly there are no arrangements with GE Capital or its affiliates regarding his term of office or other aspects of his service on the Board.

  JENNE K. BRITELL, age 55, has been President and General Manager of G.E. Capital Mortgage Services, Inc. (GECMS) since July 1996. Before joining GECMS, she was Executive Vice President and Chief Lending Officer of Dime Savings Bank of New York, FSB, the nation's fifth largest thrift, for three years. Prior to these positions she was Chairman and Chief Executive Officer of HomePower, Inc, an international consulting firm, from March 1990 to April 1993. She also served as President of the Polish American Mortgage Bank, Warsaw, Poland, the first private residential construction and mortgage lending institution based on Western models, in Eastern Europe.

 Other Senior Officers

  JAMES H. ANDERSON, age 34, is Senior Vice President and National Sales Manager of NovaStar Mortgage. His primary responsibilities include overseeing the overall marketing efforts of NovaStar Mortgage, including managing the sales force of account executives. Prior to joining NovaStar in November 1996, Mr. Anderson was President of his own marketing consulting business. From August 1992 through September 1996, Mr. Anderson was employed by Saxon, where he served as Vice President of Marketing, in charge of the Western Region of the United States. In addition, Mr. Anderson was in charge of Saxon's national sales force for correspondent lending.

  MANUAL X. PALAZZO, age 47, is Senior Vice President and Chief Credit Officer (the Company and NovaStar Mortgage). His primary responsibility is to manage the underwriting and funding functions. Prior to joining NovaStar in December 1996, Mr. Palazzo was Senior Vice President of Credit and Administration of Long Beach Mortgage Company since October 1995. From May 1994 Mr. Palazzo was with Household Financial as Director of Underwriting. Prior to his tenure at Household Mr. Palazzo spent eight years as manager of the wholesale lending business for Novus Financial. Mr. Palazzo has been involved in the consumer finance industry since 1972.

  CHRISTOPHER S. MILLER, age 32, is Senior Vice President and Servicing Manager of NovaStar Mortgage. Mr. Miller is a former Vice President of Option One Mortgage Corporation, a subsidiary of Fleet Mortgage Corporation. From July 1995 to March 1997 Mr. Miller's responsibilities included managing the Collections Department, Customer Service Department, Escrow Analysis, Payoff Department, and Reconveyance. Prior to his tenure at Option One Mortgage in 1995, Mr. Miller spent over seven years at Novus Financial Corporation, a subsidiary of Dean Witter Financial Services, where he managed multiple servicing departments. Mr. Miller brings to NovaStar a diverse servicing background with an emphasis on default management.

TERMS OF DIRECTORS AND OFFICERS

  The Company's Board of Directors consists of such number of persons as shall be fixed by the Board of Directors from time to time by resolution to be divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number of directors as possible. Currently there are five directors. Mr. Mehrer is a Class I director, Mr. Anderson and Mr. Barmore are Class II directors and Mr. Hartman and Ms. Britell are Class III directors. Class I, Class II and Class III directors will stand for reelection at the annual meetings of stockholders held in 1997, 1998 and 1999, respectively. At each annual meeting, the successors to the class of directors whose term expires at that time are to be elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. The Company intends to maintain the composition of the Board so that there will be no more than six directors, with a majority of Independent Directors at all times after the issuance of the Units, each of whom shall serve on the Audit and/or Compensation Committees. Ms. Britell joined the Board as the GE Capital nominee. Such nominee will serve as a Class III director with a term running until the 1999 annual meeting of stockholders. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by election of the Board of Directors or the stockholders, with the director so elected to serve until the next annual meeting of stockholders (if elected by the Board of Directors) or for the remainder of the term of the director being replaced (if elected by the stockholders); any newly-created directorships or decreases in directorships are to be assigned by the Board of Directors so as to make all classes as nearly equal in number as possible. Directors may be removed only for cause and then only by vote of a majority of the combined voting power of stockholders entitled to vote in the election for directors. Subject to the voting rights of the holders of the Preferred Stock, the Charter may be amended by the vote of a majority of the combined voting power of stockholders, provided that amendments to the Article dealing with directors may only be amended if it is advised by at least two-thirds of the Board of Directors and approved by vote of at least two-thirds of the combined voting power of stockholders. The effect of the foregoing as well as other provisions of the Company's Charter and Bylaws may discourage takeover attempts and make more difficult attempts by stockholders to change management. Prospective investors are encouraged to review the Charter and Bylaws in their entirety.

  The Bylaws of the Company provide that, except in the case of a vacancy, a majority of the members of the Board of Directors will at all times be Independent Directors. Independent Directors are defined as directors who are not officers or employees of the Company or any affiliate or subsidiary of the Company. GE Capital and its affiliates are expressly deemed not to be affiliates of the Company for this purpose. Vacancies occurring on the Board of Directors among the Independent Directors may be filled by a vote of a majority of the remaining directors, including a majority of the remaining Independent Directors. Officers are elected annually and serve at the discretion of the Board of Directors. There are no family relationships between the executive officers or directors.

COMMITTEES OF THE BOARD

  Audit Committee. The Company has established an Audit Committee composed of two Independent Directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

  Compensation Committee. The Company has established a Compensation Committee composed of two Independent Directors. The Compensation Committee determines the compensation of the Company's executive officers.

  Other Committees. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the Board of Directors.

COMPENSATION OF DIRECTORS

  The Company pays Independent Directors $10,000 per year plus $500 for each meeting attended in person. Independent Directors also receive automatic stock options pursuant to the Company's Stock Option Plan. However, as the GE Capital nominee, Ms. Britell does not receive any compensation (including fees and stock options) for her services on the Board of Directors. See "-- Executive Compensation--Stock Option Plan--Automatic Grants to Non-Employee Directors." None of the directors of the Company has received any separate compensation for service on the Board of Directors or on any committee thereof. In addition, each Independent Director has been granted options to purchase 5,000 shares of Common Stock at the fair market value of the Common Stock upon becoming a director and options to purchase 2,500 shares at the fair market value of the Common Stock on the day after each annual meeting of stockholders. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of the Company will receive separate compensation for services rendered as a director.

COMPENSATION COMMITTEE INTERLOCKS

  No interlocking relationship exists between the Company's Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

  The objective of senior management in constructing its own compensation packages as well as those of all the managers of the Company is to align the interests of management as closely as possible with those of the stockholders. This is accomplished by basing a large percentage of key managers' compensation on the profitability of the Company (measured by return on stockholders' equity) and the stock price.

                 EXECUTIVE OFFICER SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                            COMPENSATION
                                                         -------------------
                                                         SECURITIES
                                            OTHER ANNUAL UNDERLYING           ALL OTHER
   NAME AND POSITION     YEAR SALARY  BONUS COMPENSATION OPTIONS(#) DER'S(3) COMPENSATION
   -----------------     ---- ------- ----- ------------ ---------- -------- ------------
Scott F. Hartman(1)..... 1996 $70,000  --        --       144,666      --         --
 Chairman of the Board,
  Secretary and Chief
  Executive Officer
W. Lance Anderson(1).... 1996  70,000  --        --       144,666      --         --
 President and Chief
  Operating Officer
Mark J. Kohlrus(2)...... 1996   4,000  --        --        10,000      --         --
 Senior Vice President,
  Treasurer and Chief
  Financial Officer

--------
(1) Mr. Hartman and Mr. Anderson were reimbursed by the Company for services provided by them that were necessary and prudent in connection with the formation of the Company and its Private Placement in 1996, including payments in lieu of salary and for expenses directly attributable to the formation of the Company. Mr. Hartman and Mr. Anderson are employed by the Company at a base salary of $185,000 per year.
(2) Mr. Kohlrus' employment with the Company began on December 16, 1996 and has an annual base salary of $120,000 per year. Mr. Kohlrus is eligible to receive an annual bonus of up to 75 percent of his annual salary in 1997.
(3) Options granted to Mr. Hartman and Mr. Anderson which vest on the closing of the initial public offering were granted without Dividend Equivalent Rights ("DERs"). Options granted to Mr. Kohlrus which begin to vest in December 1997 were granted with DER's. See "Management--Stock Option Grants."

  Bonus Incentive Compensation Plan. A bonus incentive compensation plan will be established for certain executive and key officers of the Company and its affiliates, to be effective commencing with the fiscal year beginning January 1, 1998. The annual bonus pursuant to the bonus incentive compensation plan will be paid one-half in cash and one-half in shares of Common Stock of the Company, annually, following receipt of the audit for the related fiscal year. This program will award bonuses annually to those officers out of a total pool determined by stockholder return on equity ("ROE") as follows:

                                                      BONUS AS PERCENT OF
            ROE(1) IN EXCESS OF                      AVERAGE NET WORTH(3)
              BASE RATE(2) BY:                            OUTSTANDING
            -------------------                      --------------------
      zero or less                               0%
      greater than 0% but less than 6%           10% x (actual ROE--Base Rate)
      Greater than 6%                            (10% x 6%) + 15% x (Actual
                                                 ROE-(Base Rate + 6%))

  Of the amount so determined, one-half will be deemed contributed to the total pool in cash and the other half deemed contributed to the total pool in the form of shares of Common Stock, with the number of shares to be calculated based on the average price per share during the preceding year. The total pool may not exceed $1 million for fiscal years ending December 31, 1998, and December 31, 1999.
--------
(1) "ROE" is determined for the fiscal year by averaging the monthly ratios calculated each month by dividing the Company's monthly Net Income (adjusted to an annual rate) by its Average Net Worth for such month. For such calculations, the "Net Income" of the Company means the net income or net loss of the Company determined according to GAAP, but after deducting any dividends paid or payable on preferred stock that may be issued before giving effect to the bonus incentive compensation or any valuation allowance adjustment to stockholders' equity. The definition "ROE" is used only for purposes of calculating the bonus incentive compensation payable pursuant to the bonus incentive compensation plan and is not related to the actual distributions received by stockholders. The bonus payments will be an operating expense of the Company.
(2) "Base Rate" is the average for each month of the Ten-Year U.S. Treasury Rate, plus four percent.
(3) "Average Net Worth" for any month means the arithmetic average of the sum of (i) the net proceeds from all offerings of equity securities by the Company since formation including exercise of Warrants and stock options and pursuant to the proposed DRP (but excluding any offerings of preferred stock in the future), after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus
    (ii) the Company's retained earnings (without taking into account any losses incurred in prior fiscal years, after deducting any amounts reflecting taxable income to be distributed as dividends and without giving effect to any valuation allowance adjustment to stockholders' equity) computed by taking the daily average of such values during such period.

STOCK OPTION GRANTS

  Options to acquire 334,332 shares of Common Stock were granted during 1996 under the Company's 1996 Stock Option Plan. Of these options, 10,000 were granted to two non-employee directors and an additional 35,000 were granted to current employees (excluding the founders) and vested 25 percent on September 1, 1997 and will vest 25 percent on each anniversary of such date thereafter. Options granted to non-employee directors are exercisable at $0.01 per share. The 35,000 options granted to employees are exercisable at $2.50 per share. All such options were granted with related DERs. The remaining options were granted to the founders, exercisable at $15 per share, and vested upon closing of the initial public offering. These options were granted without DERs. The Purchase Terms Agreement in the Company's Private Placement restricted further grants of stock options (or other Awards) prior to the closing of the initial public offering. See "Description of Capital Stock--Purchase Terms Agreement."

  The following table sets forth information concerning stock options granted during 1997 to each of the Board of Director members and Executive Officers.

                                                                                POTENTIAL REALIZABLE VALUE
                                                                                AT ASSUMED ANNUAL RATES OF
                                                                                 STOCK PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                          FOR OPTION TERM
                         ------------------------------------------------------ ---------------------------
                                    PERCENT OF TOTAL
                                    OPTIONS GRANTED     EXERCISE
                            NO.       TO EMPLOYEES    PRICE OR BASE  EXPIRATION
          NAME           GRANTED(1) DURING THE YEAR  PRICE ($/SHARE)    DATE       5% ($)        10% ($)
          ----           ---------- ---------------- --------------- ----------    ------        -------
Scott F. Hartman .......   40,000        18.55%          $18.00       11/4/07   $1,172,804.13 $1,867,494.57
W. Lance Anderson.......   40,000        18.55%          $18.00       11/4/07   $1.172,804.13 $1,867,949.57
Gregory T. Barmore......    5,000         2.32%          $18.00       11/4/07     $146,600.52   $233,438.82
Edward W. Mehrer........    5,000         2.32%          $18.00       11/4/07     $146,600.52   $233,438.82
Mark J. Kohlrus.........   20,000         9.27%          $18.00       11/4/07     $588,402.07   $933,747.29
                          -------        ------
Total of Directors and
 Executive Officers.....  110,000        61.01%
                          =======        ======
Total shares granted
 under SOP..............  215,640
                          =======

--------
(1) Twenty-five percent of the options granted will vest in 1998 and 25 percent in each year thereafter. Options do not include DERs.

  The following table sets forth certain information with respect to the value of the options as of December 31, 1996 held by the named directors and executive officers.

                         FISCAL YEAR END OPTION VALUE

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                   OPTIONS AS OF        IN-THE-MONEY OPTIONS AS
                                 DECEMBER 31, 1996      OF DECEMBER 31, 1996(1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
Scott F. Hartman............     --         144,666        --           --
W. Lance Anderson...........     --         144,666        --           --
Gregory T. Barmore..........     --           5,000        --         $12,450
Edward W. Mehrer............     --           5,000        --          12,450
Mark J. Kohlrus.............     --          10,000        --          14,400

--------
(1) The amounts set forth represents the difference between the estimated fair market value of $2.50 per share as of December 31, 1996 and the exercise price of the options, multiplied by the applicable number of shares underlying the options.

  Units Acquired with Forgivable Debt. Messrs. Hartman and Anderson have each received 108,333 Units which were acquired at the price of $15 per Unit on December 9, 1996. Payment for such Units was made by delivering to the Company promissory notes, bearing interest at eight percent per annum compounded annually and secured by the Units being acquired. Interest began accruing during the first year and is added to principal due under the note. Thereafter, interest became payable quarterly and upon forgiveness or at maturity of the notes, which is at the end of the fifth fiscal period (as defined below).

  The principal amount of the notes is divided into three equal tranches. Payment of principal on each tranche will be forgiven by the Company, if the following incentive performance tests are achieved:

  . During the first five fiscal periods after issuance of the notes:

   --One tranche will be forgiven for each fiscal period as to which the Company generates a total return to investors in Units equal to or greater than 15 percent.

   --At the end of each of the five fiscal periods, all remaining tranches will be forgiven if the Company has generated a total cumulative return to investors in Units (from date of initial issuance of the notes) equal to or greater than 100 percent.

  . For purposes of calculating the returns to such investors:

   --The term "fiscal period" will refer to each of five periods. The first period commenced with the closing of the Private Placement on December 9, 1996, and ends on December 31, 1997, and, thereafter, each succeeding fiscal period extends for twelve months and ends on each December 31.

  . The term "return" for each fiscal period will mean the sum of (on a per Unit basis) (a) all cash dividends paid during (or declared with respect
    to) such fiscal period per share of Preferred Stock (or per share of Common Stock following conversion of the Preferred Stock upon completion of the initial public offering), (b) any increase or decrease in the price per share of Preferred Stock (or resulting Common Stock) during such fiscal period, measured by using the price per Unit to investors in the Private Placement as the starting price ($15.00), and using the average public trading price during the last 90 days of each succeeding fiscal period for such succeeding periods (except such shorter period as the Common Stock is traded in 1997), and (c) any increase or decrease in the price per Warrant during such fiscal period, determined in the same manner as in (b). For purposes of the fiscal period 15 percent return test, the total return for a given period will be equal to the sum of
    (a), (b) and (c) during the period, and for purposes of the cumulative 100 percent return test, the amounts in (a), (b) and (c) will all be measured from the beginning of the first fiscal period. The amount of that "return" will then be measured as a percentage of the investor's investment in the Units (on a per Unit basis) without regard to timing of receipt of dividends or timing of increases in per share or per Warrant prices.

  . If one of the incentive tests is met, the amount of loan forgiveness for each tranche will be the principal amount of such tranche of the note. In addition, a loan will be made by the Company to Messrs. Hartman and Anderson in the amount of (i) personal tax liability resulting from the forgiveness of debt, and (ii) interest accrued during the first year of the forgiven tranches. The note will bear interest at a floating market rate, will be secured by that proportionate number of Units that had secured the forgiven tranche of the note and will mature upon the earlier of the sale of those Units (or the underlying securities) or the termination of the officer's employment with the Company.

  Employment Agreements. The Company has entered into employment agreements with the founders, Mr. Hartman and Mr. Anderson. Each employment agreement provides for a term through December 31, 2001, and will be automatically extended for an additional year at the end of each year of the agreement, unless either party provides a prescribed prior written notice to the contrary. Each employment agreement provides for the annual base salary set forth in the compensation table above and for participation by the subject officer in the Bonus Incentive Compensation Plan. Each employment agreement provides for the subject officer to receive his annual base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause as defined in the agreement. Each employment agreement also provides for the subject officer to receive, if the subject officer resigns for "good reason" or is terminated without cause after a "Change in Control" of the Company as those terms are defined in the agreement, an amount, 50 percent payable immediately and 50 percent payable in monthly installments over the succeeding twelve months, equal to three times such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of one percent of the Company's book equity value (exclusive of valuation adjustments) and a minimum of $360,000. In that instance, the subject officer is prohibited from competing with the Company for a period of one year. In addition, all outstanding options granted to the subject officer under the 1996 Stock Option Plan shall immediately vest. Section 280G of the Code may limit the deductibility of the payments to such officer by the Company for federal income tax purposes. "Change of Control" for purposes of the agreements would include a merger or consolidation of the Company, a sale of all or substantially all of the assets of the Company, changes in the identity of a majority of the members of the Board of Directors of the Company (other than due to the death, disability or age of a director) or acquisitions of more than 25 percent of the combined voting power of the Company's capital stock, subject to certain limitations. Absent a "Change in Control," if the Company terminates the officer's employment without cause, or if the officer resigns for "good reason," the officer receives an amount, payable immediately, equal to such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of one percent of the Company's book value (exclusive of valuation adjustments) and a minimum of $120,000. If the officer resigns for any other reason, there is no severance payment and the officer is prohibited from competing with the Company for a period of one year following the resignation. Although the Company believes these forfeiture and non-compete provisions would generally be enforceable, there can be no assurance that the employee will not elect to terminate the agreement early despite these provisions and no longer remain in the Company's employ.

 Stock Option Plan

  General. The Company's 1996 Executive and Non-Employee Director Stock Option Plan (the "1996 Stock Option Plan") provides for the grant of qualified incentive stock options ("ISOs") which meet the requirements of Section 422 of the Code, stock options not so qualified ("NQSOs"), deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards ("Awards") and dividend equivalent rights ("DERs").

  Purpose. The 1996 Stock Option Plan is intended to provide a means of performance-based compensation in order to attract and retain qualified personnel and to afford additional incentive to others to increase their efforts in providing significant services to the Company.

  Administration. The 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which shall at all times be composed solely of non-employee directors as required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Members of the Committee are eligible to receive only NQSOs pursuant to automatic grants of stock options discussed below.

  Options and Awards. Options granted under the 1996 Stock Option Plan will become exercisable in accordance with the terms of the grants made by the Committee. Awards will be subject to the terms and restrictions of the Awards made by the Committee. Option and Award recipients shall enter into a written stock option agreement with the Company. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted when and in what increments shares covered by the option or Award may be purchased or will vest and, in the case of options, whether it is intended to be an ISO or a NQSO provided, however, that certain restrictions applicable to ISOs are mandatory, including a requirement that ISOs not be issued for less than 100 percent of the then fair market value of the Common Stock (110 percent in the case of a grantee who holds more than ten percent of the outstanding Common Stock) and a maximum term of ten years (five years in the case of a grantee who holds more than ten percent of the outstanding Common Stock). Fair market value means as of any given date, with respect to any option or Award granted, at the discretion of the Board of Directors or the Committee, (i) the closing sale price of the Common Stock on such date as reported in the Western Edition of the Wall Street Journal or (ii) the average of the closing price of the Common Stock on each day of which it was traded over a period of up to twenty trading days immediately prior to such date, or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as otherwise determined by the Board of Directors or the Committee in the good faith exercise of its discretion.

  Eligible Persons. Officers and directors and employees of the Company and other persons expected to provide significant services to the Company are eligible to participate in the 1996 Stock Option Plan. ISOs may be granted to the officers and key employees of the Company. NQSOs and Awards may be granted to the directors, officers, key employees, agents and consultants of the Company or any of its subsidiaries.

  Under current law, ISOs may not be granted to any director of the Company who is not also an employee, or to directors, officers and other employees of entities unrelated to the Company. No options or Awards may be granted under the Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 25 percent of the outstanding shares of equity stock of the Company.

  Shares Subject to the Plan. The 1996 Stock Option Plan authorizes the grant of options to purchase, and Awards of, an aggregate of up to ten percent of the Company's total outstanding shares at any time, provided that no more than 339,332 shares of Common Stock shall be cumulatively available for grant as Incentive Stock Options. If an option granted under the 1996 Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the 1996 Stock Option Plan. In connection with any reorganization, merger, consolidation, recapitalization, stock split or similar transaction, the Compensation Committee shall appropriately adjust the number of shares of Common Stock subject to outstanding options, Awards and DERs and the total number of shares for which options, Awards or DERs may be granted under the Plan.

  Term of the Plan. Unless previously terminated by the Board of Directors, the 1996 Stock Option Plan will terminate on September 1, 2006, and no options or Awards may be granted under the 1996 Stock Option Plan thereafter, but existing options or Awards will remain in effect until the options are exercised or the options or Awards are terminated by their terms.

  Term of Options. Each option must terminate no more than ten years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own an excess of 10 percent of the combined voting power of the Company's outstanding equity stock). Options may be granted on terms providing for exercise either in whole or in part at any time or times during their restrictive terms, or only in specified percentages at stated time periods or intervals during the term of the option.

  DERs. The Plan provides for granting of DERs in tandem with any options granted under the Plan. Such DERs accrue for the account of the optionee shares of Common Stock upon the payment of dividends on outstanding shares of Common Stock. The number of shares accrued is determined by a formula and such shares may be made transferable to the optionee either upon exercise of the related option or on a "current-pay" basis so that payments would be made to the optionee at the same time as dividends are paid to holders of outstanding Common Stock. Holders of DERs may be made eligible to participate not only in cash distributions but also in distributions of stock or other property made to holders of outstanding Common Stock. Shares of Common Stock accrued for the account of the optionee are eligible to receive dividends and distributions. DERs may also be made "performance based" by conditioning the right of the holder of the DER to receive any dividend equivalent payment or accrual upon the satisfaction of specified performance objectives.

  Option Exercise. The exercise price of any option granted under the 1996 Stock Option Plan is payable in full in cash, or its equivalent as determined by the Committee. The Company may make loans available to options holders to exercise options evidenced by a promissory note executed by the option holder and secured by a pledge of Common Stock with fair value at least equal to the principal of the promissory note unless otherwise determined by the Committee.

  Automatic Grants to Non-Employee Directors. Each non-employee director of the Company is automatically granted NQSOs to purchase 5,000 shares of Common Stock with DERs upon becoming a director of the Company, and is also automatically granted NQSOs to purchase 2,500 shares of Common Stock (with DERs) the day after each annual meeting of stockholders upon re-election to or continuation on the Board. Such automatic grants of stock options vest 25 percent on the anniversary date in the year following the date of the grant and 25 percent on each anniversary date thereafter. The exercise price for such automatic grants of stock options is the fair market value of the Common Stock on the date of grant, and is required to be paid in cash.

  Amendment and Termination of Stock Option Plan. The Board of Directors may, without affecting any outstanding options or Awards, from time to time revise or amend the 1996 Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may, without stockholder approval, increase the number of shares subject to the 1996 Stock Option Plan, modify the class of participants eligible to receive options or Awards granted under the 1996 Stock Option Plan or extend the maximum option term under the 1996 Stock Option Plan.

                           PRINCIPAL SECURITYHOLDERS

BENEFICIAL OWNERSHIP OF COMMON STOCK BY LARGE SECURITYHOLDERS

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of November 30, 1997, by each person other than members of management known to the Company to beneficially own more than five percent (5%) of the Company's Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                         BENEFICIAL OWNERSHIP
                                                          OF COMMON STOCK(1)
                                                         -----------------------
      NAME AND ADDRESS OF BENEFICIAL OWNER                 SHARES      PERCENT
      ------------------------------------               ------------ ----------
      Wellington Management Company(2)..................    1,608,400     13.25%
      75 State Street
      Boston, MA 02109
      Lindner Dividend Fund(3)..........................    1,583,334     13.04
      7711 Carondolet Avenue, Suite 700
      St. Louis, MO 63104
      General Electric Capital Corporation(4)...........    1,333,332     10.98
      260 Long Ridge Road
      Stamford, CT 06927
      First Financial Fund, Inc.(5).....................      933,400      7.82
      c/o Wellington Management Company
      75 State Street
      Boston, MA 02109
      Wallace R. Weitz & Company(6).....................      916,666      7.76
      1125 South 103rd Street
      Suite 600
      Omaha, NE 68124-6008

--------
(1) Assuming no exercise of Warrants (except by the Securityholder named, separately) and no purchases by any of the listed Securityholders in this Offering.
(2) Consists of 466,700 shares of Common Stock currently outstanding, and 466,700 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by First Financial Fund, Inc., for whom Wellington Management Company ("Wellington") acts as investment advisor and over which Wellington has shared investment power; 200,000 shares of Common Stock currently outstanding, and 200,000 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Bay Pond Partners, L.P., for whom Wellington acts as investment advisor and over which Wellington has shared voting and investment power.
(3) Includes 666,667 shares of Common Stock issuable upon the exercise of Warrants.
(4) Includes 666,666 shares of Common Stock issuable upon the exercise of Warrants.
(5) Includes 466,700 shares of Common Stock issuable upon the exercise of Warrants. Wellington acts as investment advisor and shares investment power with First Financial Fund, Inc. See footnote 3.
(6) Consists of 205,000 shares of Common Stock currently outstanding, and 205,000 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Weitz Series Fund, Inc.; 65,000 shares of Common Stock currently outstanding, and 65,000 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Weitz Partners, Inc.; and 63,333 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Weitz Partners III Limited Partnership. Wallace R. Weitz, as President of Weitz Series Fund, Inc. and Weitz Partners, Inc. and as general partner of Weitz Parterres III Limited Partnership, may be deemed to beneficially own such shares of Common Stock.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND MANAGEMENT

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of November 30, 1997, by (i) each director, (ii) the Company's executive officers, and
(iii) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                 BENEFICIAL
                                                                OWNERSHIP OF
                                                               COMMON STOCK(1)
                                                              -----------------
      NAME OF BENEFICIAL OWNER                                 NUMBER   PERCENT
      ------------------------                                --------- -------
      Scott P. Hartman (2)...................................   549,665  4.74
      W. Lance Anderson (2)..................................   560,065  4.82
      Edward W. Mehrer (3)...................................    34,000    *
      Gregory T. Barmore (4).................................    10,000    *
      Jenne K. Britell.......................................       --    --
      Mark J. Kohlrus (5)....................................    35,700    *
      All Directors and Executive Officers as a Group (6
       persons).............................................. 1,189,430   --

--------
*  Less than one percent.
(1) Assuming no exercise of the Warrants and exercisable options (except by the listed Securityholder named separately).
(2) Messrs. Hartman and Anderson acquired (i) Units with promissory notes (see "Management--Executive Compensation"), (ii) Common Stock as Founders (see "Capitalization"), (iii) Units as purchasers in the Private Placement, and
    (iv) Stock Options (see "Management--Executive Compensation").
(3) Consists of 12,000 shares of Common Stock and 12,000 Warrants, including 2,000 of each owned by his wife, and 10,000 shares of Common Stock issuable upon the exercise of options.
(4) Includes 10,000 shares of Common Stock issuable upon the exercise of options.
(5) Includes 4,200 shares of Common Stock and 1,500 Warrants and 30,000 shares of Common Stock issuable upon the exercise of options.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

  In May 1996, Messrs. Hartman and Anderson formed NovaStar Mortgage for the purpose of engaging in the subprime lending business. Following the Company's Private Placement, NovaStar Mortgage began obtaining required licenses and permits, developing guidelines for the origination of mortgage loans through its wholesale lending channel and, hiring critical senior personnel to put in place the infrastructure for its mortgage lending and servicing operations.

  Following the close of the Private Placement of Units in December 1996, the Company moved to implement the portion of its business strategy to be conducted through taxable affiliates. In February 1997, Holding was formed to serve as a holding company for such taxable affiliates. In March 1997, Messrs. Hartman and Anderson acquired all of the outstanding non-voting common stock of Holding for a total price of $20,000 and the Company acquired all of the outstanding non-voting preferred stock of Holding for a total price of $1,980,000. The voting common stock is entitled to one percent of the dividend distributions of Holding and the preferred stock is entitled to 99 percent of such distributions. At the time of acquisition of the common stock, Messrs. Hartman and Anderson entered into an agreement of shareholders, to which the Company is a party, which contains certain management and control provisions and restrictions on transfer of the common stock. The obligations of Messrs. Hartman and Anderson under the agreement of shareholders are secured by the pledge of their common stock in Holding.

  In February 1997, Holding acquired all of the outstanding common stock of NovaStar Mortgage from Messrs. Hartman and Anderson. NovaStar Mortgage thereby became a wholly-owned subsidiary of Holding. Through Holding, the Company thus owns a beneficial interest in 99 percent of the future dividend distributions attributable to NovaStar Mortgage.

  The Company has entered into a loan purchase agreement with NovaStar Mortgage pursuant to which the Company agrees to buy from time to time and NovaStar Mortgage agrees to sell to the Company mortgage loans originated or acquired by NovaStar Mortgage. The loan purchase agreement is non-exclusive as to both parties and provides for a fair market value transfer of mortgage loans, generally on a servicing-released basis. The Company and NovaStar Mortgage also entered into a flow subservicing agreement under which NovaStar Mortgage agrees to service mortgage loans for the Company initially for a fixed dollar fee per loan based on the fee in comparable subservicing arrangements. The subservicing agreement became effective with the commencement of NovaStar Mortgage's servicing operation in July 1997. The Company and NovaStar Mortgage further entered into an Administrative Services Outsourcing Agreement, dated as of June 30, 1997, pursuant to which NovaStar Mortgage will provide to the Company on a fee basis certain administrative services, including consulting with respect to the development of mortgage loan products, loan underwriting, loan funding and quality control.

INDEBTEDNESS OF MANAGEMENT

  Messrs. Hartman and Anderson are indebted to the Company pursuant to forgivable promissory notes as described under "Management--Executive Compensation--Units Acquired with Forgivable Debt."

CERTAIN BUSINESS RELATIONSHIPS

  In connection with a commitment from General Electric Capital Corporation ("GE Capital") to purchase Units in the Company's Private Placement of Units in 1996, the Company agreed that so long as GE Capital owns at least ten percent of the outstanding Common Stock, assuming full exercise of all Warrants, GE Capital will have the right to appoint one director (of up to six authorized directors) or, alternatively, to have board observation rights so long as it maintains more than 20 percent of its initial investment in the Company. The current director serving pursuant to these provisions is Jenne K. Britell, who was elected to serve as an Independent Director with a term running until the 1999 annual meeting of stockholders.

  The Company also agreed, unless GE Capital waives its compliance, (i) to give GE Capital's insurance affiliate FGIC three years' right of first offer to issue credit enhancements on the Company's securitizations, (ii) to permit GE Capital's mortgage company affiliate GE Capital Mortgage Corporation to sell subprime mortgage loans, conforming to underwriting guidelines, to the Company on an arm's-length basis, and (iii) to pay, subject to the subsequent closing of the Private Placement, GE Capital's reasonable legal and consulting fees up to $40,000 incurred in the Private Placement. To ensure that any purchases of subprime mortgage loans from GE Capital Mortgage Corporation are executed at arms-length, the Company will obtain two independent prices related to any such transaction.

                            SELLING SECURITYHOLDERS

  At the date of this Prospectus, the number of shares of Offered Common Stock and Warrants which may be offered pursuant to this Prospectus by the Selling Securityholders is as set forth below. In addition, at the date of this Prospectus, none of the Underlying Common Stock is currently held by the Selling Securityholders but may be issued to them pursuant to the exercise of Warrants, all of which Underlying Common Stock, to the extent acquired by such Selling Securityholders, may be offered pursuant to this Prospectus.

                                       NO. SHARES                 NO. SHARES
                                      OUTSTANDING                 UNDERLYING
NAME                                  COMMON STOCK NO. WARRANTS COMMON STOCK(1)
----                                  ------------ ------------ ---------------
Cede & Co.
c/o The Depository Trust Company as
 beneficial owner for:
 Eugene Whitney Harris Revocable
  Trust.............................       2,500        2,500          2,500
 L. Rothschild, Jr. & L. Rothschild
  III, TTEE Edith Rothschild Tr.
  DTD 12/11/89 FBO L. Rothschild,
  Jr. & L. Rothschild III...........       3,000        3,000          3,000
 L. Rothschild, Jr. & L. Rothschild
  III, TTEE Louis Rothschild Tr.
  DTD 12/11/89 FBO L. Rothschild,
  Jr. & L. Rothschild III...........       2,000        2,000          2,000
 NACLE Distributors, Inc. PSP, U/A
  DTD 01/01/83, W. Chris Elcan TTEE.       2,000        2,000          2,000
 Ilma Glaser Isaac..................       2,000        2,000          2,000
 Actor's Fund of America............       7,000        7,000          7,000
 Acceptance Insurance Company.......     100,000      100,000        100,000
 National Automobile & Casualty
  Insurance Co......................      33,333       33,333         33,333
 General Electric Capital
  Corporation.......................     666,666      666,666        666,666
 Lindner Dividend Fund..............     666,667      666,667        666,667
 First Financial Fund, Inc..........     466,700      466,700        466,700
 Bay Pond Partners, L.P.............     200,000      200,000        200,000
 Weitz Series Fund, Inc.--Hickory
  Portfolio.........................      20,000       20,000         20,000
 Weitz Partners, Inc.--Partners
  Value Fund........................      65,000       65,000         65,000
 Weitz Series Fund, Inc.--Value
  Portfolio.........................     185,000      185,000        185,000
 Weitz Partners III Limited
  Partnership.......................      63,333       63,333         63,333
 UMB F/B/O/ John Adams M.D. IRA R/O.       3,000        3,000          3,000
 United Missouri Bank N.A. Cust.
  Agent for Technical Products
  Supply Inc.
  P/S R.J. BJORSETH 37 8022-02-4....       2,000        2,000          2,000
                                       ---------    ---------      ---------
   Cede & Co. Subtotal..............   2,490,199    2,490,199      2,490,199
First Fidelity Incorporated
c/o First Union Capital Market
 Groups.............................     186,667      186,667        186,667
Allis & Co..........................      10,000       10,000         10,000
Lance W. Anderson and Rania H.
 Anderson...........................       8,500        8,500          8,500
Lynne K. Anderson IRA...............         200          200            200
Walter Lance Anderson(2) and Rania
 Habiby Anderson....................      16,700       16,700         16,700
Stifel, Nicolaus & Co. William
 Anderson IRA Acct. No. 1163-3334...       1,200        1,200          1,200
William M. Anderson and Lynne K.
 Anderson...........................       1,300        1,300          1,300
Stifel, Nicolaus & Co.(3), C/F
 William G. Ash IRA R/O Account No.
 1220-4030..........................       2,000        2,000          2,000
Stifel, Nicolaus, C/F Julie Bamburg
 Spousal IRA Acct. No. 1313-3536....         300          300            300
Michael L. Bamburg..................      11,100       11,100         11,100
Marianthe Mewkill, TEE Smith Breeden
 Profit Sharing Plan DTD 12/29/83,
 FBO Michael Lee Bamburg............       1,900        1,900          1,900
Stifel, Nicolaus & Co., C/F Stuart         6,600        6,600          6,600
 Beath IRA Acct. No. 1419-6385......
Larry Bender........................       4,253        4,253          4,253
Stifel, Nicolaus & Co., C/F W.             3,400        3,400          3,400
 Coleman Bitting IRA Acct. No. 1574-
 1789...............................
W. Coleman Bitting(4) and Jean M.          6,700        6,700          6,700
 Bitting............................
Martin J. Bloom, TTEE Martin J.            6,500        6,500          6,500
 Bloom Family Trust, U/A DTD
 8/18/93............................
Ivan Bowen..........................       2,000        2,000          2,000
George W. Bull......................       5,000        5,000          5,000
Juan O. Carden, TTEE Juan O. Carden        2,000        2,000          2,000
 Revocable Living Trust 7/17/95.....
Steven R. Carrico and Tammy M.             2,000        2,000          2,000
 Carrico............................
Stifel, Nicolaus Cust. for William         6,600        6,600          6,600
 S. Carter..........................
Craig J. Cerny......................       1,625        1,625          1,625

                                        NO. SHARES                 NO. SHARES
                                       OUTSTANDING                 UNDERLYING
NAME                                   COMMON STOCK NO. WARRANTS COMMON STOCK(1)
----                                   ------------ ------------ ---------------
Marianthe Mewskill, TTEE Smith
 Breeden Profit Sharing and 401K Plan
 U/A
 12/29/93, FBO Craig Cerny (401K)4...        875          875           875
Stifel, Nicolaus & Co., C/F Henry W.
 Clever, Jr. IRA R/O Acct. No.
 2243-5082...........................      2,000        2,000         2,000
Victor G. Clever, Sr. & Maureen
 Clever, TTEES Victor G. Clever, Sr.
 REV Tr; U/A Dtd 2/9/96; FBO Victor
 G. Clever Sr........................      2,000        2,000         2,000
William C. Cohen.....................      2,000        2,000         2,000
Marcus T. Cohn and Francine M. Cohn..      4,000        4,000         4,000
Stifel, Nicolaus & Co., C/F John           2,000        2,000         2,000
 Steven Cole IRA Acct. No. 2293-8436.
Richard P. Conerly and Iva J.              4,000        4,000         4,000
 Conerly.............................
Stella A. Corley, TTEE or Her
 Successors Under Ind. Trust DTD
 6/16/88, Stella A. Corley, Grantor..      2,000        2,000         2,000
Leslie M. Cruvant....................      6,600        6,600         6,600
Marilyn Joyce Dame...................      2,000        2,000         2,000
Robert V. Dawson.....................      2,000        2,000         2,000
Daniel C. Dektar and Nancy I. Kalow..     13,333       13,333        13,333
Walter DeVries and Cora DeVries,
 Joint Tenants.......................      2,000        2,000         2,000
Robert M. Dolgin and Deborah R.
 Dolgin..............................      3,300        3,300         3,300
Stifel, Nicolaus & Co., C/F Douglas
 G. Draper IRA Acct. No. 2850-0523...     11,400       11,400        11,400
David P. Dunlap......................      6,000        6,000         6,000
E.K.S. Investments, L.P..............      3,000        3,000         3,000
Stephen A. Eason and Kathryn Ellis
 Eason, Tenants in Common............      7,000        7,000         7,000
David R. Eidelman....................      2,500        2,500         2,500
Jack R. Eidelman, Trustee Jack R.
 Eidelman Rev. Trust dtd 4/18/80.....      2,000        2,000         2,000
Rachel Eidelman, TTEE FBO Eidelman
 Family Trust, U/W/O Jacob Reby DTD
 6/3/91..............................      2,000        2,000         2,000
David G. Estes(5) and Astrid G.
 Estes...............................      2,000        2,000         2,000
David S. Evans.......................      6,000        6,000         6,000
Elton P. Evans Jr., Trustee FBO The
 Elton P. Evans Jr. Declaration of
 Trust DTD 6/28/96...................      3,500        3,500         3,500
William S. Fagan IRA (Separate
 Property), Bear Stearns Securities
 Corp., Custodian....................      5,500        5,500         5,500
Sharon E. Fankhauser and Jamie S.
 Fankhauser..........................      2,000        2,000         2,000
David L. Farris......................      6,666        6,666         6,666
Stifel, Nicolaus & Co., C/F Robert M.
 Feibel IRA Acct. No. 3135-0587......      2,000        2,000         2,000
Bernard H. Feinstein, Trustee for
 Bernard H. Feinstein Rev. Living
 Trust 5/17/95.......................      2,000        2,000         2,000
Stifel, Nicolaus, Custodian for Leon
 A. Felman Keogh Profit Sharing Plan.     12,800       12,800        12,800
Martha B. Fisher.....................      2,000        2,000         2,000
Stifel, Nicolaus & Co., C/F Robert J.
 Fleming IRA R/O Acct. No. 3257-4805.      6,600        6,600         6,600
Jeremiah T. Flowers..................      5,000        5,000         5,000
Jeffrey Gendelman, TTEE Jeffrey
 Gendelman Revocable Trust DTD
 5/7/91..............................      2,700        2,700         2,700
Margaret A. Gerber and William J.
 Gerber..............................      2,000        2,000         2,000
Everett N. Gertsen and Carol E.
 Gertsen.............................      3,300        3,300         3,300
Michael J. Giarla and Ellen H.
 Michelson...........................      3,000        3,000         3,000
Mark Glass...........................      2,000        2,000         2,000
Marion Glicksberg....................      3,300        3,300         3,300
Guenter Goldsmith & Ann Goldsmith
 TTEE Guenter & Ann Goldsmith
 Revocable Living Trust DTD 5/30/88..      2,000        2,000         2,000
Selma K. Goldstein, Trustee for Selma
 K. Goldstein 2/29/84................      2,000        2,000         2,000
Sidney Guller........................      4,000        4,000         4,000
Ann Robin Gwozdz and Michael J.
 Gwozdz..............................        700          700           700
Douglas B. Hansen....................      2,000        2,000         2,000
Scott F. Hartman(6) and Cathleen A.
 Hartman.............................     20,000       20,000        20,000
Peter T. Healy(5)....................      5,000        5,000         5,000
Lore Herzberg, TTEE UAD DTD 11/3/89;
 FBO Lore Herzberg...................      2,000        2,000         2,000
Craig R. Hildreth and Elizabeth C.
 Hildreth............................      1,000        1,000         1,000
Frank Hoffman........................      7,000        7,000         7,000
R. Russell Hogan.....................      2,000        2,000         2,000

                                        NO. SHARES                 NO. SHARES
                                       OUTSTANDING                 UNDERLYING
NAME                                   COMMON STOCK NO. WARRANTS COMMON STOCK(1)
----                                   ------------ ------------ ---------------
Homebaker Brand Profit Sharing Plan;
 Leon A. Felman TTEE.................      5,900        5,900         5,900
Insurance Management Associates,
 Inc.................................      6,000        6,000         6,000
Stifel, Nicolaus & Co., C/F Gerald A.
 Jabaay IRA R/O Acct. No. 4434-9290..      6,700        6,700         6,700
James Lee Johnson III, Trustee James
 Leon Johnson III Revocable Trust,
 Dated 5/4/85........................      3,000        3,000         3,000
Matthew E. Just, Jr. ................      6,666        6,666         6,666
Paul Just............................      4,000        4,000         4,000
Philip G. Kaplan and Judith A.
 Kaplan..............................      2,000        2,000         2,000
Dr. Bruce A. Kauk and Janet L. Kauk..      2,000        2,000         2,000
Michael F. Kickham, TTEE Michael F.
 Kickham Tr Dtd 9/5/90...............      2,000        2,000         2,000
Myron Klevens, Trustee Myron J.
 Klevens Trust DTD 9/15/94...........      2,000        2,000         2,000
Jean R. Kluge, Trustee, Jean R. Kluge
 Living Trust U/I 11/18/87...........      2,000        2,000         2,000
Mark J. Kohlrus(7) and Lisa M.
 Kohlrus.............................      1,500        1,500         1,500
Bernard G. Kohm and Barbara Kohm(8)..      2,000        2,000         2,000
Mark J. Koster(9)....................      2,650        2,650         2,650
Matthew J. Koster....................      2,400        2,400         2,400
Patrick R. Koster(10)................      4,000        4,000         4,000
Stribling Koster.....................      2,000        2,000         2,000
Stifel, Nicolaus & Co., C/F Ken
 Kranzberg IRA Spousal Acct. No.
 4932-9221...........................      2,000        2,000         2,000
Joel A. Kunin........................      2,000        2,000         2,000
William M. LaWarre...................     13,333       13,333        13,333
Arnold J. Levin and Roslyn J. Levin..      2,000        2,000         2,000
Stephen Levin and Amy Levin..........      4,000        4,000         4,000
Lawrence A. Manica(4) and Charla M.
 Manica..............................      2,000        2,000         2,000
Rickey E. Maples(4) and Laurie H.
 Maples..............................     10,000       10,000        10,000
Charlotte C. Mehrer..................      2,000        2,000         2,000
Edward W. Mehrer, Jr.(12)............     10,000       10,000        10,000
F. Jack Meyering, TTEE F. Jack
 Meyering Trust DTD 11/27/89.........     10,000       10,000        10,000
Theodore Miedema, TTEE Theodore
 Miedema Trust DTD 10/9/93...........      2,000        2,000         2,000
Jacob C. Mol.........................      3,400        3,400         3,400
Kevin M. Moore and Kimberly A. Moore.     13,300       13,300        13,300
Eugene J. McCabe, M.D................      2,000        2,000         2,000
Kenneth K. Newton....................      3,000        3,000         3,000
Harold W. Nicholas...................      2,000        2,000         2,000
NorDruk Partners Investment Co.(13)..      2,000        2,000         2,000
Bruce P. Novak.......................      6,600        6,600         6,600
Charles D. O'Kieffe III, TTEE Charles
 D. O'Kieffe III Trust U/A DTD
 2/2/96..............................     10,000       10,000        10,000
Aaron Oshevow, Trustee for The
 Oshevow Trust, Dated 9/11/89
 (314) 726-3288......................      2,000        2,000         2,000
Louis Pechersky and Sarah Pechersky..      2,000        2,000         2,000
David P. Peterson Revocable Trust....      6,700        6,700         6,700
Douglas L. Phillips Inter Vivos Trust
 dtd 8/19/88, Douglas L. Phillips,
 Trustee.............................      2,000        2,000         2,000
Janelle Phillips.....................      2,000        2,000         2,000
Phillip R. Pollack...................      1,000        1,000         1,000
Richard P. Proctor, Jr...............      2,000        2,000         2,000
William F. Quinn.....................      2,700        2,700         2,700
Melvin Rabushka, Trustee Melvin
 Rabushka Rev Tr DT 9-29-92..........      2,000        2,000         2,000
Adele Reby...........................      2,000        2,000         2,000
Robert E. Ribbe, TTEE Robert E. Ribbe
 Trust DTD 3/15/91...................      2,000        2,000         2,000
Edward A. Roach, Trustee, Edward A.
 Roach M.D. Trust DTD 9/28/89........      2,000        2,000         2,000
Helene B. Roberson...................      3,300        3,300         3,300
William C. Rosenbaum, Jr.............      6,666        6,666         6,666
Kenneth J. Rosenthal, Trustee,
 Kenneth J. Rosenthal Revocable Trust
 Dtd 6/3/93..........................      3,300        3,300         3,300
Louis G. Rothschild III..............      2,000        2,000         2,000
Timothy D. Rowe......................     10,000       10,000        10,000
Zsolt Rumy...........................      8,000        8,000         8,000
Fred R. Sale & Susan W. Sale TTEE
 Fred R. Sale Tr. UA 8/5/83..........      2,000        2,000         2,000

                                       NO. SHARES                 NO. SHARES
                                      OUTSTANDING                 UNDERLYING
NAME                                  COMMON STOCK NO. WARRANTS COMMON STOCK(1)
----                                  ------------ ------------ ---------------
Julian Seeherman, Trustee of the
 Julian Seeherman Revocable Trust,
 FBO Julian Seehermen, DTD 2/26/90..     10,000       10,000        10,000
Odis E. Shoaf, Jr.(14)..............      2,000        2,000         2,000
Charles W. Smith....................      2,000        2,000         2,000
Forrest M. Smith(10)................        100          100           100
Kenneth Smith(9) and Lawrence
 Guillot-Smith......................      2,000        2,000         2,000
David Soshnik(4), Trustee for David
 Soshnik Trust, DTD 8/2/93..........      2,000        2,000         2,000
Joseph A. Stieven(4) and Mary K.
 Stieven............................      7,000        7,000         7,000
Stifel, Nicolaus & Co., Inc.,
 Custodian for Richard A. Baldwin
 III IRA............................        500          500           500
Stifel, Nicolaus & Co., Inc.,
 Custodian for Robert G. Brackett
 IRA R/O #2 Acct. No. 1725-7881.....      2,000        2,000         2,000
Stifel, Nicolaus & Co., Inc.,
 Custodian for James J. Brennan.....      3,334        3,334         3,334
Stifel, Nicolaus & Co., Inc.,
 Custodian for A. Ray Cercle(10) IRA
 SPSL...............................      2,000        2,000         2,000
Stifel, Nicolaus & Co., Inc.,
 Custodian for Robert L. Desmond
 I.R.A..............................      6,666        6,666         6,666
Stifel, Nicolaus & Co., Inc.,
 Custodian for Raymond J.
 Ellingsworth IRA Acct. No. 2992-
 4481...............................      2,000        2,000         2,000
Stifel, Nicolaus & Co., Inc.,
 Custodian for Leon A. Felman IRA
 Rollover...........................      4,300        4,300         4,300
Stifel, Nicolaus & Co., Inc.,
 Custodian for Milton Goldenberg IRA
 R/O................................      4,000        4,000         4,000
Stifel, Nicolaus & Co., Inc.,
 Custodian for Girard A. Munsch,
 Jr.(4) IRA Acct. No. 6099-6176.....      3,000        3,000         3,000
Stifel, Nicolaus & Co., Inc.,
 Custodian for Michael A. Murphy(4)
 IRA Rollover.......................      2,000        2,000         2,000
Stifel, Nicolaus & Co., Inc.,
 Custodian for Paul E. Pazdan IRA
 R/O................................      3,400        3,400         3,400
Stifel, Nicolaus & Co., Inc.,
 Custodian for Frederick W. Sammons
 IRA R/O............................      2,000        2,000         2,000
Stifel, Nicolaus & Co., Inc.,
 Custodian for Stephen I.
 Schneider(4) IRA...................      2,500        2,500         2,500
Stifel, Nicolaus & Co., Inc.,
 Custodian for Michael L. Sklar IRA
 Spousal............................      2,000        2,000         2,000
Stifel, Nicolaus & Co., Inc.,
 Custodian for Julia S. Sylvester
 IRA................................      2,000        2,000         2,000
Stifel, Nicolaus & Co., Inc.,
 Custodian for Carl W. Webb IRA.....      2,000        2,000         2,000
Stifel, Nicolaus & Co., Inc.,
 Custodian for Earl J. Wipfler, Jr.
 IRA Rollover Acct. No. 8800-7061...      4,000        4,000         4,000
Mike Straneva.......................        300          300           300
Robert L. Suffian and Carolyn C.
 Suffian............................      2,000        2,000         2,000
Russell E. Tackett and Terry D.
 Tackett............................      2,000        2,000         2,000
Daryl Ter Harr and Patricia Ter
 Harr...............................      2,000        2,000         2,000
Thomas A. Thoma TTEE U/A DTD
 03/31/90 by Thomas A. Thoma........      2,000        2,000         2,000
Michael J. Tompkins.................     13,300       13,300        13,300
Stifel, Nicolaus & Co., C/F Jerrold
 Vesper IRA Acct. No. 8368-5961.....      2,000        2,000         2,000
Garry Vickar IRA....................      2,000        2,000         2,000
Mary G. VonGontard, TTRE Mary G.
 VonGontard Liv Trust Dtd 10/12/93..      2,000        2,000         2,000
George H. Walker III(15)............      2,000        2,000         2,000
Bertha L. Wallbrunn.................      1,000        1,000         1,000
Stephen S. Wasserman(4) & Judith
 B.Wasserman, TTEES Stephen S.
 Wasserman Rev Tr DTD 3/26/94.......      2,000        2,000         2,000
Nancy N. Weaver, TTEE Nancy N.
 Weaver Rev. Trust DTD 7/24/95......      3,000        3,000         3,000
Christopher J. Whybrow and Cynthia
 C. Whybrow.........................      2,000        2,000         2,000
Peter Douglas Wierenga..............      2,000        2,000         2,000
R. Keith Wilson(16) and Barbara A.
 Wilson.............................      2,000        2,000         2,000
Woodsmill Limited...................      2,000        2,000         2,000
W. Lance Anderson(2) and Rania H.
 Anderson...........................      8,500        8,500         8,500
Phillip R. Pollock(17)..............      1,000        1,000         1,000
Scott F. Hartman(6).................     36,111       36,111        36,111
Scott F. Hartman(6).................     36,111       36,111        36,111
Scott F. Hartman(6).................     36,111       36,111        36,111
W. Lance Anderson(2)................     36,111       36,111        36,111
W. Lance Anderson(2)................     36,111       36,111        36,111
W. Lance Anderson(2)................     36,111       36,111        36,111
Stanley Edelstein and Susan G.
 Edelstein, TTEES Stanley M.
 Edelstein Revocable Trust U/A DTD
 5/4/95.............................      2,000        2,000         2,000
Julius Weissman, TTEE FBO Julius
 Weissman U/A DTD 11/30/89..........      2,000        2,000         2,000

                                       NO. SHARES                 NO. SHARES
                                      OUTSTANDING                 UNDERLYING
NAME                                  COMMON STOCK NO. WARRANTS COMMON STOCK(1)
----                                  ------------ ------------ ---------------
William Wallbrunn....................      1,000        1,000          1,000
Stifel Warrant Recipients(18)
 W. Coleman Biting(4)................                   5,000          5,000
 W. Coleman Biting(4)................                   5,000          5,000
 W. Coleman Biting(4)................                   5,000          5,000
 Ricky E. Maples(4)..................                   6,819          6,819
 Ricky E. Maples(4)..................                   6,819          6,819
 Ricky E. Maples(4)..................                   6,820          6,820
 Patrick R. Koster(10)...............                   1,581          1,581
 Patrick R. Koster(10)...............                   1,581          1,581
 Patrick R. Koster(10)...............                   1,582          1,582
 Kenneth C. Smith(9).................                     741            741
 Kenneth C. Smith(9).................                     741            741
 Kenneth C. Smith(9).................                     742            742
 Mark J. Ross........................                     741            741
 Mark J. Ross........................                     741            741
 Mark J. Ross........................                     742            742
 Shelly Swan.........................                      33             33
 Shelly Swan.........................                      33             33
 Shelly Swan.........................                      34             34
 Stifel, Nicolaus & Company,
  Incorporated.......................                  55,250         55,250
                                       ---------    ---------      ---------
   Stifel, Nicolaus & Company,
    Incorporated Subtotal............                 100,000        100,000
   Subtotal..........................  1,059,800    1,159,800      1,159,800
                                       ---------    ---------      ---------
   Total.............................  3,549,999    3,649,999      3,649,999
                                       =========    =========      =========

--------
(1) Reflects shares of Common Stock issuable to such holder upon the exercise of Warrants at the exercise price of $15.00 as required pursuant to the terms of the Warrants.
(2) Co-founder, Director, President and Chief Operating Officer of the
    Company.
(3) Stifel, Nicolaus & Company, Inc., was the Placement Agent for the Private Placement offering of Units.
(4) Senior Vice President of Stifel.
(5) Attorney at O'Melveny & Myers LLP, counsel to Stifel.
(6) Co-founder, Chairman of the Board, Secretary and Chief Executive Officer of the Company.
(7) Senior Vice President, Treasurer and Chief Financial Officer of the Company and wife.
(8) Vice President of Stifel and his spouse.
(9) Assistant Vice President of Stifel.
(10) First Vice President of Stifel.
(11) Senior Vice President of Stifel and his spouse.
(12) Independent Director of the Company.
(13) A subsidiary of Stifel.
(14) Former employee of Stifel.
(15) Chairman of the Board of Stifel.
(16) Vice President of Stifel.
(17) Attorney at Tobin & Tobin, counsel to the Company.
(18) Warrants issued to Stifel pursuant to the terms of the Purchase Terms Agreement and subsequently divided by Stifel among the employees shown:

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations that may be relevant to a prospective purchaser of units. This discussion is based on current law. The following discussion is not exhaustive of all possible tax considerations. It does not give a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investor's particular circumstances or to certain types of investors (including insurance companies, certain tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under federal income tax laws.

  EACH PROSPECTIVE PURCHASER OF THE COMMON STOCK IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSIDERATIONS OF SUCH PURCHASE, OWNERSHIP AND SALE AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

  The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to the Company as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of the Company. However, it is impractical to set forth in this Prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor's purchase of the Common Stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if certain detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations are, with certain limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the "double taxation" (at the corporate level and then again at the stockholder level when the income is distributed) that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on Taxable Income that is not currently distributed to its stockholders. See "--Taxation of the Company."

  The Company elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

OPINION OF SPECIAL TAX COUNSEL

  Jeffers, Wilson, Shaff & Falk, LLP ("Special Tax Counsel"), special tax and ERISA counsel to the Company, has advised the Company in connection with the formation of the Company, the Private Placement, the IPO, this Offering and the Company's election to be taxed as a REIT. Based on existing law and certain representations made to Special Tax Counsel by the Company, Special Tax Counsel is of the opinion that the Company (exclusive of any taxable affiliates) operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through September 30, 1997, the date of the Company's unaudited balance sheet and income statement made available to Counsel, and the organization and contemplated method of operation of the Company are such as to enable it to continue to so qualify throughout the balance of 1997 and in subsequent years. However, whether the Company will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and certain administrative matters, the results of which may not be reviewed by Special Tax Counsel. Moreover, certain aspects of the Company's method of operations have not been considered by the courts or the Service. There can be no assurance that the courts or the Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, Special Tax Counsel is unable to opine whether the Company will in fact qualify as a REIT under the Code in all events. In the opinion of Special Tax Counsel, this section of the Prospectus identifies and fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Special Tax Counsel's opinions are based on various assumptions and on the factual representations of the Company concerning its business and assets. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "--Termination or Revocation of REIT Status."

  The opinions of Special Tax Counsel are also based upon existing law including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which is subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect the Company or its stockholders. Special Tax Counsel's opinions also are based in part on the opinion of special Maryland counsel, Piper & Marbury L.L.P., Baltimore, Maryland, that the Company is duly organized and existing under Maryland law.

  In the event the Company does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent the Company would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced. See "--Termination or Revocation of REIT Status."

QUALIFICATION AS A REIT

  To qualify for tax treatment as a REIT under the Code, the Company must meet certain tests which are described immediately below.

  Ownership of Stock. For all taxable years after the first taxable year for which a REIT election is made, the Company's shares of stock must be transferable and must be held by a minimum of 100 persons for at least 335 days of a 12 month year (or a proportionate part of a short tax year). Since the closing of its Private Placement, the Company has had more than 100 shareholders of record. The Company must also use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50 percent in value of the shares of any class of the stock of the Company may be owned directly or indirectly by five or fewer individuals. In determining whether the Company's shares are held by five or fewer individuals, the attribution rules of Section 544 of the Code apply. For a description of these attribution rules, see "Description of Capital Stock." The Company's Charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50 percent by value of any class of the Company's stock being held by five or fewer individuals (directly or constructively) at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as "transferable" for purposes of qualification as a REIT. The Company has satisfied and intends to continue satisfying both the 100 stockholder and 50 percent/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT. See "Description of Capital Stock." The Company uses the calendar year as its taxable year for income tax purposes.

  Nature of Assets. On the last day of each calendar quarter at least 75 percent of the value of the Company's assets must consist of Qualified REIT Assets, government securities, cash and cash items (the "75 percent of assets test"). The Company expects that substantially all of its assets, other than the preferred stock of the Company's taxable affiliate, will be "Qualified REIT Assets." Qualified REIT Assets include interests in real property, interests in mortgage loans secured by real property and interests in REMICs. The Company has complied with the 75 percent of assets test for each quarter since inception of its REIT election.

  On the last day of each calendar quarter, of the investments in securities not included in the 75 percent of assets test, the value of any one issuer's securities may not exceed 5 percent by value of the Company's total assets and the Company may not own more than ten percent of any one issuer's outstanding voting securities.

Pursuant to its compliance guidelines, the Company intends to monitor closely (on not less than a quarterly basis) the purchase and holding of the Company's assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter the Company intends to limit and diversify its ownership of securities of any taxable affiliate of the Company, hedging contracts and other mortgage securities that do not constitute Qualified REIT Assets to less than 25 percent, in the aggregate, by value of its portfolio, to less than 5 percent by value as to any single issuer, including the stock of any taxable affiliate of the Company, and to less than 10 percent of the voting stock of any single issuer (collectively the "25 percent of assets limits"). If such limits are ever exceeded, the Company intends to take appropriate remedial action to dispose of such excess assets within the 30 day period after the end of the calendar quarter, as permitted under the Code. As of September 30, 1997, the Company complied with the tests described in this paragraph.

  When purchasing mortgage-related securities, the Company may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities (and the income therefrom) constitute Qualified REIT Assets (and income) for purposes of the 75 percent of assets test (and the source of income tests discussed below). If the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.

  Sources of Income. The Company must meet three separate income-based tests each year in order to qualify as a REIT.

  1. The 75 percent Test. At least 75 percent of the Company's gross income (the "75 percent of income test") for the taxable year must be derived from the following sources among others: (i) interest (other than interest based in whole or in part on the income or profits of any person) on obligations secured by mortgages on real property or on interests in real property; (ii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's business ("dealer property"); (iii) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property ("foreclosure property");
(iv) income received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property) (for example, commitment fees); (v) rents from real property; and (vi) income attributable to stock or debt instruments acquired with the proceeds from the sale of stock or certain debt obligations ("new capital") of the Company received during the one-year period beginning on the day such proceeds were received ("qualified temporary investment income"). The investments that the Company intends to make (as described under "Business--Portfolio of Mortgage Assets") will give rise primarily to mortgage interest qualifying under the 75 percent of income test. As of September 30, 1997, the Company complied with the 75 percent income test on an annualized basis.

  2. The 95 percent Test. In addition to deriving 75 percent of its gross income from the sources listed above, at least an additional 20 percent of the Company's gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property (the "95 percent of income test"). Income attributable to assets other than Qualified REIT Assets, such as income from or gain on the disposition of Qualified Hedges, that the Company holds, dividends on stock (including any dividends from a taxable affiliate), interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not Qualified REIT Assets will constitute qualified income for purposes of the 95 percent of income test only, and will not be qualified income for purposes of the 75 percent of income test. Income from mortgage servicing, loan guarantee fees (or other contracts under which the Company would earn fees for performing services) and hedging (other than from Qualified REIT Assets) will not qualify for either the 95 percent or 75 percent of income tests. The Company intends to severely limit its acquisition of any assets or investments the income from which does not qualify for

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

purposes of the 95 percent of income test. Moreover, in order to help ensure compliance with the 95 percent of income test and the 75 percent of income test, the Company intends to limit substantially all of the assets that it acquires (other than the shares of the preferred stock of any taxable affiliate and Qualified Hedges) to Qualified REIT Assets. The policy of the Company to maintain REIT status may limit the type of assets, including hedging contracts, that the Company otherwise might acquire. As of September 30, 1997, the Company complied with the 95 percent income test on an annualized basis.

  For purposes of determining whether the Company complies with the 75 percent of income test and the 95 percent of income test detailed above, gross income does not include gross income from "prohibited transactions." A "prohibited transaction" is one involving a sale of dealer property, other than foreclosure property. Net income from "prohibited transactions" is subject to a 100 percent tax. See "--Taxation of the Company."

  3. The 30 percent Limit. Until the end of the 1997 year, the Company must also derive less than 30 percent of its gross income from the sale or other disposition of (i) Qualified REIT Assets held for less than four years, other than foreclosure property or property involuntarily or compulsorily converted through destruction, condemnation or similar events, (ii) stock or securities held for less than one year (including Qualified Hedges) and (iii) property in a prohibited transaction (together the "30 percent of income limit"). As a result of the Company's having to closely monitor such gains, the Company may have to hold mortgage loans and Mortgage Assets for four or more years and securities (other than securities that are Qualified REIT Assets) and hedges for one year or more at times when the Company might otherwise have opted for the disposition of such assets for short term gains, in order to ensure that it maintains compliance with the 30 percent of income limit. Recent legislation repealed the 30 percent income limit effective with the Company's 1998 fiscal year.

  The Company intends to maintain its REIT status by carefully monitoring its income, including income from hedging transactions, futures contracts and sales of Mortgage Assets to comply with the 75 percent of income test, the 95 percent of income test and as to the 1997 year the 30 percent of income limit as well. See "--Taxation of the Company" for a discussion of the potential tax cost of the Company's selling certain Mortgage Assets on a regular basis. In order to help insure its compliance with the REIT requirements of the Code, the Company has adopted guidelines the effect of which will be to limit the Company's ability to earn certain types of income, including income from hedging, other than hedging income from Qualified REIT Assets and from Qualified Hedges. See "Business--Portfolio of Mortgage Assets--Interest Rate Risk Management."

  If the Company fails to satisfy one or both of the 75 percent or 95 percent of income tests for any year, it may face either (a) assuming such failure was for reasonable cause and not willful neglect, a 100 percent tax on the greater of the amounts of income by which it failed to comply with the 75 percent test of income or the 95 percent of income test, reduced by estimated related expenses or (b) loss of REIT status. There can be no assurance that the Company will always be able to maintain compliance with the gross income tests for REIT qualification despite the Company's periodic monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95 percent or the 75 percent of income tests will be available in any particular circumstance. There are no comparable relief provisions which could mitigate the consequences of a failure to satisfy the 30 percent of income limit as to 1996 or 1997.

  Distributions. The Company must distribute to its stockholders on a pro rata basis each year an amount equal to (i) 95 percent of its Taxable Income before deduction of dividends paid and excluding net capital gain, plus (ii) 95 percent of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less (iii) any "excess noncash income" (the "95 percent distribution test"). See "Dividend Policy and Distributions." The Company intends to make distributions to its stockholders in amounts sufficient to meet this 95 percent distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the Company's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. A nondeductible excise tax, equal to 4 percent of the excess of such required distributions over the amounts actually distributed will be imposed on the Company for each calendar year to the extent that dividends paid during the year (or declared during the last quarter of the year and paid during January of the succeeding year) are less than the sum of (i) 85 percent of the Company's "ordinary income," (ii) 95 percent of the Company's capital gain net income and (iii) income not distributed in earlier years.

  If the Company fails to meet the 95 percent distribution test as a result of an adjustment to the Company's tax returns by the Service, the Company by following certain requirements set forth in the Code, may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. The Company would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return.

TAXATION OF THE COMPANY

  In any year in which the Company qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. The Company will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. The Company intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis in each year. See "Dividend Policy and Distributions."

  In addition, the Company will also be subject to a tax of 100 percent of net income from any prohibited transaction and will be subject to a 100 percent tax on the greater of the amount by which it fails either the 75 percent or 95 percent of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. The Company may be subject to the alternative minimum tax on certain items of tax preference.

  If the Company acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, the Company may elect to treat such real property as "foreclosure property." Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35 percent. Income from foreclosure property will not be subject to the 100 percent tax on prohibited transactions and, as to any foreclosure in 1997, will not be included in income subject to the 30 percent of income limit. See "30 Percent Limit" above. The Company will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. The Company expects to so elect.

  The Company securitizes mortgage loans and sell such mortgage loans through one or more taxable affiliates. However, if the Company itself were to sell such Mortgage Assets on a regular basis, there is a substantial risk that they would be deemed "dealer property" and that all of the profits from such sales would be subject to tax at the rate of 100 percent as income from prohibited transactions. Such taxable affiliate will not be subject to this 100 percent tax on income from prohibited transactions, which is only applicable to REITs.

  The Company will also be subject to the nondeductible four percent excise tax discussed above if it fails to make timely dividend distributions for each calendar year. See "--Qualification as a REIT--Distributions." The Company intends to declare its fourth regular annual dividend during the final quarter of the year and to make such dividend distribution no later than thirty-one
(31) days after the end of the year in order to avoid imposition of the excise tax. Such a distribution would be taxed to the stockholders in the year that the distribution was declared, not in the year paid. Imposition of the excise tax on the Company would reduce the amount of cash available for distribution to the Company's stockholders.

  As a publicly held corporation, the Company will not be allowed a deduction for applicable employee remuneration with respect to any covered employee in excess of $1 million per year (the "Million Dollar Limit"). The Million Dollar Limit on deductibility is subject to certain exceptions, including the exception for "performance based compensation" meeting each of the following criteria: (i) the agreement must have been

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

approved by the corporation's stockholders, (ii) the agreement must have been approved by a compensation committee consisting solely of two or more non-employee directors of the corporation and (iii) under the agreement compensation payable to the employee must be based on objective performance criteria and the meeting of this criteria is certified by the compensation committee. Based on certain representations of the Company, Counsel is of the opinion that it is more likely than not that the deduction for compensation to the officers under the agreements would not be disallowed under the Million Dollar Limit.

TAXATION OF TAXABLE AFFILIATES

  The Company has caused, and will continue to cause, the creation and sale of Mortgage Assets or conduct certain hedging activities through one or more taxable affiliates. To date, the Company has caused the formation of Holding and NovaStar Mortgage, the wholly owned subsidiary of Holding. The Company owns all of the preferred stock issued by Holding, which is entitled to 99 percent of the dividends to be distributed by Holding. Scott Hartman and Lance Anderson each own 50 percent of the common stock of Holding. The common stock of Holding is entitled to one percent of the dividends and liquidating distributions to be distributed by Holding. The common stock is the sole class of voting stock of Holding, although the Company would be entitled to vote on any matter that could adversely affect the rights of its preferred stock in Holding. The assets of Holding consist of the issued capital stock of NovaStar Mortgage and a nominal amount of cash.

  In order to ensure that the Company will not violate the prohibition on ownership of more than 10 percent of the voting stock of a single issuer and the prohibition on investing more than 5 percent of the value of its assets in the stock or securities of a single issuer, the Company will primarily own only shares of nonvoting preferred stock of the taxable affiliate and will not own any of the taxable affiliates' common stock. The Company will monitor the value of its investment in the taxable affiliate on a quarterly basis to limit the risk of violating any of the tests that comprise the 25 percent of assets limits. In addition, the dividends that the taxable affiliate pays to the Company will not qualify as income from Qualified REIT Assets for purposes of the 75 percent of income test, and in all events would have to be limited, along with the Company's other interest, dividends, gains on the sale of securities, hedging income, and other income not derived from Qualified REIT Assets to less than 25 percent of the Company's gross revenues in each year. See "Qualification as a REIT-- Nature of Assets" and "--Sources of Income." The taxable affiliate will not elect REIT status, will be subject to income taxation on its net earnings and will generally be able to distribute only its net earnings to its stockholders, including the Company, as dividend distributions. If the taxable affiliate creates a taxable mortgage pool, such pool itself will constitute a separate taxable subsidiary of the taxable affiliate. The taxable affiliate would be unable to offset the income derived from such a taxable mortgage pool with losses derived from any other activities.

TERMINATION OR REVOCATION OF REIT STATUS

  The Company's election to be treated as a REIT will be terminated automatically if the Company fails to meet the requirements described above. In that event, the Company will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless all of the following relief provisions apply: (i) the Company did not willfully fail to file a timely return with respect to the termination taxable year, (ii) inclusion of incorrect information in such return was not due to fraud with intent to evade tax and (iii) the Company establishes that failure to meet requirements was due to reasonable cause and not willful neglect. The Company may also voluntarily revoke its election, although it has no intention of doing so, in which event the Company will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders of the Company with respect to any year in which the Company fails to qualify as a REIT would not be deductible by the Company nor would they be required to

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

be made. Failure to qualify as a REIT would result in the Company's reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, the Company later qualifies and elects to be taxed as a REIT again, the Company could face significant adverse tax consequences.

TAXATION OF THE COMPANY'S STOCKHOLDERS

  General. For any taxable year in which the Company is treated as a REIT for federal income purposes, amounts distributed by the Company to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by the Company as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains.

  Distributions of the Company will not be eligible for the dividends received deduction available for non-REIT corporations. Stockholders may not deduct any net operating losses or capital losses of the Company.

  Any loss on the sale or exchange of shares of the stock of the Company held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

  If the Company makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder's shares until the tax basis is zero. Such distributions in excess of the tax basis will be taxable as gain realized from the sale of the Company's shares.

  The Company (exclusive of its taxable affiliates) does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income to shareholders of the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a Tax-Exempt Entity, the excess inclusion income is fully taxable as unrelated trade or business income as defined in
Section 512 of the Code ("UBTI"). If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders of the Company. Potential investors, and in particular Tax Exempt Entities, are urged to consult with their tax advisors concerning this issue.

  The Company intends to finance the acquisition of Mortgage Assets by entering into reverse repurchase agreements, which are essentially loans secured by the Company's Mortgage Assets. The Company expects to enter into master repurchase agreements with secured lenders known as "counterparties." Typically, such master repurchase agreements have cross-collateralization provisions that afford the counterparty the right to foreclose on the Mortgage Assets pledged as collateral. If the Service were to successfully take the position that the cross-collateralization provisions of the master repurchase agreements result in the Company having issued debt instruments (the reverse repurchase agreements) with differing maturity dates secured by a pool of mortgage loans, a portion of the Company's income could be characterized as "excess inclusion income." Special Tax Counsel has advised the Company that it is more likely than not that the cross-collateralization provisions of the master repurchase agreements will not cause the Company to realize excess inclusion income. Nevertheless, in the absence of any definitive authority on this issue, Special Tax Counsel cannot give complete assurance.

  The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid by the Company on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.


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

TAXATION OF TAX-EXEMPT ENTITIES

  In general, a Tax-Exempt Entity that is a stockholder of the Company is not subject to tax on distributions. The Service has ruled that amounts distributed by a REIT to an exempt employees' pension trust do not constitute UBTI and thus should be nontaxable to such a Tax-Exempt Entity. Based on that ruling, but subject to the discussion of excess inclusion income set forth under the heading "--Taxation of the Company's Stockholders," Special Tax Counsel is of the opinion that indebtedness incurred by the Company in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends of the Company paid to a stockholder that is a Tax-Exempt Entity to be UBTI, provided that the Tax-Exempt Entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code. Under certain conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10 percent of the Company's stock, a portion of the dividends on such stock could be treated as UBTI.

  For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in the Company. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these "set aside" and reserve requirements.

FOREIGN INVESTORS

  The preceding discussion does not address the federal income tax consequences to foreign investors (non-resident aliens and foreign corporations as defined in the Code) of an investment in the Company. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of the Company's stock. Foreign investors in the Company should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of the Company's stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors unless reduced or eliminated by an income tax treaty between the United States and the foreign investor's country. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with the Company in order to claim such treatment.

RECORDKEEPING REQUIREMENT

  A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares (e.g., if the Company has over 200 but fewer than 2,000 stockholders of record, from persons holding 1 percent or more of the Company's outstanding shares of stock and if the Company has 200 or fewer stockholders of record, from persons holding 1/2 percent or more of the stock) regarding their ownership of shares. The Company must maintain, as part of the Company's records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. The Company intends to maintain the records and demand statements as required by these regulations.

BACKUP WITHHOLDING

  The Code imposes a modified form of "backup withholding" for payments of interest and dividends. This withholding applies only if a stockholder, among other things, (i) fails to furnish the Company with a properly certified taxpayer identification number, (ii) furnishes the Company with an incorrect taxpayer identification number, (iii) fails properly to report interest or dividends from any source or (iv) under certain circumstances fails to provide the Company or the stockholder's securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding.

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

  The backup withholding rate is 31 percent of "reportable payments," which include the Company's dividends. Stockholders should consult their tax advisors as to the procedure for insuring that Company distributions to them will not be subject to backup withholding.

  The Company will report to its stockholders and the Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

STATE AND LOCAL TAXES

  State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, prospective stockholders should consult their tax advisers concerning the state and local tax consequences of an investment in the Company's stock.

ERISA INVESTORS

  A fiduciary of a pension, profit-sharing plan, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") (collectively, a "Plan"), should consider (i) whether the ownership of the Company's stock is in accordance with the documents and instruments governing the Plan, (ii) whether the ownership of the Company's stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA (if applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA, (iii) the prohibitions under ERISA on improper delegation of control over, or responsibility for, "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits (by action or inaction) the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets and (iv) the need to value the assets of the Plan annually.

  As to the "plan assets" issue noted in clause (iii) above, based on certain representations of the Company, Special Tax Counsel is of the opinion that the Company's Common Stock will qualify as "publicly offered securities" within the meaning of the regulations defining "plan assets" and therefore, in most circumstances, the Common Stock, and not the underlying assets of the Company, will be considered the assets of a Plan investing in the Common Stock.

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

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

  Upon the closing of this Offering, the authorized capital stock of the Company will consist of 46,450,000 shares of Common Stock, of which 7,516,665 shares of Common Stock will be outstanding, and 3,550,000 shares of the Company's unclassified capital stock, none of which will be outstanding.

HISTORICAL CAPITAL STRUCTURE

  The authorized capital stock of the Company consists of 50,000,000 shares of Capital Stock, $0.01 par value ("Capital Stock"). All such shares of Capital Stock were initially classified as Common Stock. The Company's Charter authorizes the Board of Directors to reclassify any of the unissued shares of authorized Capital Stock into other classes or series of Capital Stock, including classes or series of preferred stock. On December 6, 1996, the Company supplemented its Charter to divide and classify 3,550,000 shares of the Capital Stock of the Company into the class of Preferred Stock. The Preferred Stock has the rights and privileges of, and is subject to the conditions set forth in, the Articles Supplementary establishing the terms of the Preferred Stock. On December 9, 1996, the Company issued (i) 3,333,333 shares of Preferred Stock as part of the Units, each Unit consisting of one share of Preferred Stock and one Warrant, in the Company's Private Placement; and (ii) 216,666 shares of Preferred Stock as part of the Units acquired by the founders with forgivable debt. Effective on the closing of the IPO, such shares of outstanding Preferred Stock automatically converted to Common Stock. Shares of the Preferred Stock received by the Company upon the conversion and all remaining authorized shares of Preferred Stock were restored to the status of authorized but unissued shares of Capital Stock, without designation as to class.

  The following summary of the rights of the Common Stock is qualified in its entirety by reference to the Company's Charter a copy of which has been filed with the Commission as an exhibit to the Shelf Registration Statement of which this Prospectus is a part. Additionally, investors should note the possible effect of any future preferred stock issuances should such an issuance occur, as summarized below.

COMMON STOCK

  Voting. Each holder of Common Stock is entitled to one vote for each share of record on each matter submitted to a vote of holders of Capital Stock of the Company. The Company's Charter does not provide for cumulative voting and, accordingly, the holders of a majority of the outstanding shares of Capital Stock have the power to elect all directors to be elected each year.

  Annual meetings of the stockholders of the Company will be held, and special meetings may be called by any member of the Board of Directors, by the President or generally by stockholders holding at least 20 percent of the outstanding shares of Capital Stock entitled to be voted at the meeting. The Charter of the Company may be amended in accordance with Maryland law, subject to certain limitations set forth in the Charter.

  Dividends; Liquidation; Other Rights. Since the conversion of all outstanding shares of Preferred Stock upon the closing of the IPO, the holders of shares of Common Stock have become entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock will share ratably in all assets of the Company remaining after the payment of liabilities and after payment of the liquidation preference of any shares, classes or series of preferred stock that may be issued and outstanding. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of Common Stock.

PREFERRED STOCK

  Preferred stock may be issued from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be determined by the Board of Directors. Preferred Stock would be available for possible future financing of, or acquisitions by, the Company and for general corporate purposes without any legal requirement that further stockholder authorization for issuance be obtained. The issuance of preferred stock could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise. Preferred stock, if issued, would have a preference on dividend payments which would affect the ability of the Company to make dividend distributions to the holders of Common Stock.

REGISTRATION RIGHTS

  Each purchaser of Units in the Company's Private Placement is entitled to certain rights with respect to registration under the Securities Act. Pursuant to a Registration Rights Agreement, the Company has agreed to (i) file with the Commission, within six months after the closing of the IPO, and to use its best efforts to cause to become effective as soon as practicable thereafter, the Shelf Registration Statement of which this Prospectus is a part, with respect to the shares of Common Stock into which the shares of Preferred Stock have been converted, the Warrants and the shares of Underlying Common Stock and (ii) use its best efforts to have such shares of Common Stock and the Warrants approved for quotation on the NYSE upon effectiveness of the IPO and the Shelf Registration Statement, respectively. The Company will be required to keep the Shelf Registration Statement effective until the sooner of three years or such time as, in the written opinion of counsel to the Company, such registration is not required for the unrestricted resale of shares of Common Stock or Warrants entitled to registration rights under the Registration Rights Agreement. In addition, with respect to each investor who purchased 5 percent or more of the Units sold in the Private Placement (a "5 percent purchaser"), the Company has agreed to include with each registration statement it files relating to a new issuance of Common Stock during the term of the Registration Rights Agreement shares of Common Stock of such 5 percent purchaser resulting from the conversion of the Preferred Stock or the exercise of Warrants, subject to certain conditions. Such conditions provide, among other things, that the managing underwriter in any offering being so registered may determine that all of such shares of Common Stock proposed to be included in the offering cannot be sold, in which case the number of such shares included will be reduced pro rata among such 5 percent purchasers proposing to participate according to the number of such shares proposed to be sold, provided, however, that with respect to the Company's first two public offerings of Common Stock exceeding a $50 million threshold, such purchasers will be entitled to participate pro rata in any amount that can be sold in excess of $50 million per offering. In addition, following the end of the effectiveness of the Shelf Registration Statement, each 5 percent purchaser shall have two demand registration rights, unless, in the written opinion of counsel to the Company (which opinion is reasonably acceptable to such purchaser), such registration is not necessary for such 5 percent purchaser to sell its shares in the manner contemplated in compliance with applicable securities laws. If requested by any participating 5 percent purchaser, the Company's management will conduct road shows to assist such 5 percent purchaser in selling its shares under either the Shelf Registration Statement or the demand registrations.

  Messrs. Hartman and Anderson, as holders of the 216,666 shares of currently outstanding Common Stock, are entitled to certain rights with respect to registration under the Securities Act of such Common Stock. Under the terms of a Founders Registration Rights Agreement, such holders are entitled to include within any registration statement under the Securities Act proposed by the Company with respect to a firm commitment underwritten public offering of Common Stock (either for its own account or for the account of other security holders) shares of Common Stock held by such holders, subject to certain conditions and limitations.

PRIVATE PLACEMENT PURCHASE TERMS AGREEMENT

  Pursuant to a Purchase Terms Agreement between the Company and the placement agent in the Company's Private Placement, the Company agreed to a number of provisions for the benefit of the purchasers of Units. The Purchase Terms Agreement included, among other covenants, the following: (i) financial reporting and information requirements prior to the IPO; (ii) approval by a majority of Independent Directors of material increases in management compensation; (iii) restrictions on affiliated transactions (excluding transactions with GE Capital and its affiliates); (iv) prohibitions on entering unrelated lines of business (including, but not limited

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

to, investments in commercial and multifamily mortgage and mortgage-backed securities or other REITs); (v) maintenance of Key Man life insurance on Messrs. Hartman and Anderson for five years; (vi) maintenance of the Company's status as a REIT; (vii) changes in the capital allocation guidelines and hedge policies; (viii) undertaking to carry out a liquidation of the Company upon the vote of a majority of the stockholders recommending such action and (ix) prohibition on grants of stock options (or other Awards) under the Company's 1996 Stock Option Plan prior to the IPO other than those stock options described in "Management--Executive Compensation."

  Since the IPO or, in the case of clauses (iv) and (v) above, for one year following the IPO, the provisions of clauses (ii) through (vii) above may be modified or waived by a majority of Independent Directors. During such one-year period, clauses (iv) and (v) may be waived by a unanimous vote of the Board of Directors. Clauses (viii) and (ix) terminated upon the closing of the IPO.

REPURCHASE OF SHARES AND RESTRICTION ON TRANSFER

  Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the Code are that (1) during the last half of each taxable year not more than 50 percent in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals (the "50 percent/5 stockholder test") and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

  In order that the Company may meet these requirements at all times, the Charter prohibits any person from acquiring or holding, directly or indirectly, shares of Capital Stock in excess of 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock or in excess of 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Company. For this purpose, the term "ownership" is defined in accordance with the REIT provisions of the Code and the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

  For purposes of the 50 percent/5 stockholder test, the constructive ownership provisions applicable under Section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members and partners to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions (i.e., "reattribution"). Thus, for purposes of determining whether a person holds shares of Capital Stock in violation of the ownership limitations set forth in the Charter, many types of entities may own directly more than the 9.8 percent limit because such entities shares are attributed to its individual stockholders. For example, it is contemplated that GE Capital and perhaps other corporate investors will own in excess of 9.8 percent of the Capital Stock outstanding immediately after the Offering. On the other hand, a person will be treated as owning not only shares of Capital Stock actually or beneficially owned, but also any shares of Capital Stock attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, shares of Capital Stock owned by a person who individually owns less than 9.8 percent of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in the Charter. Ownership of shares of the Company's Capital Stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership. The Company has greater than 100 shareholders of record.

  Under the constructive ownership provisions of Section 544 of the Code, a holder of a Warrant will be treated as owning the number of shares of Capital Stock into which such Warrant may be converted.

  The Charter further provides that if any transfer of shares of Capital Stock occurs which, if effective, would result in any person beneficially or constructively owning shares of Capital Stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of Capital Stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole

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

shares) shall be automatically transferred to the Trustee as trustee of the Trust for the exclusive benefit of one or more Charitable Beneficiaries, and the intended transferee shall not acquire any rights in such shares. Shares held by the Trustee shall be issued and outstanding shares of Capital Stock. The intended transferee shall not benefit economically from ownership of any shares held in the Trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to the intended transferee prior to the discovery by the Company that shares of Common Stock have been transferred to the Trustee shall be paid with respect to such shares to the Trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. The Board of Directors of the Company may, in their discretion, waive these requirements on owning shares in excess of the ownership limitations.

  Within 20 days of receiving notice from the Company that shares of Capital Stock have been transferred to the Trust, the Trustee shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the intended transferee and to the Charitable Beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined below) of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the Charitable Beneficiary. In addition, shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold shares held in the Trust. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the intended transferee.

  The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of the Company's stock, the Closing Price (as defined below) for such shares on such date. The "Closing Price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

  Every owner of more than five percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the ownership limitations.

  Subject to certain limitations, the Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with the REIT provisions of the Code, the Board of Directors may waive the ownership limitations for and at the request of certain purchasers in this Offering or subsequent purchasers.

  The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Capital Stock and Warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8 percent of the outstanding shares of Capital Stock.

INDEMNIFICATION

  The Company's Charter obligates the Company to indemnify its directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Maryland GCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that
(a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

LIMITATION OF LIABILITY

  The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholder for money damages, except to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law as amended or interpreted.

BUSINESS ACQUISITIONS STATUTES

  Under the Maryland GCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporations shares or an affiliate of the corporation which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80 percent of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the Maryland GCL) for their shares and the consideration is received in cash or in the same form as previously

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

paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors of the Company has adopted a resolution to the effect that the foregoing provisions of Maryland law shall not apply to any future business combination with any purchaser of Units in the Private Placement (or an affiliate thereof) or to any other future business combination with the Company. No assurance can be given that such provision will not be amended or eliminated at any point in the future with respect to business combinations not involving a purchaser of Units.

CONTROL SHARE ACQUISITIONS

  The Maryland GCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having owned stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

  A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the "control shares" (except those for which voting rights have previously been approved) for fair value determined, without regard to absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock, as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters rights do not apply in the context of "control share acquisitions."

  The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the articles of incorporation or bylaws of the corporation adopted prior to the acquisition of the shares. The Company has adopted a provision in its Bylaws that exempts the Company's shares of Capital Stock from application of the control share acquisition statute. No assurance can be given, however, that such Bylaw provision may not be removed at any time by amendment of the Bylaws.

TRANSFER AGENT AND REGISTRAR

  The Company has appointed UMB Bank N.A. as transfer agent and registrar with respect to the Common Stock and the Warrants.

                            DESCRIPTION OF WARRANTS

  The Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") dated as of December 9, 1996 between the Company and the warrant agent (the "Warrant Agent"). The Company was previously acting as the initial Warrant Agent. The following summary of certain provisions of the Warrant

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

Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement including the definitions therein of certain terms used below. A copy of the Warrant Agreement is filed with the Commission along with the Shelf Registration Statement of which this Prospectus is a part.

  The Warrants were originally issued as part of the Units, each Unit consisting of one share of Preferred Stock and one Warrant. The Warrants were represented by the Preferred Stock, which have an endorsement representing beneficial ownership of the related Warrants on deposit with the Warrant Agent as custodian for the registered holders of the Warrant. Prior to conversion, transfer of a share of Preferred Stock to which the related Warrant has not been exercised constituted transfer of a holder's beneficial interest in the related Warrant. Upon closing of the IPO, each share of Preferred Stock automatically converted into one share of Common Stock and the registered holder of the Preferred Stock received a stock certificate representing the Common Stock and a certificate from the Warrant Agent evidencing a separately transferable Warrant (the "Warrant Certificate"). Certain Warrants issued to the placement agent are evidenced by Warrant Certificates issued at that time. The Warrants and the Underlying Common Stock are being registered under the Shelf Registration Statement of which this Prospectus forms a part. Holders of the Warrants have certain registration rights with respect to the Common Stock issued upon conversion of the Underlying Common Stock. The Warrants are exercisable beginning on the earlier of the date of effectiveness of the Shelf Registration Statement (see "Description of Capital Stock--Registration Rights") or six months following the closing of the IPO and will remain exercisable until the third anniversary of the exercise date at an exercise price of $15.00 per share of Common Stock (the "Exercise Price") and will be subject to anti-dilution protection.

  Each Warrant, when exercised, will entitle the holder thereof to receive one share of Common Stock at the Exercise Price. The exercise price per Warrant was established at the time of the Company's initial Private Placement of Units, prior to its commencement of operations, and was fixed by management at the per Unit offering price.

  The Warrants may be exercised by surrendering to the Warrant Agent the definitive Warrant Certificates evidencing such Warrants, with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made (a) in the form of cash or by certified or official bank check payable to the order of the Company or (b) by surrendering additional Warrants or shares of Common Stock for cancellation to the extent the Company may lawfully accept shares of Common Stock, with the value of such shares of Common Stock for such purpose to equal the average trading price of the Common Stock during the ten trading days preceding the date surrendered and the value of the Warrants to equal the difference between the value of a share of Common Stock and the Exercise Price. Upon surrender of the Warrant Certificate and payment of the Exercise Price and any other applicable amounts, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock or other securities or property to which such holder is entitled. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

  No fractional shares of Common Stock will be issued upon exercise of the Warrants. The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends. The holders of the Warrants not yet exercised are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the affairs of the Company.

  The Exercise Price will be appropriately adjusted if the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares, (iv) issues by reclassification of its Common Stock any shares of its capital stock, or (v) issues shares of Capital Stock at a price below the greater of (a) $15 or (b) fair market value. This clause (v) did not apply to the IPO.


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

  In case of certain consolidations or mergers of the Company, or the liquidation of the Company or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be deemed exercised for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto and into shares of Common Stock since the IPO, less the Exercise Price.

                              PLAN OF DISTRIBUTION

  The Offered Common Stock, the Warrants and the Underlying Common Stock subsequently acquired by the Selling Securityholders pursuant to the exercise of outstanding Warrants, may be offered for sale from time to time by the Selling Securityholders named herein, or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Under certain circumstances, the Selling Securityholders and any broker-dealers that act in connection with the sale of such Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts and other compensation paid to such persons may be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of Offered Common Stock, Warrants or Underlying Common Stock is made, if required, a Prospectus Supplement will be distributed that will set forth the aggregate amount of such Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Shelf Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such Securities.

  The Underlying Common Stock offered hereby will be sold directly by the Company to the Warrantholder at the exercise price of the Warrants and pursuant to the terms and conditions of the Warrant Agreement governing the Warrants, a copy of which has been filed as an exhibit to the Shelf Registration Statement of which this Prospectus is a part. The exercise price per Warrant was established at the time of the Private Placement, prior to its commencement of operations, and was fixed by management at the per Unit offering price.

  To comply with the securities laws of certain jurisdictions, the Securities offered hereby may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

  Pursuant to the Registration Rights Agreement entered into in connection with the Private Placement, the holders of the Securities covered by this Prospectus have agreed not to effect any public sale or distribution of any of the Company's securities for a period beginning 10 days prior to, and ending 90 days following, the closing of an underwritten public offering by the Company. Thus, because the IPO, an underwritten public offering, initially closed on November 4, 1997, assuming no other such underwritten public offerings occur for the 90-day period following the IPO closing, no sales of the Securities herein would take place prior to February 3, 1998.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed on for the Company by Tobin & Tobin, a professional corporation, San Francisco, California. Certain tax matters will be passed on by Jeffers, Wilson, Shaff & Falk, LLP, Irvine, California. Tobin & Tobin, a professional corporation, and Jeffers, Wilson, Shaff & Falk, LLP will rely as to all matters of Maryland law upon the opinion of special Maryland counsel to the Company, Piper & Marbury L.L.P., Baltimore, Maryland.

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

                                    EXPERTS

  The financial statements of NovaStar Financial, Inc. as of June 30, 1997 and December 31, 1996 and for the six-months ended June 30, 1997 and for the period from September 13, 1996 (inception) to December 31, 1996 and the consolidated financial statements of NFI Holding Corporation and Subsidiary as of June 30, 1997 and for the period from February 6, 1997 (inception) to June 30, 1997 have been included herein and in the Company's Shelf Registration Statement. Reliance upon the report has been provided by KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission in Washington, D.C., a Shelf Registration Statement on Form S-11 under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Shelf Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Shelf Registration Statement and the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the Commission's web site (http://www.sec.gov). The Common Stock of the Company is listed on the NYSE under the symbol "NFI." Holders of the Common Stock will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

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

                                    GLOSSARY

  As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

  "Agency" means FNMA, FHLMC or GNMA.

  "Agency Certificates" means Pass-Through Certificates guaranteed by FNMA, FHLMC or GNMA.

  "ARM" or "adjustable-rate mortgage" means a mortgage loan (including any mortgage loan underlying a Mortgage Security) that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

  "CAG" means Capital Allocation Guidelines adopted by the Company's Board of Directors.

  "Capital Stock" means the shares of capital stock issuable by the Company under its Charter, and includes Common Stock and Preferred Stock.

  "CMO" or "Collateralized Mortgage Obligations" means adjustable or short-term fixed-rate debt obligations (bonds) that are collateralized by mortgage loans or Pass-Through Certificates and issued by private institutions or issued or guaranteed by GNMA, FNMA or FHLMC.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Company" means NovaStar Financial, Inc., a Maryland corporation.

  "conforming mortgage loans" means mortgage loans that either comply with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single family (one to four units) residences.

  "DER" means dividend equivalent rights, an element of the Company's stock option plan, which are granted together with certain stock options.

  "ERISA" means the Employee Retirement Income Security Act of 1974.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "FHA" means the United States Federal Housing Administration.

  "FHLMC" means the Federal Home Loan Mortgage Corporation.

  "founders" means Scott F. Hartman and W. Lance Anderson.

  "FNMA" means the Federal National Mortgage Association.

  "GAAP" means generally accepted accounting principles.

  "GNMA" means the Government National Mortgage Association.

  "Holding" means NFI Holding Corporation, a taxable affiliate of the Company.

  "Independent Directors" means a director of the Company who is not an officer or employee of the Company or any affiliate (excluding GE Capital and its affiliates) or subsidiary of the Company.

  "IPO" means the Company's initial public offering, which closed on December 1, 1997.

  "ISOs" means qualified incentive stock options granted under the Stock Option Plan which meet the requirements of Section 422 of the Code.

  "LTV" or "loan-to-value ratio" is the percentage obtained by dividing the principal amount of a loan by the lower of the sales price or appraised value of the mortgaged property when the loan is originated.

  "Maryland GCL" means the general corporation laws of the State of Maryland, the state in which the Company is incorporated.

  "Mortgage Assets" means (i) mortgage loans, and (ii) Mortgage Securities, and
(iii) other Qualified REIT Assets.

  "Mortgage Securities" means (i) Pass-Through Certificates and (ii) CMOs.

  "Net interest spread" means the difference between the annual yield earned on interest-earning assets and the rate paid on borrowings.

  "NCFC" means NovaStar Certificates Financing Corporation, a wholly-owned, REIT-qualifying subsidiary of the Company.

  "NovaStar Mortgage" means NovaStar Mortgage, Inc., a taxable affiliate of the Company.

  "NQSOs" means Non-Qualified Stock Options, an element of the Company's stock option plan regulated by Section 422 of the Code.

  "Pass-Through Certificates" means securities (or interests therein) which are Qualified REIT Assets evidencing undivided ownership interests in a pool of mortgage loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective undivided interests in the pool.

  "Private Placement" means the Company's private placement of Units which closed December 9, 1996. Each Unit consists of one share of Convertible Preferred Stock and one Warrant to purchase one share of Common Stock.

  "Qualified Hedge" means (i) for the years 1996 and 1997 a hedging contract that has each of the following attributes: (a) the hedging contract must be a swap or cap agreement, as contemplated by Section 1.446-3 of the Treasury Regulations; (b) the swap or cap agreement must be a bona fide interest rate swap or cap agreement entered into by the Company to hedge any variable rate indebtedness of the Company incurred or to be incurred to acquire or carry real estate assets; (c) the Company will not treat as a Qualified Hedge any hedging instrument acquired to hedge an asset of the Company; and (d) the Company will only treat as a Qualified Hedge a hedging instrument acquired to hedge a variable rate indebtedness secured by a variable rate asset that itself is subject to periodic or lifetime interest rate caps, or a variable rate indebtedness that is subject to a different interest rate index from that of the Company's asset securing such variable rate indebtedness; (ii) for 1998 and thereafter, a Qualified Hedge is any interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument, entered into by the Company in a transaction to reduce the Company's interest rate risk with respect to indebtedness (including the Company's reverse repurchase obligations) incurred or to be incurred by the Company to acquire and carry Mortgage Assets or other real estate assets.

  "Qualified REIT Assets" means Pass-Through Certificates, mortgage loans, Agency Certificates and other assets of the type described in Code Section 856(c)(6)(B).

  "Real Estate Asset" means interests in real property, interests in mortgages on real property, and regular or residual interests in REMICs.

  "REIT" means Real Estate Investment Trust as defined under Section 856 of the Code.

  "REMIC" means Real Estate Mortgage Investment Conduit as defined under
Section 860D of the Code.

  "Reverse Repurchase Agreement" means a secured borrowing device evidenced by an agreement to sell securities or other assets to a third party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting the interest on the borrowing.

  "SMMEA" means the Secondary Mortgage Market Enhancement Act of 1984.

  "Securities Act" means the Securities Act of 1933, as amended.

  "single family" means, with respect to mortgage loans, loans secured by one- to four-unit residential property.

  "Special Tax Counsel" means the law firm of Jeffers, Wilson, Shaff & Falk,
LLP.

  "Tax-Exempt Entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh Plans, bank commingled trust funds for such plans, IRAs and other similar entities intended to be exempt from Federal income taxation.

  "taxable income" means for any year the taxable income of the Company for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in Section 857 of the Code.

  "UBTI" means "unrelated trade or business income" as defined in Section 512 of the Code.

  "Underwriters" shall have the meaning under the heading "Underwriting."

  "VA" means the United States Department of Veterans Affairs.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
SEPTEMBER 30, 1997
NOVASTAR FINANCIAL, INC.
Unaudited Financial Statements:
  Balance Sheets...........................................................  F-2
  Statements of Operations.................................................  F-3
  Statements of Cash Flows.................................................  F-4
  Notes to Financial Statements............................................  F-5
JUNE 30, 1997
NOVASTAR FINANCIAL, INC.
Independent Auditors' Report...............................................  F-7
Audited Financial Statements:
  Balance Sheets...........................................................  F-8
  Statements of Operations.................................................  F-9
  Statements of Stockholders' Equity....................................... F-10
  Statements of Cash Flows................................................. F-11
  Notes to Financial Statements............................................ F-12
NFI HOLDING CORPORATION
Independent Auditors' Report............................................... F-20
Audited Financial Statements:
  Balance Sheets........................................................... F-21
  Statements of Operations................................................. F-22
  Statements of Stockholders' Equity....................................... F-23
  Statements of Cash Flows................................................. F-24
  Notes to Financial Statements............................................ F-25

                            NOVASTAR FINANCIAL, INC.

                                 BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                      (UNAUDITED)
ASSETS
  Cash and cash equivalents.........................   $  4,236      $46,434
  Mortgage securities available-for-sale............    267,835       13,239
  Mortgage loans....................................    418,897          --
  Accrued interest receivable.......................      4,891           14
  Investment in NFI Holding Corporation.............      1,857          --
  Other assets......................................      1,417          109
                                                       --------      -------
      Total assets..................................   $699,133      $59,796
                                                       ========      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities:
    Repurchase agreements...........................   $644,195      $   --
    Due to NovaStar Mortgage, Inc...................      5,861          --
    Amounts due to brokers and dealers for unsettled
     mortgage securities purchases..................        --        13,255
    Accounts payable and accrued expenses...........      2,041          176
                                                       --------      -------
      Total liabilities.............................    652,097       13,431
  Commitments and contingencies
  Stockholders' equity:
    Capital stock, $0.01 par value, 50,000,000
     shares authorized:
     Convertible preferred stock, 3,549,999 issued
     and outstanding................................         36           36
    Common stock, 216,666 shares issued and
     outstanding....................................          2            2
    Additional paid-in capital......................     49,862       49,910
    Accumulated deficit.............................     (1,643)        (302)
    Net unrealized gain (loss) on available-for-sale
     securities.....................................      2,239         (16)
    Forgivable notes receivable from founders.......     (3,460)      (3,265)
                                                       --------      -------
      Total stockholders' equity....................     47,036       46,365
                                                       --------      -------
      Total liabilities and stockholders' equity ...   $699,133      $59,796
                                                       ========      =======


                       See notes to financial statements.

                            NOVASTAR FINANCIAL, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            FOR THE NINE      FOR THE THREE    FOR THE PERIOD FROM
                            MONTHS ENDED       MONTHS ENDED    SEPTEMBER 13, 1996
                         SEPTEMBER 30, 1997 SEPTEMBER 30, 1997   (INCEPTION) TO
                            (UNAUDITED)        (UNAUDITED)     SEPTEMBER 30, 1996
Interest income:
  Mortgage securities...      $ 6,796            $ 4,555              $ --
  Mortgage loans........       14,749              7,670                --
                              -------            -------              -----
Total interest income...       21,545             12,225                --
Interest expense........       16,224              9,786                --
                              -------            -------              -----
Net interest income.....        5,321              2,439                --
Provision for credit
 losses.................        1,444                726                --
                              -------            -------              -----
Net interest income
 after provision for
 credit losses..........        3,877              1,713                --
Other income............          326                259                --
Equity in net loss of
 NFI Holding
 Corporation............         (141)               290                --
General and
 administrative
 expenses:
  Administrative
   services provided by
   NovaStar Mortgage,
   Inc. ................        2,450              1,200                --
  Compensation and
   benefits.............          701                332                --
  Loan servicing........          694                123                --
  Professional and
   outside services.....          430                181                --
  Office administration.          201                 89                --
  Other.................          288                160                --
                              -------            -------              -----
  Total general and
   administrative
   expenses.............        4,764              2,085                --
                              -------            -------              -----
Net loss................      $  (702)           $   177              $ --
                              =======            =======              =====
Pro forma net loss per
 share..................      $ (0.16)           $  0.04              $ --
                              =======            =======              =====
Weighted average number
 of shares outstanding..        4,273              4,273                --
                              =======            =======              =====



                       See notes to financial statements.

                            NOVASTAR FINANCIAL, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                             FOR THE NINE    FOR THE PERIOD FROM
                                             MONTHS ENDED    SEPTEMBER 13, 1996
                                          SEPTEMBER 30, 1997   (INCEPTION) TO
                                             (UNAUDITED)     SEPTEMBER 30, 1996
CASH FLOW FROM OPERATING ACTIVITIES:
                                                                    $
Net loss ...............................      $    (702)             --
Adjustments to reconcile net loss to
 cash used in operating activities:
  Amortization of premiums..............          2,228              --
  Provision for credit losses...........          1,444              --
  Interest on forgivable notes
   receivable from founders.............           (195)             --
  Equity in net loss of NFI Holding
   Corporation..........................            123              --
  Gains on sales of mortgage securities.            (42)             --
  Change in:
    Accrued interest receivable.........         (4,877)             --
    Other assets........................          4,299              --
    Other liabilities...................          1,003              --
                                              ---------             ----
      Net cash provided by (used in)
       operating activities.............          3,281              --
CASH FLOW FROM INVESTING ACTIVITIES:
 Purchases of available-for-sale
  securities............................       (380,820)
 Settlement of amounts due to brokers...        (12,676)             --
 Proceeds from sales of available-for-
  sale securities.......................         99,794              --
 Proceeds from paydowns on and
  maturities of available-for-sale
  securities............................         22,506              --
 Investment in NFI Holding Corporation..         (1,980)             --
 Mortgage loans acquired from NovaStar
  Mortgage, Inc.........................       (229,364)             --
 Mortgage loans acquired from others....       (219,995)             --
 Mortgage loan repayments...............         27,402              --
                                              ---------             ----
      Net cash used in investing
       activities.......................       (695,133)             --
CASH FLOW FROM FINANCING ACTIVITIES:
 Proceeds from private placement, net of
  offering costs........................            --               --
 Private placement offering costs.......            (48)             --
 Proceeds from issuance of common stock.            --               --
 Net borrowings under repurchase
  agreements............................        644,195              --
 Net change in amount due to
  unconsolidated affiliate..............          5,861              --
 Dividends paid on convertible preferred
  stock.................................           (354)             --
                                              ---------             ----
      Net cash provided by financing
       activities.......................        649,654              --
                                              ---------             ----
Net increase (decrease) in cash and cash
 equivalents............................        (42,198)             --
Cash and cash equivalents, beginning of
 period.................................         46,434              --
                                              ---------             ----
Cash and cash equivalents, end of
 period.................................      $   4,236             $--
                                              =========             ====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest ................      $  15,416             $--
                                              =========             ====
 Issuance of units acquired with
  forgivable debt ......................      $     --              $--
                                              =========             ====
 Dividends payable......................      $     284             $--
                                              =========             ====

                       See notes to financial statements.

                           NOVASTAR FINANCIAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1997

NOTE 1. FINANCIAL STATEMENT PRESENTATION

  The financial statements as of and for the period ended September 30, 1997 are unaudited. In the opinion of management all adjustments, which were of a normal recurring nature, necessary for a fair presentation of the balance sheet and results of operations, have been made. The financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also impact reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  The Company owns 100 percent of the preferred stock of NFI Holding Corporation (Holding) for which it receives 99 percent of any dividends paid by Holding. The founders of the Company own the voting common stock of Holding. NovaStar Mortgage is a wholly owned subsidiary of Holding. Certain key officers of the Company serve as officers of Holding and NovaStar Mortgage and the founders are the only members of the Board of Directors of Holding and NovaStar Mortgage. The Company accounts for its investment in Holding using the equity method.

NOTE 2. SUBSEQUENT EVENTS

  On October 30, 1997, the Company completed its initial public offering of common stock. The Company sold 3,750,000 shares in the offering at a price of $18.00 per share and received approximately $62 million in net proceeds. Approximately 90 percent of the proceeds will be used to fund the acquisition of the wholesale loan production of NovaStar Mortgage and the acquisition of mortgage securities, in accordance with its business strategies. The remaining 10 percent of the net proceeds will be used for working capital and general corporate purposes.

  On October 1, 1997 the Company issued $264 million in a privately-placed Collateralized Mortgage Obligation (CMO), secured primarily by subprime residential mortgage loans. For accounting purposes, the mortgage loans financed through the issuance of the CMO are treated as assets, and borrowings under the CMO are treated as debt of the Company. Borrowings under the CMO are fully payable from the principal and interest payments on the underlying mortgage loans collateralizing such debt. Proceeds from this issue were used to repay amounts borrowed under the Company's master repurchase agreement.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NovaStar Financial, Inc.:

  We have audited the accompanying balance sheets of NovaStar Financial, Inc. as of June 30, 1997 and December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1997 and the period from September 13, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NovaStar Financial, Inc. as of June 30, 1997 and December 31, 1996 and the results of its operations and its cash flows for the six months ended June 30, 1997 and the period from September 13, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Kansas City, Missouri
July 25, 1997
except for note 12, which is
as of October 1, 1997

                            NOVASTAR FINANCIAL, INC.

                                 BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         JUNE 30,  DECEMBER 31,
                                                           1997        1996
ASSETS
  Cash and cash equivalents............................. $     24    $46,434
  Mortgage securities available-for-sale................  284,348     13,239
  Mortgage loans........................................  303,732        --
  Accrued interest receivable...........................    6,244         14
  Investment in NFI Holding Corporation.................    1,548        --
  Other assets..........................................    5,969        109
                                                         --------    -------
        Total assets.................................... $601,865    $59,796
                                                         ========    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities:
    Repurchase agreements............................... $540,040    $   --
    Due to NovaStar Mortgage, Inc. .....................   14,112        --
    Amounts due to brokers and dealers for unsettled
     mortgage securities purchases......................      --      13,255
    Accounts payable and accrued expenses...............    1,376        176
                                                         --------    -------
        Total liabilities...............................  555,528     13,431
  Commitments and contingencies
  Stockholders' equity:
    Capital stock, $0.01 par value, 50,000,000 shares
     authorized:
    Convertible preferred stock, 3,549,999 issued and
     outstanding........................................       36         36
    Common stock, 216,666 shares issued and outstanding.        2          2
    Additional paid-in capital..........................   49,862     49,910
    Accumulated deficit.................................   (1,535)      (302)
    Net unrealized gain (loss) on available-for-sale
     securities.........................................    1,367        (16)
    Forgivable notes receivable from founders...........   (3,395)    (3,265)
                                                         --------    -------
        Total stockholders' equity......................   46,337     46,365
                                                         --------    -------
        Total liabilities and stockholders' equity...... $601,865    $59,796
                                                         ========    =======

                       See notes to financial statements.

                            NOVASTAR FINANCIAL, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                FOR THE SIX  FOR THE PERIOD FROM
                                                MONTHS ENDED SEPTEMBER 13, 1996
                                                  JUNE 30,     (INCEPTION) TO
                                                    1997      DECEMBER 31, 1996
Interest income:
  Mortgage securities.........................     $2,241          $ 1155
  Mortgage loans..............................      7,079             --
                                                   ------          ------
Total interest income.........................      9,320             155
Interest expense..............................      6,438             --
                                                   ------          ------
Net interest income...........................      2,882             155
Provision for credit losses...................        718             --
                                                   ------          ------
Net interest income after provision for credit
 losses.......................................      2,164             155
Other income..................................         68             --
Equity in net loss of NFI Holding Corporation.       (432)            --
General and administrative expenses:
  Administrative services provided by NovaStar
   Mortgage, Inc. ............................      1,250             --
  Loan servicing..............................        571             200
  Compensation and benefits...................        369             199
  Professional and outside services...........        249             --
  Office administration.......................        112             --
  Other.......................................        128              58
                                                   ------          ------
  Total general and administrative expenses ..      2,679             457
                                                   ------          ------
Net loss......................................     $ (879)         $ (302)
                                                   ======          ======
Pro forma net loss per share..................     $(0.21)         $(0.07)
                                                   ======          ======
Weighted average number of shares outstanding.      4,273           4,273
                                                   ======          ======


                       See notes to financial statements.

                            NOVASTAR FINANCIAL, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                       NET
                                                                    UNREALIZED
                                                                       GAIN    FORGIVABLE
                                                                    (LOSS) ON    NOTES
                          CONVERTIBLE        ADDITIONAL             AVAILABLE- RECEIVABLE     TOTAL
                           PREFERRED  COMMON  PAID-IN   ACCUMULATED  FOR-SALE     FROM    STOCKHOLDERS'
                             STOCK    STOCK   CAPITAL     DEFICIT   SECURITIES  FOUNDERS     EQUITY
Balance, September 13,
 1996...................      $--      $--    $   --      $   --      $  --     $   --       $   --
Issuance of 216,666
 shares of common stock.       --        2        --          --         --         --             2
Net proceeds from
 private placement of
 3,333,333 units........       34       --     46,662                    --         --        46,696
Units (216,666) acquired
 with forgivable debt...        2       --      3,248         --         --      (3,250)         --
Net loss................       --       --        --         (302)       --         --          (302)
Net change in unrealized
 gain (loss) on
 available-for-sale
 securities.............       --       --        --          --         (16)       --           (16)
Interest on forgivable
 notes receivable from
 founders...............       --       --        --          --         --         (15)         (15)
                              ---      ---    -------     -------     ------    -------      -------
Balance, December 31,
 1996...................       36        2     49,910        (302)       (16)    (3,265)      46,365
Private placement
 issuance costs.........       --       --        (48)        --         --         --           (48)
Net loss................       --       --        --         (879)       --         --          (879)
Net change in unrealized
 gain (loss) on
 available-for-sale
 securities.............       --       --        --          --       1,383        --         1,383
Dividends on convertible
 preferred stock ($0.10
 per share).............       --       --        --         (354)       --         --          (354)
Interest on forgivable
 notes receivable from
 founders...............       --       --        --          --         --        (130)        (130)
                              ---      ---    -------     -------     ------    -------      -------
Balance, June 30, 1997..      $36      $ 2    $49,862     $(1,535)    $1,367    $(3,395)     $46,337
                              ===      ===    =======     =======     ======    =======      =======


                       See notes to financial statements.

                            NOVASTAR FINANCIAL, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                FOR THE SIX  FOR THE PERIOD FROM
                                                MONTHS ENDED SEPTEMBER 13, 1996
                                                  JUNE 30,     (INCEPTION) TO
                                                    1997      DECEMBER 31, 1996
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss......................................   $    (879)        $  (302)
Adjustments to reconcile net loss to cash used
 in operating activities:
  Amortization of premiums....................         700             --
  Provision for credit losses.................         718             --
  Interest on forgivable notes receivable from
   founders...................................        (130)            (15)
  Equity in net loss of NFI Holding
   Corporation................................         432             --
  Gains on sales of mortgage securities.......         (42)            --
  Change in:
    Accrued interest receivable...............      (6,230)            (14)
    Other assets..............................        (251)           (109)
    Other liabilities.........................         444             176
                                                 ---------         -------
      Net cash used in operating activities...      (5,238)           (264)
CASH FLOW FROM INVESTING ACTIVITIES:
 Purchases of available-for-sale securities...    (378,526)            --
 Settlement of amounts due to brokers.........     (12,676)            --
 Proceeds from sales of available-for-sale
  securities..................................      99,794             --
 Proceeds from paydowns on and maturities of
  available-for-sale securities...............       3,210             --
 Investment in NFI Holding Corporation........      (1,980)            --
 Mortgage loans acquired from NovaStar
  Mortgage, Inc...............................     (92,781)            --
 Mortgage loans acquired from others..........    (219,995)            --
 Mortgage loan repayments.....................       7,855             --
                                                 ---------         -------
      Net cash used in investing activities...    (595,099)            --
CASH FLOW FROM FINANCING ACTIVITIES:
 Proceeds from private placement, net of
  offering costs..............................         --           50,000
 Private placement offering costs.............         (48)         (3,304)
 Proceeds from issuance of common stock.......         --                2
 Net borrowings under repurchase agreements...     540,040             --
 Net change in amount due to unconsolidated
  affiliate...................................      14,112             --
 Dividends paid on convertible preferred
  stock.......................................        (177)            --
                                                 ---------         -------
      Net cash provided by financing
       activities.............................     553,927          46,698
                                                 ---------         -------
Net increase (decrease) in cash and cash
 equivalents..................................     (46,410)         46,434
Cash and cash equivalents, beginning of
 period.......................................      46,434             --
                                                 ---------         -------
Cash and cash equivalents, end of period......   $      24         $46,434
                                                 =========         =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest.......................   $   5,631         $   --
                                                 =========         =======
 Issuance of units acquired with forgivable
  debt........................................   $     --          $ 3,250
                                                 =========         =======
 Dividends payable............................   $     177         $   --
                                                 =========         =======

                       See notes to financial statements.

                            NOVASTAR FINANCIAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

  NovaStar Financial, Inc. (NovaStar or the Company) is a Maryland corporation formed on September 13, 1996. The Company completed a private placement offering of units, consisting of convertible preferred stock and warrants in December 1996 (see Note 7). The Company acquires subprime mortgage loans and mortgage securities and manages the resulting portfolio of mortgage assets.

 Financial Statement Presentation

  The Company's financial statements have been prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the period. Actual results could differ from those estimates.

  The Company accounts for its investment in NFI Holding Corporation (Holding) using the equity method. NovaStar owns 100 percent of the nonvoting preferred stock of Holding, for which it receives 99 percent of any dividends paid by Holding. The preferred stock was purchased in February 1997 for $1,980,000. Holding owns 100 percent of the outstanding common stock of NovaStar Mortgage, Inc. (NMI). NMI serves as NovaStar's principal source of subprime mortgage loans. The founders of NovaStar own 100% of the common stock of Holding, and serve as officers and directors of Holding and NMI.

 Cash and Cash Equivalents

  The Company considers investments with maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 1996, cash equivalents include $35 million in commercial paper.

 Mortgage Securities

  Although the Company generally intends to hold its mortgage securities to maturity, it may on occasion deem it necessary to sell securities. Accordingly, the Company classifies all of its mortgage securities as available-for-sale and, therefore, reports them at their estimated fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Premiums are amortized as a yield adjustment over the estimated lives of the securities using the interest method. Gains or losses on sales of securities are recognized using the specific identification method.

 Mortgage Loans

  Mortgage loans include loans originated through NMI's wholesale production operation and those acquired in bulk pools from other originators and securities dealers. Loans are generally purchased at a premium over the outstanding principal balance. Mortgage loans are stated at amortized cost. Premiums paid are amortized as a yield adjustment over the estimated lives of the loans using the interest method.

  Interest is recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. Accrual of interest on non-performing loans is suspended when, in the opinion of management, the collection of interest or the related principal is less than probable. Any interest received on non-accrual loans is credited to principal.

                           NOVASTAR FINANCIAL, INC.

 Credit Risk

  NovaStar maintains an allowance for credit losses at a level it deems appropriate for both known losses and unidentified potential losses in its mortgage loan portfolio. The allowance for credit losses is based upon the assessment by management of various factors affecting its mortgage loan portfolio, including current and projected economic conditions, the makeup of the portfolio based on credit grade, delinquency status and other factors deemed to warrant consideration. The allowance is maintained through ongoing provisions charged to operating income, reduced by net charge-offs.

 Interest Rate Agreements

  The Company has entered into interest rate swap and cap agreements designed to, in effect, alter the interest rates on its funding costs to more closely match the yield on interest-earning assets. Net income earned from or expense incurred on these agreements is accounted for on the accrual method and is recorded as an adjustment to interest expense.

  The gain or loss on early termination, sale or disposition of an interest rate swap or cap agreement is recognized in current earnings when the matched funding source is also extinguished. When the matched funding source is not extinguished, the unrealized gain or loss on the related interest rate swap or cap agreement is deferred and amortized as a component of interest expense over the remaining term of the matched funding source. Subsequently, the unmatched swap or cap agreement is recorded at fair value with changes in the unrealized gains or losses recorded in current earnings.

 Pro Forma Net Loss Per Share

  Pro forma net loss per share is based on the weighted average shares of common stock and convertible preferred stock outstanding, including all warrants and options outstanding using the treasury stock method. For this purpose, all warrants and options have been considered to be outstanding for all periods presented, and the estimated initial offering price (see Note 12) has been used in applying the treasury stock method.

 Income Taxes

  NovaStar intends to operate and qualify as a real estate investment trust
(REIT) under the requirements of the Internal Revenue Code. Requirements for qualification as a REIT include various restrictions on ownership of the stock of NovaStar and certain restrictions on the nature of assets and sources of income. In addition, a REIT must distribute at least 95 percent of its annual taxable income to its stockholders. If in any tax year NovaStar does not qualify as a REIT, it will be taxed as a corporation and distributions to stockholders will not be deductible in computing taxable income. If the Company fails to qualify as a REIT in any tax year, it will not be permitted to qualify for the succeeding four years. For tax purposes, the REITs deduction for credit losses is limited to actual net charge-offs.

 New Accounting Pronouncements

  SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for secured borrowings and collateral, repurchase agreements, dollar rolls, securities lending and similar transactions, which transfers will be effective for transactions occurring after December 31, 1997. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales

                           NOVASTAR FINANCIAL, INC.

from transfers that are secured borrowings. Under the financial-components approach, after a transfer occurs, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. Management believes adoption of SFAS No. 125, as amended by SFAS No. 127, did and will not have a material effect on the financial position or results of operations, nor did or will adoption require any significant additional capital resources.

  SFAS No. 128, "Earnings Per Share" is effective for the fiscal year ending December 31, 1997, with earlier adoption prohibited. SFAS No. 128 supersedes APB Opinion No. 15 (APB No. 15) and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. SFAS No. 128 was issued to simplify the computation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and the International Accounting Standards Committee (IASC). It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS under APB No. 15. Retroactive application will be required.

NOTE 2. MORTGAGE SECURITIES

  Mortgage securities, all classified as available-for-sale, consist of the following as of June 30, 1997 (dollars in thousands):

                                      WEIGHTED            UNREALIZED
                                      AVERAGE  AMORTIZED ------------- CARRYING
                                        RATE     COST    GAINS  LOSSES  VALUE
Mortgage securities issued by:
  Federal National Mortgage
   Association.......................   8.02%  $270,821  $1,355  $20   $272,156
  Government National Mortgage
   Association.......................   7.88      8,334      29           8,363
  Federal Home Loan Mortgage
   Corporation.......................   8.44      3,826       8    5      3,829
                                               --------  ------  ---   --------
                                               $282,981  $1,392  $25   $284,348
                                               ========  ======  ===   ========

  As of December 31, 1996, mortgage securities consisted of obligations of the Federal National Mortgage Association with a weighted average rate of 7.77 percent. These securities had gross unrealized losses of $16,233.

  The contractual maturities of mortgage securities were approximately 25.7 years as of June 30, 1997. The expected maturities of mortgage securities may differ from contractual maturities since borrowers have the right to prepay the obligations.

  Proceeds from the sales of two mortgage securities during the six months ended June 30, 1997 were $99.8 million. Gross gains of $42,112 were realized on these sales.

  All mortgage securities are pledged as collateral under various borrowing arrangements as described in Note 4.

                           NOVASTAR FINANCIAL, INC.

NOTE 3. MORTGAGE LOANS

  Mortgage loans, all of which are secured by residential properties, consist of the following as of June 30, 1997 (in thousands):

      Outstanding principal........................................... $290,293
      Unamortized premium.............................................   14,157
                                                                       --------
      Amortized cost..................................................  304,450
      Reserve for credit losses.......................................     (718)
                                                                       --------
                                                                       $303,732
                                                                       ========

  Mortgage loans serve as collateral for various borrowing arrangements as discussed in Note 4.

  Collateral for approximately 36 percent of mortgage loans outstanding as of June 30, 1997 was located in California. The Company has no other significant concentration of credit risk. The Company expects the portfolio to become more diversified as a national sales force is fully developed. As of June 30, 1997, the Company's mortgage loans consisted primarily of single family mortgage residential loans, with interest rates ranging from 7.5 to 18.0 percent, none of which individually exceeded one percent of the outstanding aggregate balance of mortgage loans.

NOTE 4. BORROWINGS

  NovaStar has financed its mortgage assets through various arrangements, including repurchase agreements with brokerage firms and short-term advances from NMI. The Company reimburses NMI for any interest costs incurred related to borrowings of NMI to originate loans purchased by NovaStar (See note 9). The Company has a $300 million master repurchase agreement with Merrill Lynch Mortgage Capital, Inc. and Merrill Lynch Credit Corporation as its primary source of short-term financing. Borrowings under the master repurchase agreement bear interest at various rates priced in connection with respective purchases of mortgage assets. The master repurchase agreement matures in January 1998 and includes customary covenants. As of June 30, 1997, the Company was in compliance with all covenants under the agreement.

  Repurchase agreements used to finance mortgage securities bear interest at prevailing market rates and mature in 30 days to one year.

  The following table presents a summary of the Company's borrowings (dollars in thousands):

                                                                     AVERAGE
                                        AS OF JUNE 30, 1997       DAILY BALANCE
                                  -------------------------------  DURING THE
                                  WEIGHTED   WEIGHTED              SIX MONTHS
                                  AVERAGE  DAYS TO RESET              ENDED
                                    RATE    OR MATURITY  BALANCE  JUNE 30, 1997
Repurchase agreements secured by
 mortgage securities.............   6.00          8      $275,790   $ 56,226
Master repurchase agreement
 secured by mortgage loans.......   6.44          3       264,250    132,937
                                                         --------
    Total borrowings.............                        $540,040
                                                         ========

  No amounts were outstanding under borrowing arrangements as of December 31, 1996.

  Following is a summary of the resets or maturities of borrowings as of June 30, 1997 (in thousands):

                                              DAYS TO RESET OR MATURITY
                                      -----------------------------------------
                                                               90 AND
                                      DAILY 0 TO 30  30 TO 90 GREATER   TOTAL
Repurchase agreements secured by
 mortgage securities................. $--   $ 17,423 $11,261  $247,106 $275,790
Master repurchase agreement secured
 by mortgage loans...................  --    264,250     --        --   264,250
                                      ----  -------- -------  -------- --------
                                      $--   $281,673 $11,261  $247,106 $540,040
                                      ====  ======== =======  ======== ========

                           NOVASTAR FINANCIAL, INC.

  The Company uses interest rate swap and cap agreements to modify the interest rate on borrowings under its master repurchase agreement, aggregating $264,250,000 as of June 30, 1997. As discussed in Note 5, interest rate swap agreements having an aggregate notional amount of $191 million as of June 30, 1997 have been entered into whereby the Company pays a fixed rate of interest and receives from its counterparty a variable rate. The variable rate on the interest rate swap adjusts with the Company's borrowings under its master repurchase agreement. The Company has also entered into interest rate cap agreements with an aggregate notional amount of $75 million as of June 30, 1997. In accordance with the terms of the cap agreements, the Company will receive interest from its counterparty when rates rise above the cap rate. Cap rates for the Company's agreements are based on indexes similar to the index rates of the Company's borrowings. Any amounts received under the cap agreements will serve to lower the overall cost of financing for the Company.

  As discussed in note 12, the Company refinanced a significant portion of its borrowings under the master repurchase agreement on October 1, 1997 through the issuance of collateralized mortgage obligations.

NOTE 5. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  INTEREST RATE SWAP AND CAP AGREEMENTS NovaStar engages in various transactions which result in off-balance sheet risk. Interest rate swap and cap agreements are used in conjunction with on balance sheet liabilities to mitigate the exposure to variations in interest rates on interest-earning assets that are different from the variations in interest incurred on borrowings. These instruments involve, to varying degrees, elements of credit and market risk in addition to the amount recognized in the financial statements.

  Credit Risk. NovaStar is exposed to credit risk on derivatives, limited to the cost of replacing contracts should the counterparty fail. The contract or notional value is not at risk in derivative contracts. NovaStar seeks to minimize credit risk through the use of credit approval and review processes, the selection of only the most creditworthy counterparties, continuing review and monitoring of all counterparties, exposure reduction techniques and through legal scrutiny of agreements. Prior to engaging in negotiated derivative transactions with any counterparty, NovaStar has in place fully executed written agreements. Agreements with counterparties also call for full two-way netting of payments. Under such an agreement, on each payment exchange date all gains and losses of a counterparty are netted into a single amount, limiting exposure to the counterparty to any net positive value.

  Market Risk. The potential for financial loss due to adverse changes in market interest rates is a function of the sensitivity of each position to changes in interest rates, the degree to which each position can affect future earnings under adverse market conditions, the source and nature of funding for the position, and the net effect due to offsetting positions. The synthetic products created through these transactions are "matched" transactions for NovaStar. In these transactions, NovaStar generally does not take a market position which could either positively or negatively affect its market risk exposure. The combination of off-balance sheet instruments with on-balance sheet liabilities leaves NovaStar in a market risk position that is designed to be a better position than if the derivative had not been used in interest rate risk management. Derivatives instruments used in matched transactions as described above are classified as derivatives held for purposes other than trading. No derivatives were held for trading purposes during the periods ended December 31, 1996 and June 30, 1997.

  Other Risk Considerations. NovaStar is cognizant of the risks involved with financial derivatives. The Company's policies and procedures seek to mitigate risk associated with the use of financial derivatives in ways appropriate to its business activities, considering its risk profile as a limited end-user.

                            NOVASTAR FINANCIAL, INC.

  The Company did not enter into any interest rate agreements during 1996. Derivatives held for purposes other than trading consisted of the following as of June 30, 1997 (dollars in thousands):

                                                         WEIGHTED AVERAGE
                                   UNREALIZED  WEIGHTED   INTEREST RATE     ACCRUED INTEREST
                         NOTIONAL ------------ DAYS TO  ------------------ ------------------
                          VALUE   GAINS LOSSES MATURITY RECEIVABLE PAYABLE RECEIVABLE PAYABLE
Interest rate swap
 agreements--
  Fixed rate pay........ $191,000  $17   $282    681      5.80%     6.33%    $2,180   $2,206

  As of June 30, 1997, the Company had also entered into interest rate cap agreements with a notional amount of $75 million. Under the terms of these agreements, the Company receives a variable rate of interest when three-month LIBOR rises above a contractual rate for which it pays a monthly premium. The agreements have a weighted cap rate of 6.30 percent and have weighted average maturity of 542 days. The Company had no amounts receivable under these agreements as of June 30, 1997.

NOTE 6. STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan (the Plan) provides for the grant of qualified incentive stock options (ISOs), stock options not so qualified (NQSOs), deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights (DERs). ISOs may be granted to the officers and key employees of the Company. NQSOs and awards may be granted to the directors, officers, key employees, agents and consultants of the Company or any subsidiaries. Unless previously terminated by the Board of Directors, the Plan will terminate on September 1, 2006.

  In September 1996, options to acquire 10,000 shares of common stock were granted to non-officer directors for $.01 per share, an amount believed to be the fair value of such shares at that time. In December 1996, options to acquire 289,332 shares of common stock were granted to the founders (see note
7) for $15 per share, an amount believed to be greater than the fair value of such shares at that time. Also in December 1996, options to acquire 35,000 shares of common stock were granted to certain officers for $1.06 per share. The Company used an independent appraisal firm to value the options granted in 1996. The outside firm considered three valuation approaches in developing a value for the options, including (1) market comparison using comparable public companies (2) underlying asset method using the Company's individual assets and
(3) discounted future returns analysis based on an expected value discount model. These approaches considered the financial projections included in the Company's 1996 Private Placement Memorandum. In addition, in discounting future returns, various initial public offering scenarios at $18 per share were assigned an equal probability of occurring. The discount rate used in the model was developed by adding together the risk free rate (long-term treasury rate), a large capitalization stock risk premium, and a specific premium for the Company. The Company specific premium was based on the Company's comparison to other publicly traded companies and included the risk of small capitalization stocks. In accordance with the provisions of APB Opinion No. 25, the Company will recognize compensation expense for the difference between such exercise price and the estimated fair value of the underlying shares, aggregating approximately $50,000, over their vesting period. Such options, along with the options granted to non-officer directors, vest over 4 years, have ten year terms and were granted with DERs. Compensation recognized during the six months ended June 30, 1997 aggregated $18,000. The options granted to the founders vest only after a qualified initial public offering (IPO) of common stock at a price of at least $15 per share, and were granted without DERs. No additional options were granted after December 1996. As of June 30, 1997, no options have been exercised or are eligible to be exercised.

  If the Company had recorded expense based on the fair value of the stock options at the grant date under SFAS No. 123, the Company's net loss would not have been materially different than as presented herein. The weighted average minimum fair value of stock options granted during 1996 was estimated to be $0.18 per share

                            NOVASTAR FINANCIAL, INC.

on the date of the grant. This value was determined using the Black-Scholes option pricing model assuming an expected life of five years, an annual risk-free interest rate of 7.0 percent, no assumed volatility, and no annual expected dividend yield, as holders of common stock receive no dividend as long as preferred stock is outstanding.

  Pro forma net losses reflect only options granted and vested in fiscal 1996. Therefore, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma net loss amount described above because compensation expense is reflected over the options' vesting period.

NOTE 7. STOCKHOLDERS' EQUITY

  The Company was initially capitalized by its founders in September 1996. In December 1996, the Company successfully completed its private placement offering of 3,549,999 units. Each unit consists of one share of convertible preferred stock and one warrant which entitles the holder thereof to purchase one share of common stock for $15.00 per share. The underwriter received 100,000 warrants in addition to underwriting discounts. The preferred stock automatically converts to one share of common stock upon the closing of a qualified IPO of at least $20 million and a price per share of at least $15.00. Alternatively, the preferred stock may convert at a lesser amount of proceeds or a lower price, if approved by two-thirds of the preferred shareholders, or at any time after December 1999 at the option of the holder. As long as the preferred stock is outstanding, holders thereof will receive 100 percent of dividends paid. The warrants become exercisable within six months following the closing of a qualified IPO and will remain exercisable until the third anniversary at an exercise price of $15.00 per share. The Company raised $47 million in the offering, net of $3 million of offering expenses.

  In addition, 216,666 units were issued in equal amounts to the two founders at a price of $15.00 per unit upon the closing of the private placement offering. Payment for such units was made by the founders delivering to the Company forgivable promissory notes, bearing interest at eight percent per annum and secured by the units acquired. Interest accrues during the first year and is added to principal due under the note. Thereafter, interest is payable quarterly, upon forgiveness or at maturity of the notes on December 31, 2001. The principal amount of the notes will be divided into three equal tranches. Payment of principal on each tranche will be forgiven if certain incentive performance tests are achieved. These notes have been reflected as a reduction of stockholders' equity in the accompanying consolidated balance sheets. The forgiveness of the notes will result in compensation expense during the periods of forgiveness.

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made using amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies could have a material impact on the estimated fair value amounts.

  The estimated fair values of the Company's financial instruments as of June 30, 1997 are as follows (dollars in thousands):

                                                      CARRYING VALUE FAIR VALUE
      Financial assets:
        Mortgage securities..........................    $284,348     $284,348
        Mortgage loans...............................     303,732      304,681
      Financial liabilities:
        Repurchase agreements........................     540,040      541,038
      Off-balance sheet items--interest rate
       agreements....................................                    1,180

                            NOVASTAR FINANCIAL, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


  Market quotations are received for estimating the fair value of mortgage securities. The fair value of all other financial instruments is estimated by discounting projected future cash flows, including projected prepayments for mortgage loans, at prevailing market rates. The fair value of cash and cash equivalents and accrued interest receivable and payable approximates its carrying value.

  As of December 31, 1996, fair values of financial instruments approximated carrying values.

NOTE 9. RELATED PARTY TRANSACTIONS

  NovaStar and NMI are parties to a Mortgage Loan Purchase and Sale Agreement, an Administrative Services Outsourcing Agreement and, effective July 15, 1997, a Loan Servicing Agreement. Under the terms of the Mortgage Loan Purchase and Sale Agreement, mortgage loans originated by NMI are purchased by the Company at prices that vary with the nature and terms of the underlying mortgage loans. Through June 30, 1997, all mortgage loans originated by NMI were acquired by the Company. Under the Outsourcing Services Agreement, the Company pays NMI a fixed monthly fee for providing certain services, including the development of loan products, underwriting, funding, and quality control, as well as for any interest costs incurred related to borrowings obtained by NMI to originate loans that are purchased by NovaStar. The Company paid NMI $1,250,000 during the six months ended June 30, 1997 related to outsourcing services performed by NMI in the areas of loan product development, underwriting, funding and quality control. In addition, through June 30, 1997, NovaStar had purchased 100 percent of the mortgage loans originated by NMI. In that regard, NovaStar reimbursed NMI $440,000 of interest for the six month period then ended. The Company has reflected such cost as interest expense in the accompanying statement of operations.

NOTE 10. INCOME TAXES

  NovaStar has elected to be taxed as a REIT and accordingly will deduct, for income tax purposes, dividends paid on its common and preferred stock. Because NovaStar intends to pay dividends in amounts approximating its taxable income for the year ended December 31, 1997, no provision for income tax on the earnings of NovaStar have been provided in the accompanying financial statements.

NOTE 11. COMMITMENTS AND CONTINGENCIES

  The Company leases facilities and equipment under operating leases. Rent expense and future obligations under these leases are not material to the financial statements.

  In the normal course of its business, the Company is subject to various legal proceedings and claims, the resolution of which, in the opinion of management, will not have a material adverse effect on the Company's financial condition or results of operations.

NOTE 12. SUBSEQUENT EVENTS

  Subsequent to June 30, 1997, the Company filed a registration statement on Form S-11 for the purpose of registering 3,750,000 shares of common stock for sale in an initial public offering. The Company expects to issue these shares at $17.00 per share.

  The Company issues Collateralized Mortgage Obligations (CMOs) secured primarily by subprime residential mortgage loans as a means to finance its long-term mortgage asset portfolio. For accounting and income tax purposes, the mortgage loans financed through the issuance of CMOs are treated as assets of the Company and the CMOs are treated as debt of the Company. Each issue of CMOs is fully payable from the principal and interest payments on the underlying mortgage loans collateralizing such debt. The Company issued its first CMO on October 1, 1997 in a private transaction. Approximately $275 million in mortgage loans serve as collateral for debt issued with a face amount of $265 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NFI Holding Corporation:

  We have audited the accompanying consolidated balance sheet of NFI Holding Corporation and subsidiary as of June 30, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from February 6, 1997 (inception) to June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NFI Holding Corporation and subsidiary as of June 30, 1997 and the consolidated results of their operations and their cash flows for the period from February 6, 1997 (inception) to June 30, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Kansas City, Missouri
July 25, 1997

                            NFI HOLDING CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

ASSETS
  Cash and cash equivalents........................................... $   849
  Due from NovaStar Financial, Inc....................................  14,112
  Other assets........................................................     571
                                                                       -------
      Total assets.................................................... $15,532
                                                                       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities:
    Borrowings........................................................ $13,600
    Accounts payable and accrued expenses.............................     368
                                                                       -------
      Total liabilities...............................................  13,968
  Commitments and contingencies
  Stockholders' equity:
    Common stock, $0.01 par value, 1,000 shares authorized; 200 shares
     outstanding......................................................     --
    Preferred stock, $0.01 par value, 10,000 shares authorized; 1,980
     shares outstanding...............................................     --
    Additional paid-in capital........................................   2,000
    Accumulated deficit...............................................    (436)
                                                                       -------
      Total stockholders' equity......................................   1,564
                                                                       -------
      Total liabilities and stockholders' equity...................... $15,532
                                                                       =======


                See notes to consolidated financial statements.

                            NFI HOLDING CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

       FOR THE PERIOD FROM FEBRUARY 6, 1997 (INCEPTION) TO JUNE 30, 1997
                                 (IN THOUSANDS)

Fee income:
  Service fees received from NovaStar Financial, Inc................... $1,250
  Other................................................................     43
                                                                        ------
    Total fee income...................................................  1,293
General and administrative expenses:
  Compensation and benefits............................................    763
  Professional and outside services....................................    347
  Office administration................................................    222
  Travel and public relations..........................................    197
  Occupancy............................................................    110
  Other................................................................     90
                                                                        ------
    Total general and administrative expenses..........................  1,729
                                                                        ------
Net loss............................................................... $ (436)
                                                                        ======


                See notes to consolidated financial statements.

                            NFI HOLDING CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

       FOR THE PERIOD FROM FEBRUARY 6, 1997 (INCEPTION) TO JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                            ADDITIONAL                 TOTAL
                           COMMON PREFERRED  PAID-IN   ACCUMULATED STOCKHOLDERS'
                           STOCK    STOCK    CAPITAL     DEFICIT      EQUITY
Balance, February 6,
 1997....................   $--     $--       $  --       $ --        $  --
Issuance of 200 shares of
 common stock............    --      --           20        --            20
Issuance of 1,980 shares
 of preferred stock......    --      --        1,980        --         1,980
Net loss.................    --      --          --        (436)        (436)
                            ----    ----      ------      -----       ------
Balance, June 30, 1997...   $--     $--       $2,000      $(436)      $1,564
                            ====    ====      ======      =====       ======





                See notes to consolidated financial statements.

                            NFI HOLDING CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

       FOR THE PERIOD FROM FEBRUARY 6, 1997 (INCEPTION) TO JUNE 30, 1997
                                 (IN THOUSANDS)

CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss........................................................... $   (436)
  Adjustments to reconcile net loss to cash used in operating activities:
    Change in:
      Due from NovaStar Financial, Inc...............................  (14,112)
      Other assets...................................................     (571)
      Accounts payable and accrued expenses..........................      368
                                                                      --------
        Net cash used in operating activities........................  (14,751)
CASH FLOW FROM INVESTING ACTIVITIES:
  Mortgage loans originated..........................................  (92,781)
  Proceeds from sales of mortgage loans to NovaStar Financial, Inc...   92,781
                                                                      --------
        Net cash provided by investing activities....................      --
CASH FLOW FROM FINANCING ACTIVITIES:
  Net borrowings under warehouse line of credit......................   13,600
  Proceeds from issuance of capital stock............................    2,000
                                                                      --------
        Net cash provided by financing activities....................   15,600
                                                                      --------
  Net increase in cash and cash equivalents..........................      849
  Cash and cash equivalents, beginning of period.....................      --
                                                                      --------
  Cash and cash equivalents, end of period........................... $    849
                                                                      ========



                See notes to consolidated financial statements.

                            NFI HOLDING CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Business

  NFI Holding Corporation (Holding or the Company) was incorporated on February 6, 1997. In connection therewith, two individuals contributed $20,000 and their common stock ownership in NovaStar Mortgage, Inc. in exchange for shares of the Company's common stock. At that same time NovaStar Financial, Inc. (NovaStar) purchased 100% of the Company's preferred stock for $1,980,000. The Company's two common stockholders are also officers, directors and common stockholders of NovaStar. Substantially all of the proceeds from the Company's initial capitalization were contributed to NMI, a company incorporated by these same two individuals in June 1996.

  NMI had no operations, revenues or expenses prior to February 1997, when it began originating subprime mortgage loans through a network of wholesale brokers and correspondents. NMI generally intends to sell the mortgage loans it originates to NovaStar. Effective July 15, 1997, NMI began servicing mortgage loans on behalf of NovaStar. Holding has no substantive operations of its own and, therefore, its consolidated financial statements generally reflect the operations of NMI.

 Financial Statement Presentation

  The Company's consolidated financial statements include the accounts of Holding and NMI, and have been prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash on hand and demand deposits.

 Sale of Mortgage Loans

  NMI generally sells the mortgage loans it originates to NovaStar at the time of funding. Accordingly, no interest income is earned from mortgage loans. Loans are sold to NovaStar at NMI's cost, including deferred fees received and direct costs incurred.

 Income Taxes

  The Company will file consolidated income tax returns with NMI. The Company will record deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 New Accounting Pronouncements

  SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, is effective for transactions occurring after December 31, 1996, except for secured borrowings, repurchase agreements, dollar rolls, securities lending and similar transactions, for which SFAS 125 is effective for transactions occurring after December 31, 1997. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of a financial-components approach that focuses on control. It distinguishes transfers that are sales from those that are secured borrowings. Under SFAS 125, after a transfer of financial assets, an entity recognizes all assets it controls and liabilities it has incurred, and derecognizes assets it no longer controls and liabilities that have been extinguished. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The adoption of SFAS No. 125, as amended by SFAS No. 127, will not have a material effect on the Company's financial position or results of operations.

NOTE 2. RELATED PARTY TRANSACTIONS

  Under the terms of the Company's Certificate of Incorporation, NovaStar, by virtue of its preferred stock investment, is entitled to 99 percent of the dividends, if any, that are paid by the Company.

  In addition, NovaStar and NMI are parties to a Mortgage Loan Purchase and Sale Agreement, an Administrative Services Outsourcing Agreement and, effective July 15, 1997, a Loan Servicing Agreement. Under the terms of the Mortgage Loan Purchase and Sale Agreement, mortgage loans originated by NMI are purchased by NovaStar at prices that vary with the nature and terms of the underlying mortgage loans. Through June 30, 1997, all mortgage loans originated by NMI were sold to NovaStar. Under the Outsourcing Services Agreement, NovaStar pays NMI a fixed monthly fee for providing certain services, including the development of loan products, underwriting, funding, and quality control, as well as for any interest costs incurred related to borrowings obtained by NMI to originate loans that are purchased by NovaStar. NovaStar paid NMI $1,250,000 during 1997 related to outsourcing services performed by NMI in the areas of loan product development, underwriting funding and quality control. In addition, through June 30, 1997, NovaStar had purchased 100 percent of the mortgage loans originated by NMI. In that regard, NovaStar reimbursed NMI $440,000 of interest for the six month period then ended. As a result of the reimbursement, the accompanying 1997 statement of operations does not reflect any interest expense.

NOTE 3. BORROWINGS

  As of June 30, 1997, borrowings represent advances under NMI's $50 million warehouse line of credit with First Union National Bank. Advances under this agreement bear interest at the Federal Funds rate plus a spread (8.12 percent as of June 30, 1997) with interest payable monthly. The average daily balance under this facility during the period ended June 30, 1997 was $13.7 million. The warehouse facility matures in February 1998 and includes financial and non-financial covenants. As the interest rate resets daily on amounts outstanding under the warehouse line of credit, fair value is the same as carrying value. As discussed in note 2, NMI is reimbursed by NovaStar for any interest cost incurred related to Mortgage loans purchased by NovaStar.

NOTE 4. INCOME TAXES

  As a newly formed entity, the Company has not recorded an income tax benefit related to the net loss incurred through June 30, 1997. That loss will be available to offset future profits, and the related tax benefit will be recognized when the Company demonstrates the ability to achieve profitability.

NOTE 5. COMMITMENTS AND CONTINGENCIES

  NMI leases certain facilities and equipment under various operating lease agreement. Rent expense and future obligations under these leases are not material to the consolidated financial statements.

  In the normal course of its business, the Company is subject to various legal proceedings and claims, the resolution of which, in the opinion of management, will not have a material adverse effect on the Company's consolidated financial condition or results of operations.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

      SEC Registration................................................. $ 50,000
      Exchange Listing Fee.............................................   70,000
      Legal Fees and Expenses..........................................   15,000
      Accounting Fees and Expenses.....................................    5,000
      Printing Fees....................................................    5,000
      Other............................................................    5,000
                                                                        --------
          Total........................................................ $150,000
                                                                        ========

ITEM 32. SALES TO SPECIAL PARTIES.

  None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

  In September and December 1996 the Registrant sold 216,666 shares of Common Stock to the two founders of the Registrant for $2,167 cash. Such shares were sold without registration under the Securities Act of 1933, as amended (the "Act"), in reliance on the exemption provided by Section 4(2) thereof.

  In December 1996 the Registrant sold an aggregate of 3,333,333 Units, each Unit consisting of one share of Class A Convertible Preferred Stock and one Stock Purchase Warrant, to approximately 180 "accredited investors" (as such term is defined under Rule 501(a) promulgated under the Act) for $49,999,995 cash and an additional 216,666 Units to the two founders of the Registrant for $3,249,999 in forgivable notes. Stifel, Nicolaus & Company, Incorporated acted as placement agent (the "Placement Agent") in connection with such issuance and received commissions and reimbursement of expenses totaling approximately $3,000,000 along with 100,000 Stock Purchase Warrants. Such shares were sold without registration under the Securities Act of 1933, as amended, in reliance on the exemption provided by Section 4(2) thereof and on Regulation D promulgated thereunder.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

  The law also provides for comparable indemnification for corporate officers and agents.

  The Registrant's Articles of Incorporation provide that its directors and officers shall, and its agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

  The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles of Incorporation contain a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

  The Purchase Terms Agreement, Registration Rights Agreement and Founders Registration Rights Agreement, included as Exhibits 10.1, 10.2 and 10.4, respectively, to this Registration Statement, provide for indemnification of the Registrant, its directors and certain of its officers against certain liabilities, including liabilities under the Act.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

  Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

  (a) FINANCIAL STATEMENTS (EACH INCLUDED IN THE PROSPECTUS):

    Balance Sheets
    Statements of Operations
    Statements of Stockholders' Equity
    Statements of Cash Flows
    Notes to Consolidated Financial Statements

  (b) EXHIBITS:

      3.1 ** Articles of Amendment and Restatement of the Registrant
      3.2 ** Articles Supplementary of the Registrant
      3.3 ** Bylaws of the Registrant
      4.1 ** Specimen Common Stock Certificate
      4.2 ** Specimen Warrant Certificate
      5.1 Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
      5.2 * Opinion of Piper & Marbury L.L.P., as to legality (including consent of such firm)
      8.1 Opinion of Jeffers, Wilson, Shaff & Falk, LLP, as to certain tax matters (including consent of such firm)
     10.1 ** Purchase Terms Agreement, dated December 6, 1996, between the
              Registrant and the Placement Agent.
     10.2 ** Registration Rights Agreement, dated December 9, 1996, between the
              Registrant and the Placement Agent.

     10.3 ** Warrant Agreement, dated December 9, 1996, between the Registrant and the Holders of the Warrants Acting Through the Registrant as
              the Initial Warrant Agent.
     10.4 ** Founders Registration Rights Agreement, dated December 9, 1996, between the Registrant and the original holders of Common Stock of the Registrant.
     10.5 ** Commitment Letter dated October 3, 1996 from General Electric
              Capital Group accepted by the Registrant.
     10.6 ** Master Repurchase Agreement dated as of January 31, 1997 among
              Merrill Lynch Mortgage Capital Inc., Merrill Lynch Credit
              Corporation and the Registrant.
     10.7    Mortgage Loan Warehousing Agreement dated as of November 24, 1997 among First Union National Bank, NovaStar Mortgage, Inc. and the
              Registrant.
     10.8 ** Employment Agreement, dated September 30, 1996, between the
              Registrant and Scott F. Hartman.
     10.9 ** Employment Agreement, dated September 30, 1996, between the
              Registrant and W. Lance Anderson.
     10.10** Promissory Note by Scott F. Hartman to the Registrant, dated
              December 9, 1996.
     10.11** Promissory Note by W. Lance Anderson to the Registrant, dated
              December 9, 1996.
     10.12** Stock Pledge Agreement between Scott F. Hartman and the
              Registrant, dated December 9, 1996.
     10.13** Stock Pledge Agreement between W. Lance Anderson and the
              Registrant, dated December 9, 1996.
     10.14** 1996 Executive and Non-Employee Director Stock Option Plan, as
              last amended December 6, 1996.
     10.15** Administrative Services Outsourcing Agreement, dated June 30,
              1997, between the Registrant and NovaStar Mortgage, Inc.
     10.16** Mortgage Loan Sale and Purchase Agreement, dated as of June 30,
              1997, between the Registrant and NovaStar Mortgage, Inc.
     10.17** Flow Loan Subservicing Agreement, dated as of June 30, 1997, between the Registrant and NovaStar Mortgage, Inc.
     10.18** Certificate of Incorporation of NFI Holding Corporation.
     10.19** Agreement of Shareholders of Common Stock NFI Holding Corporation.
     11.1    Statement regarding computation of per share earnings.
     21.1    Subsidiaries of the Registrant (set forth in "Prospectus Summary,"
              "The Company" and "Certain Transactions" in the Prospectus)
     23.1    Consent of Tobin & Tobin, a professional corporation (included in
              Exhibit 5.1)
     23.2    Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)
     23.3    Consent of Jeffers, Wilson, Shaff & Falk, LLP (included in Exhibit
              8.1)
     23.4    Consent of KPMG Peat Marwick LLP.
     24.1    Power of Attorney (set forth on signature page)
     27.1    Financial Data Schedule

--------
*  To be filed by amendment.
** Incorporated by reference to the correspondingly numbered Exhibit to the Registration Statement on Form S-11 (373-32327) filed by the Registrant with the Securities and Exchange Commission on July 29, 1997, as amended.

ITEM 39. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS SHELF REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WESTWOOD, STATE OF KANSAS, ON DECEMBER 29, 1997.

                                          Novastar Financial, Inc.

                                                  /s/ Scott F. Hartman
                                          By: _________________________________
                                                    Scott F. Hartman
                                             Chairman of the Board and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott F. Hartman, W. Lance Anderson, Mark J. Kohlrus and Rodney E. Schwatken, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities including his or her capacity as a director and/or officer of NovaStar Financial, Inc., to sign any and all amendments (including post-effective amendments) to this Shelf Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS SHELF REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ Scott F. Hartman           Chairman of the Board, Chief  December 29, 1997
____________________________________  Executive Officer and
          Scott F. Hartman            Director (Principal
                                      Executive Officer)

      /s/ W. Lance Anderson          President, Chief Operating    December 29, 1997
____________________________________  Officer and Director
         W. Lance Anderson

       /s/ Mark J. Kohlrus           Senior Vice President,        December 29, 1997
____________________________________  Treasurer and Chief
          Mark J. Kohlrus             Financial Officer
                                      (Principal Financial
                                      Officer)

     /s/ Rodney E. Schwatken         Vice President, Controller,   December 29, 1997
____________________________________  and Assistant Treasurer
        Rodney E. Schwatken           (Principal Accounting
                                      Officer)

     /s/ Gregory T. Barmore          Director                      December 29, 1997
____________________________________
         Gregory T. Barmore

      /s/ Edward W. Mehrer           Director                      December 29, 1997
____________________________________
          Edward W. Mehrer

                                     Director                      December 29, 1997
____________________________________
          Jenne K. Britell


                                 EXHIBIT INDEX

     EXHIBIT
       NO.                         DESCRIPTION OF DOCUMENT
     -------                       -----------------------
      3.1 ** Articles of Amendment and Restatement of the Registrant
      3.2 ** Articles Supplementary of the Registrant
      3.3 ** Bylaws of the Registrant
      4.1 ** Specimen Common Stock Certificate
      4.2 ** Specimen Warrant Certificate
      5.1    Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
      5.2 *  Opinion of Piper & Marbury L.L.P., as to legality (including consent of such firm)
      8.1    Opinion of Jeffers, Wilson, Shaff & Falk, LLP, as to certain tax matters (including consent of such firm)
     10.1 ** Purchase Terms Agreement, dated December 6, 1996, between the
              Registrant and the Placement Agent.
     10.2 ** Registration Rights Agreement, dated December 9, 1996, between the
              Registrant and the Placement Agent.
     10.3 ** Warrant Agreement, dated December 9, 1996, between the Registrant and the Holders of the Warrants Acting Through the Registrant as
              the Initial Warrant Agent.
     10.4 ** Founders Registration Rights Agreement, dated December 9, 1996, between the Registrant and the original holders of Common Stock of the Registrant.
     10.5 ** Commitment Letter dated October 3, 1996 from General Electric
              Capital Group accepted by the Registrant.
     10.6 ** Master Repurchase Agreement dated as of January 31, 1997 among
              Merrill Lynch Mortgage Capital Inc., Merrill Lynch Credit
              Corporation and the Registrant.
     10.7    Mortgage Loan Warehousing Agreement dated as of November 24, 1997 among First Union National Bank, Nova-Star Mortgage, Inc., and
              the Registrant.
     10.8 ** Employment Agreement, dated September 30, 1996, between the
              Registrant and Scott F. Hartman.
     10.9 ** Employment Agreement, dated September 30, 1996, between the
              Registrant and W. Lance Anderson.
     10.10** Promissory Note by Scott F. Hartman to the Registrant, dated
              December 9, 1996.
     10.11** Promissory Note by W. Lance Anderson to the Registrant, dated
              December 9, 1996.
     10.12** Stock Pledge Agreement between Scott F. Hartman and the
              Registrant, dated December 9, 1996.
     10.13** Stock Pledge Agreement between W. Lance Anderson and the
              Registrant, dated December 9, 1996.
     10.14** 1996 Executive and Non-Employee Director Stock Option Plan, as
              last amended December 6, 1996.
     10.15** Administrative Services Outsourcing Agreement, dated June 30,
              1997, between the Registrant and NovaStar Mortgage, Inc.
     10.16** Mortgage Loan Sale and Purchase Agreement, dated as of June 30,
              1997, between the Registrant and NovaStar Mortgage, Inc.

     EXHIBIT
       NO.                         DESCRIPTION OF DOCUMENT
     -------                       -----------------------
     10.17** Flow Loan Subservicing Agreement, dated as of June 30, 1997, between the Registrant and NovaStar Mortgage, Inc.
     10.18** Certificate of Incorporation of NFI Holding Corporation.
     10.19** Agreement of Shareholders of Common Stock NFI Holding Corporation.
     11.1    Statement regarding computation of per share earnings.
     21.1    Subsidiaries of the Registrant (set forth in "Prospectus Summary,"
              "The Company" and "Certain Transactions" in the Prospectus)
     23.1    Consent of Tobin & Tobin, a professional corporation (included in
              Exhibit 5.1)
     23.2    Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)
     23.3    Consent of Jeffers, Wilson, Shaff & Falk, LLP (included in Exhibit
              8.1)
     23.4    Consent of KPMG Peat Marwick LLP.
     24.1    Power of Attorney (set forth on signature page)
     27.1    Financial Data Schedule

--------
*  To be filed by amendment.
** Incorporated by reference to the correspondingly numbered Exhibit to the Registration Statement on Form S-11 (373-32327) filed by the Registrant with the Securities and Exchange Commission on July 29, 1997, as amended.